As filed with the Securities and Exchange Commission on February 4, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NLS Pharmaceutics Ltd.

(Exact name of registrant as specified in its charter)

Switzerland	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Puglisi & Associates
The Circle 6	850 Library Ave., Suite 204
8058 Zurich, Switzerland	Newark, DE 19711
Tel: +41.44.512.2150	Tel: (302) 738-6680
(Address, including zip code, and telephone number, including	(Name, address, including zip code, and telephone
area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Dr. Matthias Courvoisier
Howard E. Berkenblit, Esq.	Baker McKenzie Switzerland AG
Ron Ben-Bassat, Esq.	Holbeinstrasse 30
Sullivan & Worcester LLP	Zurich, Switzerland 8034
1251 Avenue of the Americas	Tel: +41 44 384 14 14
New York, NY 10020
Tel: (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 4, 2025

Up to 645,161 Common Shares

This prospectus relates to the resale, from time to time by the selling shareholder, or the Selling Shareholder, identified in this prospectus of up to 645,161 of our common shares, par value CHF 0.03 per share, or the Common Shares, consisting of: (i) 161,290 Common Shares issued in a private placement pursuant to a December 2024 securities purchase agreement, or the December SPA, (ii) 75,000 Common Shares issued pursuant to an October 2024 securities purchase agreement, or the October Debt SPA, and (iii) 408,871 Common Shares issuable upon the conversion of certain of the Company’s preferred participation certificates, par value CHF 0.03 per certificate, or the PPCs, pursuant to the October Debt SPA.

The Selling Shareholder is identified in the table commencing on page 76. No Common Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder. All net proceeds from the sale of the Common Shares covered by this prospectus will go to the Selling Shareholder. The Selling Shareholder may sell all or a portion of the Common Shares from time to time in market transactions through any market on which our Common Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Common Shares trade on the Nasdaq Capital Market, or Nasdaq, under the symbol “NLSP.” On February 3, 2025, the last reported sale price of our Common Shares on Nasdaq was $2.17 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 29 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2025.

i

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder have authorized anyone to provide you with different information. Neither we nor the Selling Shareholder are offering to sell the Common Shares, nor we are seeking offers to buy the Common Shares, in any jurisdictions where offers and sales are not permitted. The information contained in this prospectus and the documents incorporated by reference into this prospectus are accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Common Shares.

We are organized under the laws of Switzerland and our registered office and domicile is located in Kloten (Zurich), Switzerland. Moreover, the majority of our directors and senior management are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the United States. See “Enforceability of Civil Liabilities” for additional information.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “NLS” refer to NLS Pharmaceutics Ltd., and its wholly owned subsidiary, NLS Pharmaceutics Inc., a Delaware corporation.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars,” “USD” or “$” mean U.S. dollars, and references to “CHF” are to the Swiss Franc. U.S. dollar translations of CHF amounts presented in this prospectus were done on different dates in accordance with the date as of such entry in the Company’s books and are derived from our audited financial statements incorporated by reference in this prospectus. U.S. dollar translations of CHF amounts presented in this prospectus that are not derived from our audited financial statements incorporated by reference in this prospectus are translated using the rate of CHF 1.00 to $1.1034, based on the exchange rate provided by the Swiss Federal Tax Administration on December 31, 2024.

All information included herein relating to shares or price per share reflects the 1-for-40 reverse split effected by us on September 27, 2024. Further, on January 14, 2025, the shareholders of the Company approved a change in the par value of our Common Shares from CHF 0.80 to CHF 0.03 per share, effective January 17, 2025.

ii

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholder identified in this prospectus may offer from time to time up to 645,161 of our Common Shares, consisting of: (i) 161,290 Common Shares issued in a private placement pursuant to the December SPA, (ii) 75,000 Common Shares issued pursuant to the October Debt SPA, and (iii) 408,871 Common Shares issuable upon the conversion of certain of the Company’s PPCs pursuant to the October Debt SPA.

The Company has supplied all information contained or incorporated by reference into this prospectus relating to the Company, and Kadimastem Ltd. has supplied all information contained or incorporated by reference into this prospectus relating to Kadimastem Ltd.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Shares. Before you decide to invest in our Common Shares, you should read the entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes thereto and the other information incorporated by reference herein.

The Company

We are a clinical-stage biopharmaceutical company focused on the discovery and development of innovative therapies for patients with rare and complex central nervous system, or CNS, disorders with unmet medical needs. Our lead compound mazindol, a triple monoamine reuptake inhibitor and partial orexin receptor 2 agonist, in a proprietary extended-release, or ER, formulation, is being developed for the treatment of narcolepsy (lead indication) and attention deficit hyperactivity disorder, or ADHD (follow-on indication). We believe that this dual mechanism of action will also enable mazindol ER to provide potential therapeutic benefit in other rare and complex CNS disorders. CNS disorders are a diverse group of conditions that include neurological, psychiatric, and substance use disorders. However, treatment options for these conditions are often limited, inadequate or nonexistent, and the development of new CNS treatments generally trails behind other therapeutic areas. We are pursuing the development of the next generation of CNS therapies with high medical impact to address this critical and growing unmet need. Our dual development strategy is designed to optimize the outcome of our clinical programs by developing new chemical entities from known molecules with strong scientific rationale, and also by re-defining previously approved molecules with well-established tolerability and safety profiles, as determined by applicable regulatory agencies. We believe that our streamlined clinical development approach has the potential to advance our product candidates rapidly through early-stage clinical trials, while carrying an overall lower development risk. A lower development risk, we believe, exists with respect to the development of our lead product candidate, Quilience, and follow-on product candidate, Nolazol, due to their use of mazindol as the active ingredient, which was previously approved and marketed in the United States, Japan and Europe to manage exogenous obesity (obesity caused by overeating).

Agreement and Plan of Merger with Kadimastem

On November 4, 2024, the Company, NLS Pharmaceutics (Israel) Ltd., an Israeli company and a wholly owned subsidiary of the Company, or the Merger Sub, and Kadimastem Ltd. an Israeli publicly traded company limited by shares (TASE: KDST), or Kadimastem, entered into an Agreement and Plan of Merger, or the Merger Agreement, pursuant to which (i) Merger Sub will merge with and into Kadimastem, with Kadimastem as the surviving company, or the Merger, and (ii) at the effective time of the Merger, or the Effective Time, each issued and outstanding ordinary share of Kadimastem, no par value, each a Kadimastem Ordinary Share, will be exchanged for and automatically converted into the right to receive from the Company that certain number of fully paid and nonassessable Common Shares as calculated in accordance with the terms of the Merger Agreement, or the Exchange Ratio. The initial Exchange Ratio is estimated to result in Kadimastem shareholders holding approximately 85% of the issued and outstanding Common Shares, subject to certain adjustments as of the closing of the Merger, or the Closing, including as a result of estimated closing cash of NLS and Kadimastem and estimated closing indebtedness of NLS. The target fully diluted share split of 85% / 15% is subject to adjustment pursuant to the terms of the Merger Agreement, including as a result of estimated closing cash of NLS and Kadimastem and estimated closing indebtedness of NLS. Based on the cash balance of NLS following the Company’s recent financing dated October 2024 and December 2024.

The Merger Agreement provides that, upon the terms and subject to the conditions thereof, following the Closing, the Company shall work diligently to dispose of any intellectual property, assets, rights, contracts, agreements, leases, arrangements (regardless of form), approvals, licenses, permits, whether current or future, whether or not contingent, of the Company and its subsidiaries related solely to any product candidate of the Company and its subsidiaries, other than the Company’s Dual Orexin Agonist platform, or such assets to be disposed, the Legacy Assets. It is expected that the proceeds from any such disposition will be distributed to the shareholders and warrantholders of the Company as of immediately prior to the Effective Time pursuant to the terms and conditions of a contingent value rights agreement, substantially in the form attached to the Merger Agreement, or the CVR Agreement, subject to the adjustments set forth therein.

At the Effective Time, each:

●	Kadimastem Ordinary Share issued and outstanding immediately prior to the Effective Time will be exchanged for and converted into the right to receive a number of newly issued, fully paid and nonassessable Common Shares equal to the Exchange Ratio;

●	option, restricted share unit, restricted share, warrant or other rights issued and outstanding, whether vested or unvested, to purchase Kadimastem Ordinary Shares, shall be assumed by the Company and converted into an option, warrant, other award, or right, as applicable, to purchase Common Shares in accordance with the terms of the Merger Agreement; and

●	each Common Share issued and outstanding immediately prior to the Effective time, and each Common Share acquirable upon the exercise of outstanding warrants and pre-funded warrants of the Company, shall continue to remain outstanding and, in addition, be entitled to a contingent value right, or CVR, pursuant to the terms of the Merger Agreement and the CVR Agreement.

The Merger Agreement and the consummation of the transactions contemplated thereby have been approved by the Company’s board of directors, or the Board, and Kadimastem’s board of directors and shareholders. The Board has resolved, subject to customary exceptions, to recommend that the shareholders of the Company approve the Merger Agreement and the transactions contemplated therein.

The Company’s officers (other than Mr. Konofal who shall remain in a part-time position with the Company) and members of the Board as of the Effective Time will resign and it is anticipated that Kadimastem’s executive officers and members of its board of directors as of the Effective Time will become the Company’s executive officers and members of the Board, respectively; provided, however, that Mr. Alexander Zwyer shall not resign as a member of the Board at the Effective Time and shall remain as a member of the Board and, following the Closing, the Company shall have the right to appoint to the Board one individual nominated in writing by Mr. Zwyer and acceptable to the Company, which shall continue to be nominated and recommended by the Company for election by its shareholders for a period of one year following the Closing.

The Merger Agreement contains representations, warranties and covenants by the Company, Merger Sub, and Kadimastem that are customary for a transaction of this nature, including among others, covenants regarding the conduct of the Company’s business during the pendency of the transactions contemplated by the Merger Agreement, the conduct of Kadimastem’s business during the pendency of the transactions contemplated by the Merger Agreement, public disclosures and the use of reasonable best efforts to make all filings required by governmental entities following the execution of the Merger Agreement. In addition, certain covenants require each of the parties to use, subject to the terms and conditions of the Merger Agreement, their reasonable best efforts to consummate the Merger.

The Merger Agreement contains closing conditions that are customary for a transaction of this nature, including the requirement for approval by the shareholders of each of Kadimastem and the Company. The Merger has been approved by the shareholders of Kadimastem and is expected to be voted upon by the shareholders of the Company. In addition, the Merger Agreement requires the Company to have paid off, redeemed or satisfied all of its trade and vendor payables, and all of its debts to its officers, directors and shareholders. The Merger Agreement requires the Company to have at least $600,000 in cash at the Closing and requires Kadimastem to have at least $3,500,000 in cash at the Closing, in each case subject to adjustments as set forth in the Merger Agreement. Based on the proceeds received by the Company following its most recent successful financing transaction, and in accordance with the adjustments as set forth in the Merger Agreement, the parties expect that Kadimastem will be required to have approximately $300,000 in cash at the Closing.

The Exchange Ratio will be determined based on a formula that is expected to result in the number of issued and outstanding Kadimastem Ordinary Shares (calculated on a fully-diluted basis, inclusive of Kadimastem Ordinary Shares resulting from the conversion of Kadimastem’s equity awards) being exchanged for that certain number of newly issued Common Shares that will equal 80% of all issued and outstanding shares (calculated on a fully-diluted basis, inclusive of Kadimastem’s equity awards assumed by NLS), subject to the adjustments as set forth in the Merger Agreement, including: (i) the amount of any proceeds received by NLS in connection with the sale of Common Shares to investors introduced to NLS by Kadimastem or its representatives, in each case during the period following the Signing Date (as defined in the Merger Agreement) up to and including the Closing (as defined in the Merger Agreement), or the Investment Proceeds Adjustment, (ii) the amount by which NLS’s estimate of its cash at the Closing differs from the target of $600,000, subject to the Investment Proceeds Adjustment, (iii) the amount by which NLS’s estimate of its indebtedness at the Closing differs from the target of $0, and (iv) the amount by which Kadimastem’s estimate of its cash at the Closing differs from the target of $3,500,000, subject to the Investment Proceeds Adjustment.

The Merger Agreement includes covenants requiring the Company and its representatives not to (i) initiate, seek, solicit or knowingly encourage (including by way of furnishing any non-public information relating to the Company or any of its subsidiaries), or knowingly induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of any Parent Acquisition Proposal (as defined in the Merger Agreement), (ii) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any person (other than Kadimastem or any of its affiliates or any of its representatives) relating to any Parent Acquisition Proposal or grant any waiver or release under any standstill or other agreement (except that if the Board (or any committee thereof) determines in good faith that the failure to grant any waiver or release would be inconsistent with the Company’s directors’ fiduciary duties under applicable law, the Company may waive any such standstill provision in order to permit a third party to make a Parent Acquisition Proposal), (iii) enter into any agreement, including any letter agreement, memorandum of understanding, agreement in principle merger agreement, or similar agreement relating to any Parent Acquisition Proposal, or (iv) otherwise resolve to do any of the foregoing.

Notwithstanding these restrictions, the Company may under certain circumstances provide information to and engage in discussions or negotiations with third parties with respect to an acquisition proposal that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or is reasonably likely to constitute or lead to a Parent Superior Proposal (as defined in the Merger Agreement). In addition, the Board is permitted, subject to the terms and conditions set forth in the Merger Agreement, to make a Parent Adverse Recommendation Change (as defined in the Merger Agreement).

The Merger Agreement contains customary termination rights for each of the Company and Kadimastem. On January 30, 2025, the Merger Agreement was amended such that the amended Merger Agreement includes the right of the Company and Kadimastem to terminate the Merger Agreement if the Closing shall not have occurred on or before April 30, 2025, which outside date can be further extended by mutual agreement. The Merger Agreement also provides that the Company shall pay to Kadimastem a termination fee of $10,000,000 plus the Company Operating Expenses (as defined in the Merger Agreement), up to a maximum of $250,000 per month beginning July 28, 2024, and the Transaction Expenses (as defined in the Merger Agreement) if the Company terminates the Merger Agreement prior to obtaining the Parent Requisite Vote (as defined in the Merger Agreement) to enter into a definitive agreement providing for a Parent Superior Proposal (as defined in the Merger Agreement) in accordance with terms of the Merger Agreement.

For a more comprehensive discussion of the risks related to the Merger, please see under the section “Risk Factors - Risks Related to the Merger.”

Contingent Value Right Agreement

Prior to the Closing, the Company will enter into the CVR Agreement with VStock Transfer, LLC, which will govern the terms of the CVRs. Each CVR will represent the right to additional payments based on the proceeds, subject to certain adjustments, received by the Company from the disposition of the Legacy Assets.

The right to the CVRs as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement.

Support Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into support agreements, each, a Support Agreement with certain shareholders and of the Company, or the Supporting Persons, covering approximately 40% of the outstanding Common Shares as of January 31, 2025. Pursuant to the Support Agreements, each Supporting Person has agreed, among other things, to vote its Common Shares, and any other voting securities such Supporting Person might hold, in favor of (A) (i) the issuance of Common Shares equal to the required number of Common Shares to serve as the Merger Consideration, and (ii) an ordinary capital increase under Swiss law, excluding the subscription rights of the existing holders of Common Shares, for the purpose of making available the required number of Common Shares to serve as the Merger Consideration, and (B) any proposal to adjourn or postpone the shareholder meeting called to vote upon resolutions (A)(i) and (ii) to a later date if there are not sufficient votes to approve resolutions (A)(i) and (ii). The Support Agreement will terminate upon the earliest to occur of (a) the date that the Shareholder Resolutions (as defined in the Support Agreements) are approved, (b) the termination of the Merger Agreement in accordance with its terms, (c) written notice of termination of the Support Agreement by the Company to the Supporting Person, and (d) 365 days from the Effective Date (as defined in the Support Agreements).

Summary of Risk Factors

An investment in our Common Shares involves a high degree of risk. The occurrence of one or more of the events or circumstances described below and in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

●	NLS may fail to comply with data protection legislation or appropriate practices.

●	NLS is a Swiss stock corporation. The rights of its shareholders may be different from the rights of shareholders in companies governed by the laws of U.S. jurisdictions.

●	The registration of share capital increases or decreases in the commercial register may be blocked and the shareholders’ resolutions regarding the ordinary or conditional share capital increases or share capital increases by means of a capital band may be challenged.

●	The NLS Common Shares are not listed in Switzerland, our home jurisdiction. As a result, the Swiss takeover regime does not apply.

●	U.S. shareholders may not be able to obtain judgments or enforce civil liabilities against NLS or its executive management or members of the Board.

●	NLS’s status as a Swiss stock corporation means that its shareholders enjoy certain rights that may limit its flexibility to raise capital, issue dividends and otherwise manage ongoing capital needs.

●	Shareholders outside of the United States may not be able to exercise pre-emptive rights in future issuances of equity or other securities that are convertible into equity.

●	Following the closing of the Merger, NLS may lose its foreign private issuer status, which would then require it to comply with the domestic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and cause it to incur significant legal, accounting and other expenses.

●	Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of NLS Common Shares or Kadimastem Ordinary Shares and the future business and financial results of NLS and Kadimastem.

●	The ownership interests of NLS’s and Kadimastem’s shareholders will be diluted by the consummation of the Merger, and NLS’s and Kadimastem’s shareholders will exercise less influence over management than they exercised before the Merger.

●	The interests of NLS’s and Kadimastem’s directors and executive officers include, among other things, the continued service as a director or executive officer of NLS following the Merger and certain rights to continuing indemnification and directors’ and officers’ liability insurance for Kadimastem directors and executive officers. There is a risk that these interests may influence the directors and executive officers to support the Merger.

●	The Merger is subject to the satisfaction or waiver of conditions that may not be satisfied or completed on a timely basis, if at all. Failure to consummate the Merger could adversely affect the future business and financial results of NLS.

●	NLS or Kadimastem may waive one or more of the conditions to the Merger without re-soliciting shareholder approval.

●	The Merger may be completed even though material adverse changes subsequent to the announcement of the Merger, such as industry-wide changes or other events, may occur.

●	NLS will have limited protection in the event that any of the representations and warranties made by Kadimastem ultimately proves to be inaccurate or incorrect.

●	Each of NLS and Kadimastem prior to the closing of the Merger expects to, and NLS following the closing of the Merger may, incur significant costs in connection with the Merger.

●	Lawsuits may be commenced seeking to enjoin or prevent the Merger or seeking other relief which may delay or prevent the completion of the Merger and result in NLS or Kadimastem incurring substantial costs.

●	The unaudited pro forma condensed consolidated financial information incorporated by reference in this prospectus is presented for illustrative purposes only and may not be reflective of what the operating results and financial condition of NLS for the historical periods presented would have been or may be following consummation of the Merger.

●	If the Merger’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of securities may decline.

●	Even if the Merger is completed, there is no guarantee that any proceeds will be paid to NLS shareholders under the CVR Agreement.

●	Following the Merger, NLS intends to shift its business focus to developing and manufacturing “off-the-shelf”, allogenic, proprietary cell products, which may not be successful.

●	Following the Merger, NLS may be unable to integrate successfully and realize the anticipated benefits of the Merger.

●	Following the Merger, NLS’s business strategy will depend heavily on advancing and commercializing its pipeline products. However, NLS’s research and development efforts are subject to substantial risk, as drug development requires significant investment and faces inherent uncertainties.

●	Kadimastem has incurred significant operating losses since Kadimastem’s inception and anticipate that Kadimastem will incur continued losses for the foreseeable future.

●	Kadimastem cannot give any assurance that any of its drug substances and product candidates will receive regulatory approval, which is necessary before they can be commercialized.

●	Kadimastem has not generated revenue from any product candidate and may never be profitable.

●	The results of Kadimastem’s clinical trials may not support its product candidates’ claims or any additional claims Kadimastem may seek for its drug substances and product candidates and its clinical trials may result in the discovery of adverse side effects.

●	Kadimastem will need to obtain FDA approval of any proposed names for its drug substances that gain marketing approval/

●	International expansion of Kadimastem’s business exposes it to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States, within Israel, the EU and Japan.

●	Kadimastem’s market is subject to intense competition, which may result in others commercializing products before or more successfully.

●	The operations and commercialization of stem cell therapies is a new and integral part of the emerging regenerative medicine market, but the field remains in its infancy.

You should consider carefully the summary of risk factors described above and the full risks described under the caption “Item 3. Key Information - D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2023, or the 2023 Annual Report, which is incorporated by reference in this prospectus, before deciding whether to invest in the Common Shares.

Closings of Private Placement Financing Transaction

On December 4, 2024, we entered into the December SPA, with a certain accredited investor, the Selling Shareholder. Pursuant to the terms of the December SPA, we agreed to issue and sell to the Selling Shareholder, in a private placement offering, up to 322,580 Common Shares at a purchase price of $3.10 per Common Share for aggregate gross proceeds of $1 million, subject to shareholder approval. The initial closing of the offering closed in the amount of $500,000, with the approval of certain items in NLS’s extraordinary general meeting on January 7, 2025, resulting in an issuance of 161,290 Common Shares to the Selling Shareholder.

Pursuant to the terms of the December SPA, the Company agreed that on or before January 9, 2025, the Company would authorize and reserve sufficient Common Shares to satisfy the anti-dilution and ratchet rights of the Selling Shareholder under the October Debt SPA entered into on October 9, 2024, after giving effect to the conversion price reduction of the preferred shares as a result of the Dilutive Issuances (as defined in the October SPA) caused by the Company entering into the December SPA. On or before January 7, 2025, we authorized and reserved sufficient Common Shares to satisfy the anti-dilution and ratchet rights of the Selling Shareholder under the October Debt SPA. We further issued to the Selling Shareholder in accordance therewith the entire amount of ratchet securities following the approval of certain items in NLS’s extraordinary general meeting on January 7, 2025, as follows: (i) 408,871 PPCs convertible into Common Shares, and (ii) 75,000 Common Shares.

Corporate Information

Our registered office and principal executive offices are located at The Circle 6, 8058 Zurich, Switzerland. Our telephone number in Switzerland is +41.44.512.2150. Our website address is https://nlspharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

KADIMASTEM BUSINESS

Kadimastem is a clinical-stage pharmaceutical company focused on developing and manufacturing “off-the-shelf”, allogeneic, proprietary cell products based on its technology platform for the expansion and differentiation of Human Embryonic Stem Cells, or hESCs, into functional cells.

Kadimastem’s vision is to:

●	Replace, restore and repair the functionality of diseased and malfunctioning cells in various degenerative diseases by transplantation of healthy and functional cells; and

●	Commercialize its proprietary cell lines optimized for both the cure of diabetes and the treatment of Amyotrophic Lateral Sclerosis, or ALS, and other neurodegenerative diseases, or NDDs.

Kadimastem is primarily developing two products:

1.	AstroRx®, Kadimastem’s lead product, which is an off-the-shelf cryopreserved cell therapy product in clinical development for the treatment for ALS and in pre-clinical studies for other neurodegenerative indications. AstroRx® is comprised of fully differentiated astrocytes, which are mainly cells that support the central nervous system, or CNS.

2.	IsletRx is Kadimastem’s treatment for diabetes. IsletRx is comprised of functional, insulin and glucagon producing and releasing pancreatic islet cells, intended to treat and potentially cure patients with Type 1 diabetes and possibly Type 2 insulin dependent diabetes.

Kadimastem was founded by Professor Michel Revel, Chief Scientific Officer of Kadimastem and Professor Emeritus of Molecular Genetics at the Weizmann Institute of Science. Professor Revel received the Israel Prize for the invention and development of Rebif®, a multiple sclerosis blockbuster drug sold worldwide. Kadimastem is currently listed on the Tel Aviv Stock Exchange (TASE: KDST).

Company Overview

Kadimastem is a clinical stage biotechnology company, with a unique platform for cell therapy that enables the production of off-the-shelf cell-based products for the treatment of unmet medical needs. Kadimastem operates in the field of development of cell therapy, regenerative medicine, for the treatment of, among others, ALS, an incurable disease, for which Kadimastem received an orphan drug designation status from the FDA, as well as cell therapy in the field of regenerative medicine for the treatment of diabetes, a disease that affects hundreds of millions of people worldwide, and its product has the potential to provide a cure for the disease. Kadimastem intends to be a leading company in the field of regenerative medicine products for the treatment of neurodegenerative diseases and a cure for diabetes.

Kadimastem is developing revolutionary regenerative therapies based on stem cells-derived therapeutic cells, moving away from the traditional curative therapies. The technology has been developed as a platform enabling the manufacturing of islet-like endocrine cells and glia restricted progenitors thus having potential applications for diabetes, and for neurodegenerative diseases such as ALS. The therapy is scalable and industrialized, to be commercialized as a stable “off the shelf” product and reduce the cost of treatments. For this, Kadimastem uses pluripotent cells (e.g. embryonic stem cells - hESCs) that have a unique ability to multiply infinitely without losing their “naivety” and to be able to become any cell type. The cell therapy products manufactured under Good Manufacturing Practices, or GMP, guidelines (similar to traditional therapeutics) in order to reach optimal clinical results. Kadimastem developed a new process to differentiate the cells in the lab to their mature phenotype, before their implantation to the patient, unlike other technologies which transplant immature precursor cells. Thus, Kadimastem believes that its process will markedly enhance the efficiency of the treatment. The transplantation of immature cells depends on exact signals from the surrounding tissues to support their maturation into functional cells. This process in vivo cannot be controlled, and as such the outcome of such is variable. In contrast, mature cells are ready to use and do not require specific signals to confer their function.

Kadimastem implements a technological platform that uses pluripotent stem cells, or PSCs, either embryonic stem cells and/or induced pluripotent stem cells for the development and production of various active cells as off-the-shelf products for the treatment of a wide range of diseases. Its technological platform includes processes for the development, production and biobanks of cells at various stages of differentiation. As of the date of this prospectus, Kadimastem focuses on the development of cell therapy products in the field of regenerative medicine for the treatment of various diseases with an emphasis on (a) treatment and/or cure of neurodegenerative diseases of the CNS, with the purpose of finding a treatment for ALS, and (b) development of a cure for Type 1 diabetes and possibly in the future, for Type 2 diabetic patients which are insulin dependent.

Regenerative medicine is an innovative medical research field that focuses on regeneration of tissue/organs harmed due to disease, injury or due to birth defects in patients, using one of the following two ways: (1) creating new cells, organ parts or tissues under laboratory conditions, or using donor cells, organs or parts of organs transplanted into the patient’s body in order to replace the cells or tissues damaged by disease; (2) finding and developing drugs that will help induce a process of spontaneous regeneration of the damaged tissue/organ by encouraging the adult stem cells that are regularly present in the tissue, divide, differentiate and take their place in the affected area.

Below is a discussion on Kadimastem’s two primarily drug products, AstroRx®, for the treatment for ALS, and IsletRx, for the treatment of diabetes.

AstroRx® - Development of a Drug for the Treatment of Neurodegenerative Diseases (With an Emphasis on ALS)

Development of Cell Therapy in the Field of Regenerative Medicine for Patients with Neurodegenerative Diseases

Neurodegenerative diseases are degenerative diseases of the CNS. These diseases are characterized by massive mortality of neurons. The prevention of neurodegeneration represents one of today’s most significant unmet medical needs. The development of therapies that preserve neuron health present unique challenges, including an imperfect understanding of underlying biology and a lack of translation of activity observed in preclinical studies to results in clinical trials. Kadimastem believes that currently approved therapies for many neurodegenerative diseases are generally only symptom modifying and have demonstrated limited efficacy. Accordingly, Kadimastem believes there remains an urgent need for novel approaches to address most neurodegenerative diseases, especially for progressive and severe conditions such as ALS.

Currently, there are no United States Federal Drug Administration, or FDA, approved-treatments to stop the disease’s progression or prevent onset. There are two FDA-approved treatments which attempt to slow ALS progression; Riluzole and Radicava. There are a number of ongoing trials examining potential treatments for ALS.

ALS is a multifactorial disease and therapeutic approaches should consider the multiplicity of pathophysiological mechanisms that underlie motor neuron, or MN, degeneration in this disease. Though MNs are the main affected cells in the disease, there is involvement of malfunctioning astrocytes in the pathogenesis and progression of ALS. This notion supports the rationale that transplantation of healthy human astrocytes into the CNS of ALS patients may compensate for the malfunctioning astrocytes and rescue remaining MNs by supply supportive factors, clues and functions. The product AstroRx® is composed of healthy human astrocytes derived from hESCs which allows ready scale-up of large numbers of donor cells. AstroRx® cells are manufactured in compliance with GMP guidelines. Once manufactured, the cells are resuspended in PlasmaLyte A (a physiological solution) to formulate the AstroRx® product. The product is loaded into a syringe and delivered to the physician at point-of-care for intrathecal injection, or IT injection, into the CSF of ALS patient following minimally invasive lumbar puncture, or LP.

Kadimastem’s Solution

The cell therapy Kadimastem is developing to treat ALS, AstroRx®, is based on the transplantation of allogeneic glial cells (mainly cells that support the CNS, or astrocytes) that have differentiated from pluripotent stem cells, thereby returning to the recipient the motoneuron-supporting environment. It is assumed that this procedure will moderate the mortality rate of the neurons, and maybe even stop it, so that the quality of life and life expectancy of the patients will improve. Astrocyte function in neuronal support is also impaired in other neurodegenerative diseases such as multiple sclerosis, progressive multiple sclerosis, frontotemporal dementia (FTD), Alzheimer’s, Parkinson’s and glaucoma.

Mechanism of Action: AstroRx® were demonstrated to promote neuroprotection and to maintain homeostasis by several mechanism including reuptake of excessive glutamate, neutralizing oxidative stress, immunomodulation and secretion of a variety of potent neurotrophic factors. In addition, disruption of the astrocytic TNFR1–GDNF axis accelerates MN degeneration and disease progression, as the levels of the protective agents for MNs, glial-derived neurotrophic factor (GDNF), are reduced. As so, Kadimastem believes that it is more likely that AstroRx® astrocytes will be more effective in treating diseases than single-molecule based drugs, e.g. Riluzole (assumed to improve glutamate uptake and to reduce excitotoxicity), or Edaravone (an reactive oxygen species , reducing oxidative stress). AstroRx® astrocytes’ activity may include both drugs’ modes of action, in addition to secretion of multiple neurotrophic factors that act through multiple pathways. Importantly, this astroglial-based approach should be therapeutic regardless of the etiology of the ALS – familial (independent of genotype) as well as sporadic – because it attacks final common molecular pathways of MN demise; this contrasts with some present genetic approaches.

Mode of Action: AstroRx® is based on differentiated clinical grade cells derived from embryonic stem cells it received under licensing agreements and technologies developed by it to expand pluripotent stem cells and differentiate them into cells supporting the central nervous system (astrocytes), and then transplant them into patients. In healthy individuals, the role of astrocytes is to support the health of neurons and their proper functioning by secreting growth inducers on them and monitoring, eliminating toxic substances and reducing environmental stress (such as free radicals and excessively high levels of glutamate and potassium).

Strengths

Kadimastem’s vision is to act to find cell therapy treatments for incurable diseases that impair patients’ life expectancy and quality of life, such as ALS. The strategy is to replace the functionality of malfunctioning cells even within some distance from the original tissue/organ that is difficult or impossible to replace. The activity of malfunctioning astrocytes can be restored using “healthy” astrocytes cells that perform their physiological role upon their implantation.

Kadimastem believes it has the potential to transform the lives of individuals living with devastating neurodegenerative diseases beginning with patients suffering from ALS. Kadimastem’s key competitive strengths include:

●	Kadimastem developed scalable manufacturing capabilities and industrialization capabilities for AstroRx®.

●	Kadimastem has a well differentiated, solid, and diversified technology platform.

●	AstroRx® can be utilized for other neurodegenerative indications. Some of the additional indications in the pipeline were already evaluated pre-clinically.

●	Kadimastem has experienced leadership that will continue post-merger.

●	Strong global IP position and differentiation.

In the field of regenerative medicine, Kadimastem’s product candidate, AstroRx®, is a cell therapy product that is manufactured from a frozen ampoule of immature astrocyte cells (production batches). The process of production of the AstroRx® cells takes about one month, conducted by a manufacturing team in GMP suits. Utilizing a frozen, off-the-shelf product improved the streamlined production processes and allow Kadimastem to transport AstroRx® frozen cell product from one (or more) production facility to anywhere in the world, at any point in time, without Kadimastem having to synchronize the production process with the exact date of injection of the product to any patient. Kadimastem conducted several trials that supported the stability of the frozen AstroRx® product and that the freezing process did not change the characteristics of the product. In addition, AstroRx® successfully passed toxicity studies. The final chemistry, manufacturing and controls data was submitted to the FDA in the Investigational New Drug, or IND, application and the FDA approved the conduction of Phase IIa clinical trial in March 2023. Kadimastem intends to initiate a Phase IIa multisite study in the United States shortly following the closing of the Merger.

As described in more detail below, in 2021 Kadimastem completed a Phase 1/2a clinical trial of AstroRx® that began in April 2018, with the first patient treated in November 2018. The study was conducted at Hadassah Medical Center, Israel. Study protocols were approved by the Israeli Ministry of Health and the institutional review board of Hadassah Medical Center in Jerusalem, Israel. Eligible participants were aged between 18 and 70 years with a diagnosis of probable or definite ALS by revised El Escorial Criteria, within two years of diagnosis. The ALS Functional Rating Scale-Revised, or ALSFRS-R score was higher than 30, and slow vital capacity, or SVC, was  70% or more of the predicted normal value for height, age, and sex. Participants were either not receiving riluzole and/or edaravone or were on a stable dose for more than 30 days. Potential patients were excluded for the following reasons: past infection or a positive test for hepatitis B, hepatitis C or HIV (human immunodeficiency virus), need for respiratory support, renal failure, impaired hepatic function, body mass index under 18.5 or 30 or above, significant cardiac disease, diabetes, autoimmune diseases, chronic severe infection, malignant disease or any other disease or condition that may risk the patient or interfere with the result of the study. By the end of December 2019, ten patients were treated with AstroRx®: five patients from Cohort A had been treated with 100 million AstroRx® cells injected into their spinal fluid. Subsequently, five patients from Cohort B were treated with 250 million AstroRx® cells, with the last patient being treated in December 2019. During 2020, clinical data was collected for the treated patients for up to 12 months. Considering the spread of COVID-19 in Israel and following the data and safety monitoring board recommendation to suspend the continuation of the clinical trial in the third and fourth treatment groups, Kadimastem decided to discontinue the recruitment to additional treatment groups in ALS Phase 1/2a trial.

Safety outcomes: Nine out of 10 (90%) of treated patients completed the six-month follow-up, and 6 patients (60%) completed the twelve-month follow-up. All patients reported a total of 86 treatment-emergent adverse events, or TEAE. None of the TEAEs was deemed to be associated with AstroRx® itself. 63 TEAEs were mild, 19 were moderate, and 4 were severe. Six patients developed a total of 9 serious TEAEs after the treatment, 2 patients in Group A and 4 patients in Group B. The most frequent TEAE was post lumbar puncture headache, associated with IT injection procedure of the cells, and reported by 50% of the patients. Additional procedure-related TEAEs included pain in the injection site (30%), arthralgia, back pain, muscle contraction, and pain in the leg, each reported by 10% of the patients. All procedure-related adverse events, or AEs, were graded as mild to moderate, and all were resolved. Three patients reported 4 AEs related to mycophenolate mofetil, including headache, nausea, anemia, and hyperhidrosis. All the immunosuppression-related AEs were graded as mild to moderate, and all were resolved.

The main outcome efficacy measure in the study was ALSFRS-R. At baseline visit (1 day before treatment) the mean ALSFRS-R score was 35.6 ± 3.7, 34.2 ± 7.0 and34.9 ± 5.3, for Group A, Group B, and combined Group A + B, respectively. The mean decline in the ALSFRS-R slope for patients in Group A was − 0.88/month during the run-in (3–4 months before treatment). In the first 3 months after AstroRx® cell injection, the mean decline of the ALSFRS-R slope was attenuated to − 0.3/month (p = 0.039), reflecting an attenuation of 66% in ALSFRS-R deterioration. Combining the data of both groups demonstrated an attenuation of 53% in ALSFRS-R over the first 3 months post AstroRx® IT injection (p < 0.001), which was not maintained at 6- and 12-month follow-up. The change in the ALSFRS-R slope was also analyzed in a subpopulation of rapid progressors from both groups (n = 5). Rapid progressors were defined as patients who deteriorated ≥ 1.1 ALSFRS-R points per month during the run-in period. The mean improvement in ALSFRS-R slope between the run-in period and 3-month follow-up in these patients was 58% (− 1.58/month vs. − 0.65/month, p < 0.001). Also in this subpopulation, after 3 months post single dosing the ALSFRS-R slope returned to a similar rate that was recorded before treatment (Fig. 2). An improvement ≥ 25% in the ALSFRS-R slope is considered clinically meaningful. The individual ALSFRS-R slopes demonstrated an improvement of at least 25% in ALSFRS-R slope between the run-in and 3-month follow-up in 80% of the patients (4 patients in each group, data not shown).

At 6 and 12 months after treatment, the ALSFRS-R deterioration rate was − 0.76/month and − 0.82/month, respectively, similar to that observed during run-in. The mean deterioration of ALSFRS-R slope in Group B (− 1.43/month) during the run-in was greater than Group A (− 0.88/month). Similar to Group A, the ALSFRS-R deterioration rate during the first 3 months after treatment decreased to − 0.78/month (p = 0.002), representing an attenuation of 45% in ALSFRS-R decline. As observed in Group A, the attenuation of ALSFRS-R decline over the first 3 months post-treatment was not maintained at 6 and 12 months post-treatment (− 1.59/month and − 1.39/month, respectively).

FDA approved planned Phase 2a study: In March 2023, Kadimastem received approval from the FDA regarding its AstroRx® multisite-site Phase 2a clinical trial study in the United States based on the IND application. The application includes a detailed clinical synopsis approved by the FDA. Briefly, the studies titled: “A Prospective, Randomized, Double-Blind, Placebo Controlled, Phase 2a Study For 6 Months, followed by a 6-Month Open-Label Extension to Evaluate the Safety, Tolerability, And Effectiveness of Repeated Administration of Cryopreserved AstroRx® in Patients with Amyotrophic Lateral Sclerosis (ALS)”. This study will be conducted in participants with a sporadic or familial ALS, who meet the El Escorial criteria of probable, or definite criteria for a diagnosis of ALS, with disease onset of 18 months or less, from first symptoms until screening. At screening, eligible participants must be between ages 18-80 years old, have an ALSFRS-R score ≥35, and a SVC ≥70% of predicted capacity for age, height and gender. Participants on a stable dose of riluzole and/or edaravone or PB/TURSO, and those not taking riluzole and/or edaravone or PB/TURSO at screening are eligible for inclusion as long as they meet specific protocol requirements. Approximately 30 adult participants will be enrolled into the double-blind study with a randomization ratio of 2:1 (20 participants in the AstroRx® arm and 10 participants in the placebo arm). Kadimastem began preparations for the clinical trial including extensive contact with key opinion leader and clinical centers in the United States and signing a tech-transfer agreement with qualified Contract Development and Manufacturing Organization for the manufacturing of clinical grade AstroRx® product.

Kadimastem’s AstroRx® has received orphan drug status from the FDA, a status given to certain drugs called orphan drugs, which show promise in the treatment, prevention, or diagnosis of orphan diseases. Kadimastem believes that the granting of orphan drug status for the AstroRx® product is an acknowledgment of the uniqueness and medical potential of the product and will give a significant boost to its entry into the market once it's approved for marketing. The FDA grants orphan drug status in order to provide an incentive for the development of drugs and medical treatments. Companies whose drugs have been awarded this status enjoy exclusive marketing rights for the drugs for seven years after marketing approval is obtained. This recognition is also useful in obtaining grants and financial concessions in development and registration of drugs for marketing. Orphan drug status provides faster testing tracks and responses from the FDA and other regulatory agencies.

Competition

Kadimastem faced substantial competition in all fields of business in which Kadimastem engages. That competition is likely to intensify as new products and technologies reach the market. Superior new products are likely to sell for higher prices and generate higher profit margins if acceptance by the medical community is achieved. Those companies that are successful at being the first to introduce new products and technologies to the market may gain significant economic advantages over their competitors in the establishment of a customer base and track record for the performance of their products and technologies. Such companies will also benefit from revenues from sales that could be used to strengthen their research and development, production, and marketing resources. Companies engaged in the medical products industry face the risk of obsolescence of their products and technologies as more advanced or cost-effective products and technologies are developed by competitors. As the industry matures, companies will compete based upon the performance and cost-effectiveness of their products.

Products for Regenerative Medicine

The cell therapy industry is characterized by rapidly evolving technology and intense competition. Kadimastem’s competitors include major multinational pharmaceutical companies, specialty biotechnology companies, and chemical and medical products companies operating in the fields of regenerative medicine, cell therapy, tissue engineering, and tissue regeneration. Many of these companies are well established and possess technical, research and development, financial, and sales and marketing resources significantly greater than Kadimastem’s. In addition, certain smaller biotech companies have formed strategic collaborations, partnerships, and other types of joint ventures with larger, well-established industry competitors that afford the smaller companies’ potential research and development as well as commercialization advantages. Academic institutions, governmental agencies, and other public and private research organizations are also conducting and financing research activities, which may produce products directly competitive to those Kadimastem is developing.

Potential Competition for the AstroRx® product

To the best of Kadimastem’s knowledge, there is currently no cell/astrocytes-based therapy that has been differentiated from pluripotent stem cells for the treatment of ALS approved for marketing by the FDA, the European Medicines Agency, or EMA, or any other jurisdiction. ALS is a multifactorial disease, characterized by a progressive loss of motor neurons that eventually leads to paralysis and death. The current ALS-approved drugs modestly change the clinical course of the disease. The contribution of astrocytes to the maintenance of motor neurons by diverse mechanisms makes them a promising therapeutic candidate for the treatment of ALS. Therapeutic approaches targeting at modulating the function of endogenous astrocytes or replacing lost functionality by transplantation of healthy astrocytes, may contribute to the development of therapies which might slow down or even halt the progression of ALS diseases.

MSCs are adult multipotent-precursors that can be derived from bone-marrow or placenta, with the potential to differentiate into osteocytes, chondrocytes, fibroblasts, and adipocytes. MSC are not natural residents of the CNS but can be induced to secrete some of the neurotrophic factors secreted by astrocytes. There is a product based on mesenchymal stem cells that was approved through an expedited process in South Korea by Corestem, Inc. However, to the best of Kadimastem’s knowledge, Corestem did not conduct an experiment and was unable to obtain regulatory approval outside of Korea. In addition, to the best of Kadimastem’s knowledge, there are currently several medical applications based on stem cells that are in various development processes mainly by academic principal investigator, and which Kadimastem considers to be direct potential competitors to the medicine that Kadimastem is developing in the field of activity. These include Q Therapeutics, Neuralstem and NurOwn® by Brainstorm Cell Therapeutics, Inc. NurOwn® is the only product of direct competition that reached high stages in a Phase 3 clinical trial. To the best of Kadimastem’s knowledge, this product was denied a Biological Licensing Approval, or BLA, an FDA marketing approval of a biological drug, for ALS treatment in 2022. As of April 2023, the FDA has agreed to have an additional advisory meeting to reconsider the marketing of this product to ALS patients. Since all the MSC product candidates do not replace astrocytes, but rather have a few astrocytes-like attributes, Kadimastem considers them competition for the short run, but strongly believe it has a competitive edge on them.

There are currently on the market several products (not based on the use of cells) or under development for the treatment of ALS, which are in various stages of development, as well as three products approved by the FDA: (1) Rilutek, which has been marketed since the 1990s; (2) Edaravone, which was approved in mid-2017 as an intra venous agent and again in late 2022 as an oral drug (Marketed by Mitsubishi Tanabe Pharmaceuticals as Radicava®), which, to the best of Kadimastem’s knowledge, each has limited efficacy; and (3) RELYVRIO® (sodium phenylbutyrate and taurursodiol, AMX0035) which is marketed by Amylyx, which has been approved by the FDA and the Ministry of Health in Canada, and is in the stages of evaluation by EMA regarding the granting of a marketing authorization for its use. Kadimastem sees these products as potential indirect competition with the drug that Kadimastem is developing.

IsletRx - Development of a Drug for the Treatment of Diabetes

Development of Cell Therapies in the Field of Regenerative Medicine for the Treatment of Insulin-Dependent Diabetes

Diabetes is a chronic disease that occurs when the insulin-secreting beta cells in the pancreas do not produce enough insulin (such as after the immune-mediated destruction of beta cells in Type 1 diabetes), or when the body cannot effectively use the insulin the beta cells produce (such as in Type 2 diabetes due to insulin resistance in liver, fat and muscle tissues). Type 2 diabetes accounts for about 90% to 95% of all diagnosed cases of diabetes; Type 1 diabetes accounts for about 5% to 10%.

Kadimastem’s Solution

IsletRx is a cellular therapy product based on pancreatic islet-like clusters, or ILCs, derived from human embryonic stem cells for the treatment of Type 1 diabetes and possibly also for insulin-dependent Type 2 diabetes. The ILCs are differentiated stepwise from the GMP-grade HAD C-100 hESC line. At the end of the differentiation protocol, the hESC-derived pancreatic ILCs contain mainly insulin secreting cells that have the capability to sense and respond to alterations in glucose levels, with secretion of adequate amounts of insulin in direct response to glucose levels. Thus, IsletRx has the potential to functionally replace patients’ malfunctioning Islet cells by secreting physiological levels of insulin to maintain long-term continuous balanced glucose. IsletRx, as allogeneic islet cells for diabetic patients derived from an unlimited source of pluripotent stem cells, can overcome the shortage in adequate biological material for islet transplantation therapy.

Conventional treatments (Insulin syringes and pumps) are designed to monitor blood glucose levels in diabetics externally, and to inject insulin artificially according to the amount needed (insulin is given directly into the blood by injections or by the pumps). This treatment has several disadvantages, including: dependence on injections and external monitoring of blood glucose levels; the necessity to operate, maintain and fill the pumps, which affects the patients’ quality of life; artificial injection of insulin, which does not prevent the deterioration of diabetes over time; and excessive insulin injection, which may cause the glucose level to drop and lead to fainting, loss of consciousness and even death in extreme situations. On the contrary, IsletRx has the potential to functionally replace patients’ malfunctioning Islet cells by secreting the exact physiological levels of insulin to maintain long-term continuous balanced glucose levels with minimal risk, personal comfort and increased compliance for treatment.

Strengths

Kadimastem’s vision is to utilize cell therapy treatments for incurable diseases that impair patients’ life expectancy and quality of life, such as Type 1 diabetes. The strategy is to replace the functionality of malfunctioning cells even within some distance from the original tissue/organ that is difficult or impossible to replace. The activity of malfunctioning insulin secreting cells can be restored using “healthy” islet cells that perform their physiological role upon their implantation.

Kadimastem believes they have the potential to transform the lives of individuals living with Type 1 Diabetes and in the future Type 2 Diabetes which are insulin dependent.

Kadimastem’s key competitive strengths include:

●	Kadimastem developed large scale manufacturing capabilities for IsletRx cells for clinical applications

●	Kadimastem plans to utilize multiple delivery strategies, developed in-house or in collaboration

●	Kadimastem has a unique, IP protected technology for “enrichment” of the therapeutically relevant pancreatic islet cells that results in increased safety and efficacy profile

IsletRx - Development of a Drug for the Treatment of Diabetes

The IsletRx cells for diabetes therapy Kadimastem develops is based on differentiation of pluripotent stem cells received under license agreements. Kadimastem developed technologies for the cultivation of pluripotent stem cells and their differentiation into islet-like cell clusters (containing mainly insulin-producing beta cells and to lesser extent glucagon-producing alpha cells). These cells are intended for transplantation into Type 1 diabetic patients whose beta cells are unable to produce insulin and release it in response to an increase in blood sugar, as well as adequate levels of active glucagon that can respond to a sharp drop in glucose levels (hypoglycaemia). In this way, the transplant recipient can produce, and release insulin or glucagon as needed, independently of external monitoring of blood sugar and regular insulin injection. The drug Kadimastem is developing is intended for patients with Type 1 diabetes and in the future also for patients with Type 2 diabetes who are dependent on injecting insulin from an external source to maintain adequate levels of sugar (glucose) in the blood.

Patients with uncontrolled diabetes suffer from long-term complications such as vascular damage, decreased kidney function (leading to kidney failure), impaired vision and the development of necrosis in the limbs. Therefore, by achieving strict management of blood sugar levels, the deterioration of the disease complications can be avoided. In addition, the patient’s quality of life will be improved: at current state, the patient must perform regular tests and carefully manage energy intake to prevent events of hypoglycaemia (very low, abnormal blood sugar level) resulting from excess of injected external source insulin, or events of hyperglycaemia (very high, abnormal blood sugar level) resulting from insufficient insulin injected from an external source.

For the development of IsletRx cells, Kadimastem relies on these main technologies:

Expansion: Kadimastem has the technological ability to multiply/expand the pluripotent stem cells received under license agreements and to preserve them in deep freezing, while maintaining their vitality and pluripotent fitness. This technology enables the production and storage of industrial-scale stock of pluripotent stem cells, which can then be thawed and used in production and differentiated into specific cell lineage as needed.

Differentiation: Kadimastem has developed technology and know-how, through which the technology can mimic the process of embryonic development and direct the pluripotent stem cells to differentiate into a specific lineage in the body, according to choice and relevant needs. The differentiation process is carried out under laboratory conditions, in several stages, by adding chemical and/or biological agents in controlled timings to the pluripotent stem cell culture. Induction of differentiation processes of pluripotent stem cells into islet-like cell clusters, under laboratory conditions is conducted in a stirred suspension bioreactor under conditions that mimic the development of the pancreatic islets.

Enrichment: Kadimastem has developed an enrichment technology which enables improved safety and efficacy of IsletRx cells. The IsletRx cells are enriched for insulin secreting cells, designated as IsletRxPlus, and formulated as the drug substance.

Delivery: Several delivery strategies were developed to obviate the need for life-long immunosuppressive treatment while enabling the long-term function of IsletRxPlus cells. These strategies include immune tolerance, microencapsulation in polymer), and scaffolding using electrospinning of polycaprolactone. The cellular component in all products is the same, IsletRxPlus cells.

Product descriptions:

iTOL-102 Human pluripotent (embryonic) stem cell-derived pancreatic islet-like cell clusters (IsletRxPlus); mixed with SA-FasL Microgels (iTOL-100), intended for omental implantation. The iTOL100 enables implanting of IsletRxPlus cells without the need of chronic immunosuppression treatment. Thus, IsletRxPlus cells are in direct contact with the omental vasculature, ensuring proper engraftment and function. Preclinical efficacy studies using iTOL-102 demonstrated prolonged anti-diabetic effect, with physiological secretion of human insulin in a glucose dependent manner. These results, along with the proof of concept, or POC, studies with an iTOL100 component, have led to submission of a Pre-IND package.

Encap-IsletRxPlus Human pluripotent (embryonic) stem cell-derived pancreatic islet-like cell clusters (IsletRxPlus); encapsulated in alginate microgels, intended for intra-periotenal implantation. The alginate microencapsulation enables implanting of IsletRxPlus cells without the need of chronic immunosuppression treatment. Still, IsletRxPlus cells are not in direct contact with the vasculature, and may suffer from hypoxia and loss of function due to fibrosis. The retrievability of microencapsulated IsletRxPlus cells is a regulatory concern, as there is very limited data about the safety of stem cells-derived islets. Preclinical efficacy studies using Encap-IsletRxPlus demonstrated prolong anti-diabetic effect, with physiological secretion of human insulin in a glucose dependent manner.

In-Scaffold-IsletRxPlus Human pluripotent (embryonic) stem cell-derived pancreatic islet-like cell clusters (IsletRxPlus); encapsulated in alginate microgels embedded in electro spun polycaprolactone membrane, intended for subcutaneous implantation. The alginate microencapsulation enables implanting of IsletRxPlus cells without the need of chronic immunosuppression treatment. The embedding of the microcapsules in a membrane makes it a retrievable solution and obviates the regulatory concern. POC studies using In-Scaffold-IsletRxPlus demonstrated that microencapsulated IsletRxPlus cells maintain their identity and capability to secrete insulin in immunodeficient mice. Next planned studies aim to test the anti-diabetic effect of this delivery method.

These delivery options are in various development stages. The most advanced is iTOL-102, currently at the pre-IND stage. Preclinical development studies were conducted to support regulatory submissions for iTOL-102 (pre-IND) and Encap-IsletRxPlus (INTERACT).

Diabetes Pipeline for IsletRx cell Product

Product	Development	Pre-clinical	Phase 1	Phase 2	Phase 3	Marketing	Milestones
iTOL-102	✓	•••					• Co-development with iTolerance Inc. • Successful POC • Pre-IND Q4 2024 • CDMO manufacturing agreement 2024
Encap-IsletRx^{Plus}	✓	•••					• Successful POC • Pre-IND Q1 2025
In-Scaffold-IsletRx^{Plus}	✓	•••					• Co-development with AFDR and The University of Queensland, Australia • TGA application in Q2 2025

••• In progress

kadimastem
cells to cure diseases

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Drug administration strategies

The use of allogeneic islets in clinical settings requires to ensure their long-term function in the patient without being destroyed by patient’s immune system The Company utilizes several technologies to protect the islets from the recipient’s immune system, which will eliminate the implant rejection risk, without the need to administer immunosuppressive drugs to weaken the patient’s immune system and ensure long term function of IsletRxPlus cells.

iTOL-102

iTOL-102 are human pluripotent (embryonic) stem-cell derived islet-like clusters mixed with iTOL-100 (biotinylated PEG microgels with surface bound SA-FasL). iTOL-102 consists of IsletRxPlus cells and iTOL-100 prepared for delivery into the omentum, a part of the stomach of diabetic patients. The therapeutic goal for iTOL-102 is to provide an easily administered, low risk, treatment via a minimally invasive procedure with long-term glucose responsiveness, that can treat diabetes without the need for chronic immunosuppression or exogenous insulin supplementation. Data from initial proof-of-concept studies with iTOL-102 in diabetic mouse models demonstrated supportive efficacy and safety results of iTOL-102.

Encap-IsletRxPlus

Microencapsulation of cells within semi-permeable hydrogels represents an immune isolation strategy for cell-based therapies without the need for systemic immunosuppression. Studies have demonstrated that the microencapsulation process does not hinder the function of islets, and the insulin is efficiently secreted in response to elevated blood glucose levels, using similar doses of islets as used in the Edmonton protocol. Preclinical studies have demonstrated long-term Encap-IsletRxPlus functionality, in terms of continuous balanced glucose levels, in immunocompetent mice without immunosuppressive treatment. The microencapsulation provides a physical barrier that protects the IsletRxPlus from the host immune system. Kadimastem’s aim for Encap-IsletRxPlus is an easily administered, low risk, minimally invasive procedure in which encapsulated islets with long-term glucose responsiveness can treat diabetes without the need for immunosuppression or exogenous insulin supplementation.

In-Scaffold-IsletRxPlus

Although alginate microcapsules provide immuno-isolation, their surgical retrievability might be difficult. To ensure removal of IsletRx cells if needed, it is possible to implant them in a bioengineered device to enable it. The device is a 3D printed scaffold containing encapsulated IsletRxPlus cells. The 3D printing process, called melt electrospinning writing is a relatively novel solvent-less process that enables the design and fabrication of micrometer-thin fibres with highly controllable architectures and patterns manufactured at the University of Queensland, Australia. Preclinical results demonstrated that encapsulated islets placed in scaffolds and implanted subcutaneously or intraperitoneally, produced human insulin and maintained viability and identity for study duration (~3 months). Future studies are expected to optimize the efficacy of this delivery strategy. In these studies, a dose response study is planned, to analyze the minimal effective dose needed to achieve the desired therapeutic effect, which is normoglycemic levels of glucose.

License Agreements

In August 2009, Kadimastem entered into a license agreement with Yeda Research and Development Ltd., or Yeda, a subsidiary of the Weizmann Institute, or the License Agreement, under which Kadimastem received a license to use their invention, patents and knowledge for the purposes of developing, manufacturing, marketing and selling stem cell-based drugs and treatments for diabetes and neuronal diseases, and in providing various drug development services, including drug scanning. The License Agreement stipulates payments to be made to Yeda in accordance with certain milestones as well as royalty payments beginning from the first commercial sale of a product. Specifically, with respect to milestones reached, Kadimastem will pay the following: (a) annual license fees in the amount of $20,000, which Kadimastem began paying from the fourth year of the Agreement (Kadimastem is entitled to deduct the annual license fee from the royalties paid by Kadimastem each year); (b) a total of $650,000 after reaching sales of products (by Kadimastem and/or sublicensees, cumulatively) in the amount of $100,000,000 (net); (c) a total of $2,500,000 after reaching such sales of goods in a cumulative amount of $500,000,000 (net); and (d) a total of $6,500,000 after reaching such sales of products in a cumulative amount of $5,000,000,000 (net).

In January 2015, Kadimastem entered into a research and licensing agreement with Ramot - the commercialization arm of Tel Aviv University, and Professor Shimon Efrat, a leading scientist in the joint research on behalf of Tel Aviv University. For the cooperation between the parties, Kadimastem must pay to Ramot royalties at a rate of 0.3%-0.8% for product sales, depending on progress according to the product's regulatory milestones and the degree of use of Ramot’s technology developed during the project, as stipulated in the agreement. In addition, royalties will be paid to Ramot at a rate of 2.75% for consideration received by Kadimastem for sublicensing of product in the field of diabetes, depending on the milestone specified in the agreement; or royalties at the rate of 7% if the sublicensing is for a product that combines the technology of Ramot. It was also agreed that Kadimastem would grant to Ramot up to 200,000 options, free of charge, subject to reaching regulatory milestones, at the following rates: 30% of the options would be granted after meeting with a regulatory body, prior to submitting the IND application; additional  options will be granted after the submission of the IND application; and an additional 40% of options will be granted after receiving the IND approval. The granting of such options is subject to Professor Efrat continuing to advise Kadimastem throughout various stages of the product's regulatory approval.

Intellectual Property

Kadimastem seek and have obtained some patent protection as well as other effective intellectual property rights for Kadimastem’s products and technologies in the United States and internationally. Kadimastem’s policy is to pursue, maintain and defend intellectual property rights developed internally and to protect the technology, inventions and improvements that are commercially important to the development of Kadimastem’s business.

A list of each of Kadimastem’s patent families, including each of their status, their filing locations, and application information, is set forth below:

METHODS OF GENERATING GLIAL AND NEURONAL CELLS

Kadimastem’s Ref Client Ref	Country	Earliest Priority	Entry Date	Filing Date Application No.	Publication Date + No. Issue Date + Patent No.	Next Action	Status	Assignee Inventor
45463 2006-075	Israel NP	Aug-28-2006 60/840,426	Feb-26-2009	Aug-15- 2007 197291	Jun-27-2013 197291 Sep-28-2013 197291	Tax 19 Aug-15-2025	Granted	Yeda Research and Development Co. Ltd. Revel Michel Chebath Judith Izrael Michal Kaufman Rosalia
45464 2006-075	USA NP	Aug-28-2006 60/840,426	Feb-26-2009	Aug-15-2007 12/310,495	Jan-07-2010 2010-0003751-A1 Aug-19-2014 8,809,052	Tax 11.5 Feb-19-2026	Granted	Yeda Research and Development Co. Ltd. Revel Michel Chebath Judith Izrael Michal Kaufman Rosalia

METHODS OF GENERATING GLIAL AND NEURONAL CELLS AND USE OF SAME FOR THE TREATMENT OF MEDICAL CONDITIONS OF THE CNS

Kadimastem’s Ref Client Ref	Country	Earliest Priority	Entry Date	Filing Date Application No.	Publication Date + No. Issue Date + Patent No.	Next Action	Status	Assignee Inventor
84030 2006-075	USA CON	Aug-28-2006 60/840,426	Jul-11-2014	Aug-15-2007 14/329,510	Oct-30-2014 2014-0322179-A1 Apr-25-2017 9,631,175		Granted	Yeda Research and Development Co. Ltd. Revel Michel Chebath Judith Izrael Michal Kaufman Rosalia
84031 2006-075	USA DIV	Aug-28-2006 60/840,426	Mar-23-2017	Aug-15-2007 15/468,020	Dec-21-2017 2017-0362570-A1 Apr-16-2019 10,258,651	Tax 7.5 Oct-16-2026	Granted	Yeda Research and Development Co. Ltd. Revel Michel Chebath Judith Izrael Michal Kaufman Rosalia
84032 2006-075	USA CON	Aug-28-2006 60/840,426	Feb-21-2019	Aug-15-2007 16/281,490	Jun-13-2019 2019-0175658-A1 Aug-09-2022 11,406,670	Tax 3.5 Feb-09-2026	Granted	Yeda Research and Development Co. Ltd. Revel Michel Chebath Judith Izrael Michal Kaufman Rosalia
45462 2006-075	Europe NP	Aug-28-2006 60/840,426	Mar-27-2009	Aug-15-2007 07790074.4	Jun-03-2009 2064319 Feb-22-2017 2064319	Tax 19 Aug-15-2025 CH-DE-FR-GB	Granted	Yeda Research and Development Co. Ltd. Revel Michel Chebath Judith Izrael Michal Kaufman Rosalia
47734 2006-075	Hong Kong NP	Aug-28-2006 60/840,426	Dec-02-2009	Aug-15-2007 09111292.3	Jan-29-2010 1131640A Mar-29-2018 HK1131640	Tax 19 Aug-15-2025	Granted	Yeda Research and Development Co. Ltd. Revel Michel Chebath Judith Izrael Michal Kaufman Rosalia

INSULIN PRODUCING CELLS DERIVED FROM PLURIPOTENT STEM CELLS

Kadimastem’s Ref Client Ref	Country	Earliest Priority	Entry Date	Filing Date Application No.	Publication Date + No. Issue Date + Patent No.	Next Action	Status	Assignee Inventor
84034	Canada NP	Dec-15-2010 61/423,171	Apr-30-2013	Dec-15-2011 2,816,495	Oct-13-2020 2,816,495	Tax 15 Dec-15-2025	Granted	Kadimastem Ltd. Revel Michel Chebath Judith Slutsky Guy Levy Alon Izrael Michal Hasson Arye Molakandov Kfir Kaufman Rosalia
84035	Australia NP	Dec-15-2010 61/423,171	May-01-2013	Dec-15-2011 2011342732	Aug-11-2016 2011342732	Tax 15 Dec-15-2025	Granted	Kadimastem Ltd. Revel Michel Chebath Judith Slutsky Guy Levy Alon Izrael Michal Hasson Arye Molakandov Kfir Kaufman Rosalia
84037	Europe NP	Dec-15-2010 61/423,171	May-02-2013	Dec-15-2011 11848280.1	Oct-23-2013 2652125 Apr-26-2017 2652125	Tax 15 Dec-15-2025 CH-DE-FR-GB	Granted	Kadimastem Ltd. Revel Michel Chebath Judith Slutsky Guy Levy Alon Izrael Michal Hasson Arye Molakandov Kfir Kaufman Rosalia
84045	USA NP	Dec-15-2010 61/423,171	May-27-2013	Dec-15-2011 13/989,805	Oct-17-2013 2013-0273013-A1 Aug-02-2016 9,404,087	Tax 11.5 Feb-02-2028	Granted	Kadimastem Ltd. Revel Michel Chebath Judith Slutsky Guy Levy Alon Izrael Michal Hasson Arye Molakandov Kfir Kaufman Rosalia
84046	Israel NP	Dec-15-2010 61/423,171	May-28-2013	Dec-15-2011 226617	Jan-31-2019 226617 May-01-2019 226617	Tax 15-18 Dec-15-2025	Granted	Kadimastem Ltd. Revel Michel Chebath Judith Slutsky Guy Levy Alon Izrael Michal Hasson Arye Molakandov Kfir Kaufman Rosalia

METHOD OF IDENTIFYING AGENTS THAT AFFECT MATURATION, SURVIVAL AND MYELINATION

Kadimastem’s Ref Client Ref	Country	Earliest Priority	Entry Date	Filing Date Application No.	Publication Date + No. Issue Date + Patent No.	Next Action	Status	Assignee Inventor
84069	Israel NP	Aug-07-2011 61/515,926	Jan-21-2014	Aug-05-2012 230576	Mar-30-2017 230576 Jul-01-2017 230576	Tax 15-18 Aug-05-2026	Granted	Kadimastem Ltd. Revel Michel Chebath Judith Hasson Arye Izrael Michal Kaufman Rosalia

DIRECTED DIFFERENTIATION OF ASTROCYTES FROM HUMAN PLURIPOTENT STEM CELLS FOR USE IN DRUG SCREENING AND THE TREATMENT OF ALS

Kadimastem’s Ref Client Ref	Country	Earliest Priority	Entry Date	Filing Date Application No.	Publication Date + No. Issue Date + Patent No.	Next Action	Status	Assignee Inventor
84077	Israel NP	Oct-01-2013 61/885,018	Mar-29-2016	Sep-23-2014 244808	Mar-25-2021 244808 Jun-26-2021 244808	Tax 15-18 Sep-23-2028	Granted	Kadimastem Ltd. Izrael Michal Revel Michel Hasson Arye Molakandov Kfir Chebath Judith
84749	USA CON	Oct-01-2013 61/885,018	Sep-09-2019	Sep-23-2014 16/564,893	Feb-25-2021 2021-0054334-A1		Pending	Kadimastem Ltd. Izrael Michal Revel Michel Hasson Arye Molakandov Kfir Chebath Judith
84080	Australia NP	Oct-01-2013 61/885,018	Apr-01-2016	Sep-23-2014 2014330807	Oct-15-2020 2014330807	Tax 12 Sep-23-2025	Granted	Kadimastem Ltd. Izrael Michal Revel Michel Hasson Arye Molakandov Kfir Chebath Judith
84752	Australia DIV	Oct-01-2013 61/885,018	Oct-01-2020	Sep-23-2014 2020244551	Nov-24-2022 2020244551	Tax 12 Sep-23-2025	Granted	Kadimastem Ltd. Izrael Michal Revel Michel Hasson Arye Molakandov Kfir Chebath Judith
84081	Canada NP	Oct-01-2013 61/885,018	Apr-01-2016	Sep-23-2014 2,926,180		Respond to Office Action May-10-2025 Tax 12 Sep-23-2025	Pending	Kadimastem Ltd. Izrael Michal Revel Michel Hasson Arye Molakandov Kfir Chebath Judith
84083	Europe NP	Oct-01-2013 61/885,018	Apr-01-2016	Sep-23-2014 14851149.6	Aug-10-2016 3052191 Mar-18-2020 3052191	Tax 12 Sep-23-2025 CH-DE-ES-FR-GB-LI	Granted	Kadimastem Ltd. Izrael Michal Revel Michel Hasson Arye Molakandov Kfir Chebath Judith
84086	Japan NP	Oct-01-2013 61/885,018	Apr-01-2016	Sep-23-2014 2016-520086	Feb-27-2019 6,474,795 Feb-08-2019 6,474,795	Tax 7 Feb-08-2025	Granted	Kadimastem Ltd. Izrael Michal Revel Michel Hasson Arye Molakandov Kfir Chebath Judith
84107	Japan DIV	Oct-01-2013 61/885,018	Aug-15-2018	Sep-23-2014 2018-152497	Nov-25-2021 6,983,128	Tax 5 Nov-25-2025	Granted	Kadimastem Ltd. Izrael Michal Revel Michel Hasson Arye Molakandov Kfir Chebath Judith
101959 PCT-2ALS-CH	China DIV	Oct-01-2013 61/885,018	Nov-19-2024	Sep-23-2014 202411652013.7			Pending	Kadimastem Ltd. Izrael Michal Revel Michel Hasson Arye Molakandov Kfir Chebath Judith

METHODS OF INDUCING MYELINATION AND MATURATION OF OLIGODENDROCYTES

Kadimastem’s Ref Client Ref	Country	Earliest Priority	Entry Date	Filing Date Application No.	Publication Date + No. Issue Date + Patent No.	Next Action	Status	Assignee Inventor
84095	Europe NP	Jun-02-2014 62/006,285	Sep-28-2016	Jun-02-2015 15802806.8	Apr-05-2017 3149155 Sep-23-2020 3149155	Tax 11 Jun-02-2025 GB	Granted	Kadimastem Ltd. Izrael Michal Revel Michel Hasson Arye Chebath Judith

METHODS FOR DIFFERENTIATING AND PURIFYING PANCREATIC ENDOCRINE CELLS

Kadimastem’s Ref Client Ref	Country	Earliest Priority	Entry Date	Filing Date Application No.	Publication Date + No. Issue Date + Patent No.	Next Action	Status	Assignee Inventor
84105	Brazil NP	Nov-30-2015 62/260,669	May-29-2018	Nov-28-2016 BR 11 2018 01094 6		Tax 10 Nov-28-2025	Pending	Kadimastem Ltd. Yeda Research and Development Co. Ltd. Molakandov Kfir Lavon Neta Beck Avital Revel Michel Elhanani Ofer Soen Yoav Walker Michael Hasson Arye
84101	Israel NP	Nov-30-2015 62/260,669	May-30-2018	Nov-28-2016 259702	Jun-01-2022 259702 Sep-02-2022 259702	Tax 11-14 Nov-28-2026	Granted	Kadimastem Ltd. Yeda Research and Development Co. Ltd. Molakandov Kfir Lavon Neta Beck Avital Revel Michel Elhanani Ofer Soen Yoav Walker Michael Hasson Arye
92532	Israel DIV	Nov-30-2015 62/260,669	May-24-2022	Nov-28-2016 293289	Dec-01-2023 293289 Mar-04-2024 293289	Tax 11-14 Nov-28-2026	Granted	Kadimastem Ltd. Yeda Research and Development Co. Ltd. Molakandov Kfir Lavon Neta Beck Avital Revel Michel Elhanani Ofer Soen Yoav Walker Michael Hasson Arye
84102	Japan NP	Nov-30-2015 62/260,669	May-30-2018	Nov-28-2016 2018-546931	Jul-06-2021 6,909,230	Tax 5 Jul-06-2025	Granted	Kadimastem Ltd. Yeda Research and Development Co. Ltd. Molakandov Kfir Lavon Neta Beck Avital Revel Michel Elhanani Ofer Soen Yoav Walker Michael Hasson Arye
84103	USA NP	Nov-30-2015 62/260,669	May-30-2018	Nov-28-2016 15/780,153	Dec-27-2018 2018-0369290-A1 Jun-20-2023 11,679,133	Tax 3.5 Dec-20-2026	Granted	Kadimastem Ltd. Yeda Research and Development Co. Ltd. Molakandov Kfir Lavon Neta Beck Avital Revel Michel Elhanani Ofer Soen Yoav Walker Michael Hasson Arye
96080	USA CON	Nov-30-2015 62/260,669	Apr-21-2023	Nov-28-2016 18/137,455	Aug-10-2023 2023-0248779-A1		Pending	Kadimastem Ltd. Yeda Research and Development Co. Ltd. Molakandov Kfir Lavon Neta Beck Avital Revel Michel Elhanani Ofer Soen Yoav Walker Michael Hasson Arye

Kadimastem’s Ref Client Ref	Country	Earliest Priority	Entry Date	Filing Date Application No.	Publication Date + No. Issue Date + Patent No.	Next Action	Status	Assignee Inventor
84104	Europe NP	Nov-30-2015 62/260,669	Jun-11-2018	Nov-28-2016 16870121.7	Oct-10-2018 3384286 Apr-19-2023 3384286	Tax 10 Nov-28-2025 DE-FR-GB	Granted	Kadimastem Ltd. Yeda Research and Development Co. Ltd. Molakandov Kfir Lavon Neta Beck Avital Revel Michel Elhanani Ofer Soen Yoav Walker Michael Hasson Arye
95901	Europe DIV	Nov-30-2015 62/260,669	Mar-15-2023	Nov-28-2016 23162158.2	Aug-23-2023 4231015 Oct-30-2024 4231015	Tax 10 Nov-28-2025 GB-UPA	Granted	Kadimastem Ltd. Yeda Research and Development Co. Ltd. Molakandov Kfir Lavon Neta Beck Avital Revel Michel Elhanani Ofer Soen Yoav Walker Michael Hasson Arye
84392	India NP	Nov-30-2015 62/260,669	Jul-02-2018	Nov-28-2016 201817024538	Dec-07-2023 478779	Tax 10 Nov-28-2025	Granted	Kadimastem Ltd. Yeda Research and Development Co. Ltd. Molakandov Kfir Lavon Neta Beck Avital Revel Michel Elhanani Ofer Soen Yoav Walker Michael Hasson Arye
99188	Hong Kong DIV	Nov-30-2015 62/260,669	Feb-19-2024	Nov-28-2016 42024087278.8	Mar-28-2024 HK40098139	Grant Fees Apr-30-2025	Allowed	Kadimastem Ltd. Yeda Research and Development Co. Ltd. Molakandov Kfir Lavon Neta Beck Avital Revel Michel Elhanani Ofer Soen Yoav Walker Michael Hasson Arye

Trademark: NUCELX

Kadimastem’s Ref Client Ref	Country	Class	Earliest Priority	Filing Date Application No.	Registration Date Registration No.	Next Action	Status	Applicant
102648	Israel						Pending	Kadimastem Ltd.

Trademark: AstroRx

Kadimastem’s Ref Client Ref	Country	Class	Earliest Priority	Filing Date Application No.	Registration Date Registration No.	Next Action	Status	Applicant
99994	Israel			Jul-26-2016 286776	Jan-01-2018 286776	Renewal Jul-26-2026	Registered	Kadimastem Ltd.

Employees

As of December 31, 2024, Kadimastem had 12 employees, 4 of whom were employed in finance and administration and 10 of whom were employed in research and development. All Kadimastem employees are in Israel.

Israeli labor laws principally govern the length of the workday, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment. Subject to certain exceptions, Israeli law generally requires severance pay upon the retirement, death or dismissal of an employee, and requires Kadimastem and Kadimastem’s employees to make payments to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Kadimastem’s employees have defined benefit pension plans that comply with applicable Israeli legal requirements, which also include the mandatory pension payments required by applicable law and allocations for severance pay.

While none of Kadimastem’s employees are party to any collective bargaining agreements, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists’ Associations) are applicable to Kadimastem’s employees by extension orders issued by the Israel Ministry of Economy (previously the Israeli Ministry of Trade, Industry and Labor). These provisions primarily concern the length of the workweek, pension fund benefits for all employees and for employees in the industry section, insurance for work-related accidents, travel expenses reimbursement, holiday leave, convalescent payments and entitlement for vacation days. Kadimastem generally provide Kadimastem’s employees with benefits and working conditions beyond the required minimums. Kadimastem has never experienced any employment-related work stoppages and believe Kadimastem’s relationship with Kadimastem’s employees is good.

All of Kadimastem’s employment and consulting agreements include employees’ and consultants’ undertakings with respect to non-competition and assignment to Kadimastem of intellectual property rights developed in the course of employment and confidentiality. The enforceability of such provisions is limited by Israeli law.

Company Information

Kadimastem was established as an Israeli company on October 6, 2008. Kadimastem began trading on the Tel Aviv Stock Exchange in June 2013.

THE OFFERING

This prospectus relates to the resale by the Selling Shareholder identified in this prospectus of up to 645,161 of our Common Shares, consisting of: (i) 161,290 Common Shares issued in a private placement pursuant to the December SPA, (ii) 75,000 Common Shares issued pursuant to the October Debt SPA, and (iii) 408,871 Common Shares issuable upon the conversion of certain of the Company’s PPCs pursuant to the October Debt SPA. All Common Shares, when sold, will be sold by the Selling Shareholder. The Selling Shareholder may sell its Common Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder.

Common Shares currently issued and outstanding	3,597,641 Common Shares.

Common Shares offered by the Selling Shareholder	645,161 Common Shares.

Use of proceeds	We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder.

Risk factors	Investing in our Common Shares involves a high degree of risk. You should read the “Risk Factors” section starting on page 29 of this prospectus, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Common Shares.

Nasdaq Capital Market symbol	Our Common Shares are listed on the Nasdaq Capital Market under the symbol “NLSP”.

Unless otherwise indicated, the number of Common Shares outstanding prior to and after this offering is based on 3,597,641 Common Shares outstanding, after the approval of the registration of the capital increase on January 7, 2025, and the PPCs and Common Shares issuances to the Selling Shareholder on January 31, 2025, and excludes the following:

●	81,452 PPCs to purchase 81,452 of our Common Shares;

●	1,522,119 warrants to purchase 1,522,119 of our Common Shares; and

●	54,639 options to purchase 54,639 of our Common Shares.

RISK FACTORS

An investment in the Common Shares involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should consider carefully the risk factors described below and the full risks described under the caption “Item 3. Key Information - D. Risk Factors” in the 2023 Annual Report, which is incorporated by reference in this prospectus, before deciding whether to invest in the Common Shares. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of the Common Shares to decline, and you may lose all or part of your investment.

Risks Related to the Merger

Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of Common Shares or Kadimastem Ordinary Shares and the future business and financial results of NLS and Kadimastem.

The Merger may be consummated on terms different than those contemplated by the Merger Agreement, or the Merger may not be consummated at all. If the Merger is not completed, or is completed on different terms from those contemplated by the Merger Agreement, NLS and Kadimastem could be adversely affected and subject to a variety of risks associated with the failure to consummate the Merger, or to consummate the Merger as contemplated by the Merger Agreement, including the following:

●	the NLS shareholders and the Kadimastem shareholders may be prevented from realizing the anticipated benefits of the Merger;

●	the market price of our Common Share or Kadimastem Ordinary Shares could decline significantly;

●	reputational harm due to the adverse perception of any failure to successfully consummate the Merger;

●	incurrence of substantial costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees, and, in certain cases, the payment by NLS of a termination fee to NLS; and

●	the attention of NLS’ and Kadimastem’s management and employees may be diverted from their day-to-day business and operational matters as a result of efforts relating to attempting to consummate the Merger.

Any delay in the consummation of the Merger or any uncertainty about the consummation of the Merger on terms other than those contemplated by the Merger Agreement, or if the Merger is not completed, could materially adversely affect the business, financial results and share price of NLS and Kadimastem.

The ownership interests of NLS and Kadimastem shareholders will be diluted by the consummation of the Merger, and NLS and Kadimastem shareholders will exercise less influence over management than they exercised before the Merger.

NLS’s shareholders have the right to vote in the election of the Board and on certain other matters affecting NLS, as specified in NLS Bylaws, and Kadimastem’s shareholders have the right to vote in the election of the Kadimastem board of directors and on certain other matters affecting Kadimastem, as specified in Kadimastem the Kadimastem Bylaws. As a result of the Merger, the ownership position of existing shareholders of NLS will decrease and Kadimastem’s shareholders will have an ownership position in NLS that is smaller than their current stake in Kadimastem. Upon consummation of the Merger, the cash balance of NLS as of December 20, 2024,, NLS and Kadimastem estimate that NLS’s shareholders immediately prior to the Merger (in their capacities as such) will own approximately 20% of the Common Shares outstanding immediately after the Merger, respectively, and the Kadimastem’s shareholders immediately prior to the Merger (in their capacities as such) will own approximately 80% of the Common Shares outstanding immediately after the Merger, in each case, without taking into account whether any of NLS’s or Kadimastem’s shareholders were also shareholders of NLS or Kadimastem, respectively, at that time. Consequently, NLS’s and Kadimastem shareholders will have less influence over the management and policies of NLS after the Effective Time than they currently exercise over the management and policies of NLS and Kadimastem, respectively.

NLS’ and Kadimastem’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of NLS and Kadimastem shareholders generally. This may create potential conflicts of interest or the appearance of such conflicts, which may lead to increased dissident shareholder activity, including litigation, which could result in significant costs for NLS and Kadimastem and could materially delay or prevent the completion of the Merger.

The interests of NLS’ and Kadimastem’s directors and executive officers include, among other things, the continued service as a director or executive officer of NLS following the Merger and certain rights to continuing indemnification and directors’ and officers’ liability insurance for Kadimastem directors and executive officers. There is a risk that these interests may influence the directors and executive officers to support the Merger.

The interests of NLS’s and Kadimastem’s directors and executive officers in the Merger may increase the risk of litigation intended to enjoin or prevent the Merger and the risk of other related dissident shareholder activity. In the past, and in particular following the announcement of a significant transaction, periods of volatility in the overall market or declines in the market price of a company’s securities, shareholder litigation and dissident shareholder proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated or related persons and entities. The relationships described above may precipitate such activities by dissident shareholders and, if instituted against NLS or Kadimastem or their respective directors or executive officers, such activities could result in substantial costs, a material delay or prevention of the Merger and a diversion of management’s attention, even if the shareholder action is without merit or unsuccessful.

The Merger is subject to the satisfaction or waiver of conditions that may not be satisfied or completed on a timely basis, if at all. Failure to consummate the Merger could adversely affect the future business and financial results of NLS.

The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, among others, that the representations and warranties of the parties are true and correct in all respects as of the closing date, NLS has at least USD $600,000 in gross funds (including cash in any of its bank accounts) plus any proceeds received by NLS from certain parties in connection with its financing transactions undertake after the execution of the Merger Agreement, Kadimastem has at least USD $3,500,000 in gross funds (including cash in any of its bank accounts) minus any proceeds received by NLS from certain parties in connection with its financing transactions undertaken after the execution of the Merger Agreement, Kadimastem’s receipt of certain tax rulings provided by Israeli Tax Authority and the Israel Securities Authority. These conditions make the completion, and the timing of the completion, of the Merger uncertain.

NLS and Kadimastem cannot provide assurance that the Merger will be consummated on the terms or timeline currently contemplated, or at all. If the Merger is not completed on a timely basis, or at all, NLS may be adversely affected and subject to a number of risks, including the time and resources committed by NLS’s respective management to matters relating to the Merger could otherwise have been devoted to pursuing other opportunities. In this regard, Kadimastem received a draft tax ruling from the Israeli Tax Authority and believes that it will be able to obtain the final ruling prior to the approval of the Merger by the shareholders of NLS.

NLS or Kadimastem may waive one or more of the conditions to the Merger without re-soliciting shareholder approval.

NLS or Kadimastem may determine to waive, in whole or in part, one or more of the conditions to its obligation to consummate the Merger. Any determination whether to waive any condition to the Merger and whether to re-solicit shareholder approval or amend this prospectus as a result of a waiver will be made by NLS or Kadimastem, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

The Merger may be completed even though material adverse changes subsequent to the announcement of the Merger, such as industry-wide changes or other events, may occur.

In general, the parties to the Merger can refuse to complete the Merger if there is a material adverse change affecting the other party. However, some types of changes do not permit NLS and Kadimastem to refuse to complete the Merger, even if such changes would have a material adverse effect on any of the parties involved in the Merger. For example, if there are changes in general national or international economic, financial, political or business conditions, NLS and Kadimastem would not have the right to refuse to complete the Merger. If adverse changes occur that affect the Merger but the parties are still required to complete the Merger, NLS’s share price, business and financial results after the completion of the Merger may suffer.

NLS will have limited protection in the event that any of the representations and warranties made by Kadimastem ultimately proves to be inaccurate or incorrect.

NLS will have limited protection if any representation or warranty made by Kadimastem in the Merger Agreement proves to be inaccurate or incorrect, and such representations and warranties will not survive the closing. Accordingly, to the extent such representations or warranties are incorrect, NLS would have limited or no indemnification claims with respect thereto, may not recover any damages it may have suffered, and may not have sufficient cash on hand or other resources to seek to pursue an alternative strategic transaction or avoid the dissolution and liquidation of NLS in the event that the Merger does not close.

Each of NLS and Kadimastem prior to the closing of the Merger expects to, and NLS following the closing of the Merger may, incur significant costs in connection with the Merger.

Each of NLS and Kadimastem prior to the closing of the Merger expects to, and NLS following the closing of the Merger may, incur significant costs in connection with the Merger, and may incur other unanticipated costs. While each company has assumed that a certain level of transaction and integration expenses will be incurred, there are factors beyond each company’s control that could affect the total amount or the timing of those expenses. Many of the expenses that may be incurred, by their nature, are difficult to estimate accurately at the current time. Each of NLS and Kadimastem expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, may allow NLS to offset those incremental expenses over time, the net benefit of which may not be achieved in the near term, or at all.

Lawsuits may be commenced seeking to enjoin or prevent the Merger or seeking other relief which may delay or prevent the completion of the Merger and result in NLS or Kadimastem incurring substantial costs.

Public company merger and acquisition transactions are often subject to lawsuits initiated by plaintiffs seeking to enjoin or prevent the transaction or obtain other relief. NLS, Kadimastem and their respective executive officers, directors and advisors may become subject to similar litigation with respect to the Merger. Any such lawsuit could seek, among other things, injunctive or other equitable relief, including a request to rescind parts of the Merger Agreement and otherwise to enjoin the parties from consummating the Merger, as well as to require payment of fees and other costs by the defendants. NLS and Kadimastem may incur substantial costs defending any such lawsuit, including the distraction of management’s attention, even if such lawsuits are without merit or unsuccessful. No assurance can be made as to the outcome of any such lawsuits. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger or in obtaining other relief, the completion of the Merger may be prevented or delayed or its terms could change.

The unaudited pro forma condensed consolidated financial information incorporated by reference in this prospectus is presented for illustrative purposes only and may not be reflective of what the operating results and financial condition of NLS for the historical periods presented would have been or may be following consummation of the Merger.

The unaudited pro forma condensed consolidated financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what NLS’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. Further, NLS’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed consolidated financial data that is included in this prospectus. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. In addition, subsequent to the closing date of the Merger, there will be adjustments to the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed consolidated financial information reflected in this prospectus.

If the Merger’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of securities may decline.

If the benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of our Common Shares prior to the completion of the Merger may decline. The market values of our securities at the time of the Merger may vary significantly from their prices on the date the Merger Agreement was executed, or the date of this prospectus.

In addition, following the Merger, fluctuations in the price of our Common Shares could contribute to the loss of all or part of your investment. If an active market for our Common Shares develops and continues, the trading price of our Common Shares following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. If the benefits of the Merger do not meet the expectations of investors or securities analysts it could have a material adverse effect on your investment in our Common Shares and our Common Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our Common Shares may not recover and may experience a further decline.

Even if the Merger is completed, there is no guarantee that any proceeds will be paid to NLS shareholders under the CVR Agreement.

Even if the Merger is completed, there can be no assurance that any payments will be made to NLS shareholders under the CVR Agreement. The Contingent Value Rights provide for potential payments to NLS shareholders based on the achievement of certain post-merger performance or milestone criteria. These criteria depend on factors that are largely outside our control, such as the successful integration of the companies, the realization of anticipated synergies, and the achievement of specific operational or financial targets within specified timeframes.

In addition, various risks, uncertainties, and assumptions could impact the ability of Kadimastem to generate the necessary funds for such payments. These include, but are not limited to, changes in market conditions, competitive pressures, regulatory developments, or unexpected costs that may arise following the Merger. If Kadimastem is unable to achieve the necessary milestones or if additional unforeseen challenges arise, it is possible that no payments will be made to NLS shareholders under the CVR Agreement.

Consequently, NLS shareholders should understand that the CVR Agreement does not guarantee any future payments, and they may receive little or no proceeds from the CVR Agreement in connection with the Merger.

Risks Related to NLS After the Consummation of the Merger

Following the Merger, NLS intends to shift its business focus to developing and manufacturing “off-the-shelf”, allogenic, proprietary cell products, which may not be successful.

Following the Merger, NLS intends to shift its business focus to developing and manufacturing “off-the-shelf”, allogenic, proprietary cell products, which may not be successful. Planned operations and to grow and compete will depend on the availability of adequate capital. NLS cannot assure you that it will be able to obtain equity or debt financing on acceptable terms, or at all, to adopt its new business, its planned operations and to implement its growth strategy. As a result, NLS cannot assure you that adequate capital will be available to continue its normal and planned operations and to finance its current growth plans, take advantage of business opportunities, or respond to competitive pressures, any of which could harm its business.

Following the Merger, NLS may be unable to integrate successfully and realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies which currently operate as independent companies. NLS may fail to realize some or all of the anticipated benefits of the Merger if the integration process takes longer than expected or is more costly than expected.

Potential difficulties NLS may encounter in the integration process include the following:

●	the inability to successfully combine the businesses of NLS and Kadimastem in a manner that permits NLS to achieve the anticipated benefits from the Merger, which would result in the anticipated benefits of the Merger not being realized partly or wholly in the time frame currently anticipated or at all;

●	creation of uniform standards, controls, procedures, policies and information systems; and

●	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger.

In addition, NLS and Kadimastem have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect NLS’ ability to maintain its business relationships or the ability to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of NLS.

Following the Merger, NLS’ business strategy will depend heavily on advancing and commercializing its pipeline products. However, NLS’ research and development efforts are subject to substantial risk, as drug development requires significant investment and faces inherent uncertainties.

Clinical trials may fail or be delayed, regulatory approvals are uncertain, and even if NLS does obtain required regulatory approvals, commercial success is not guaranteed. These risks could increase NLS’ post-Merger costs, delay potential revenues, and impact NLS’ ability to meet financial targets. Any setbacks in research and development could materially reduce the anticipated benefits of the Merger and impact NLS’ financial position and future growth potential. Furthermore, intensified research and development efforts may divert resources from other strategic initiatives, limiting NLS’ ability to respond to unforeseen challenges and competitive pressures in a timely manner.

Kadimastem has a limited operating history.

Kadimastem has a limited operating history and is subject to all the risks inherent in a new business enterprise. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a business with limited operating history, and the competitive and regulatory environment in which Kadimastem operated and will operate, such as under-capitalization, personnel limitations, and limited financing sources.

The future financial results of NLS will suffer if NLS does not effectively manage its assets or deploy its available capital following the Merger.

Following the Merger, NLS intends to focus on developing and manufacturing “off-the-shelf”, allogeneic, proprietary cell products. Future financial results of NLS will suffer if NLS does not effectively manage this shift in business focus. If NLS is unable to obtain capital necessary to maintain and increase its assets, and the assets of NLS, NLS could be required to reduce or suspend its operations or dispose of assets at inopportune time or price, which could negatively affect NLS’ financial condition, results of operations and ability to pay or sustain dividends to NLS’ shareholders.

NLS and Kadimastem have each had a history of net losses, and NLS expects to continue to incur losses for the foreseeable future, including following the Merger. If NLS ever achieves profitability, it may not be able to sustain it.

Each of NLS and Kadimastem have incurred losses since its respective inception and expects to continue to incur losses for the foreseeable future, including, with respect to NLS, following the Merger. NLS’ net loss attributable to holders of our Common Share for the year ended December 31, 2023 and 2022, respectively was approximately $12.2 million and $16.5 million. For the six months ended June 30, 2024 and 2023 NLS’ net loss attributable to holders of our Common Share was approximately $2.0 million and $7.6 million, respectively. As of December 31, 2023 and June 30, 2024 NLS had an accumulated deficit of approximately $70.4 million and $72.4 million, respectively, and total equity of $(8.8)M and $(9.3)M. Substantially all of our operating losses resulted from costs incurred in connection with our clinical development program and from general and administrative costs associated with our operations. Kadimastem reported net losses of approximately $3.3 million and $6.8 million for the years ended December 31, 2023 and 2022, respectively, and approximately $1.2 million and $1.9 million for the six months ended June 30, 2024 and 2023, respectively. As of December 31, 2023 and June 30, 2024, Kadimastem had a total equity of approximately $(1.2) million and $(2.2) million, respectively, and accumulated deficit of approximately $(69.3) million and $70.6 million, respectively. NLS’ and Kadimastem’s pro forma net losses for the six months ended June 30, 2024, was $129,965 and approximately $15.4 million for year ended December 31, 2023. As of June 30, 2024, NLS and Kadimastem had a total pro forma accumulated deficit of approximately $(3.8) million and pro forma total equity of approximately $6.8 million. NLS expects to incur net losses from continuing operations and net cash used in operating activities, including following the Merger. NLS may need to raise additional working capital to continue its normal and planned operations. NLS will need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if NLS does, NLS may not be able to maintain or increase its level of profitability. NLS anticipates that its operating expenses will remain substantially consistent in the foreseeable future. This reflects a decrease in operating costs associated with discontinued assets as part of the anticipated merger, offset by increased consultancy efforts, acquisition activities, and expanded marketing and sales initiatives aimed at growing its customer and client base. These expenditures will make it necessary for NLS to continue to raise additional working capital and make it harder for us to achieve and maintain profitability. NLS’ efforts to grow NLS’ business may be costlier than NLS expects, and NLS may not be able to generate sufficient revenue to offset NLS’ increased operating expenses. If NLS is forced to reduce NLS’ operating expenses, NLS’ growth strategy could be compromised. NLS may incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, substantial doubt exists about NLS’ ability to continue as a going concern, including following the Merger, and NLS cannot assure you that NLS will achieve sustainable operating profits as NLS continues to expand NLS’ infrastructure, further develop NLS’ marketing efforts, and otherwise implement NLS’ growth initiatives. The net losses that NLS incurs may fluctuate significantly from period to period. NLS will need to generate significant additional revenue to achieve and sustain profitability. Even if NLS achieves profitability, it cannot be sure that it will remain profitable for any substantial period of time.

NLS’ ability to grow and compete in the future will be adversely affected if adequate capital is not available to it or not available on terms favorable to it.

The ability of NLS to continue its normal and planned operations and to grow and compete will depend on the availability of adequate capital. NLS cannot assure you that it will be able to obtain equity or debt financing on acceptable terms, or at all, to continue its normal and planned operations and to implement its growth strategy. As a result, NLS cannot assure you that adequate capital will be available to continue its normal and planned operations and to finance its current growth plans, take advantage of business opportunities, or respond to competitive pressures, any of which could harm its business.

NLS will need substantial additional funding to continue its operations, which could result in dilution to its shareholders. NLS may not be able to raise capital when needed, if at all, which could cause it to have insufficient funds to pursue its operations, or to delay, reduce or eliminate its development of new programs or commercialization efforts.

NLS expects to incur additional costs associated with continuing to operate as a public company and to require substantial additional funding to continue to pursue its business and continue with its expansion plans. NLS may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase its capital needs and/or cause it to spend its cash resources faster than expected. Accordingly, NLS expects that it will need to obtain substantial additional funding in order to continue its operations. To date, NLS has financed its operations entirely through equity and debt investments by founders and other investors and the incurrence of debt, and it expects to financing its operations through equity and debt investments by investors in the foreseeable future, including following the Merger. Additional funding from those or other sources may not be available when or in the amounts needed, on acceptable terms, or at all. If NLS raises capital through the sale and issuance of equity, or securities convertible into equity, it would result in dilution to its existing shareholders, which could be significant depending on the price at which it may be able to sell and issue its securities. If it raises additional capital through the incurrence of additional indebtedness, it would likely become subject to further covenants that could restricting its business activities, and holders of debt instruments will likely have rights and privileges senior to those of its equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If NLS is unable to raise capital when needed or on acceptable terms, it could be forced to delay, reduce or eliminate development of new programs or future marketing efforts. Any of these events could significantly harm NLS’ business, financial condition and prospects.

Without obtaining adequate capital funding or improving its financial performance, NLS may not be able to continue as a going concern.

The report of NLS’ independent registered public accounting firm on its consolidated financial statements as of and for the year ended December 31, 2023 includes an explanatory paragraph indicating that there is substantial doubt about its ability to continue as a going concern. If it is unable to raise sufficient capital when needed, its business, financial condition and results of operations will be materially and adversely affected, and it will need to significantly modify its operational plans to continue as a going concern. The inclusion of a going concern explanatory paragraph by NLS’ auditors, its lack of cash resources and its potential inability to continue as a going concern may materially adversely affect its share price and its ability to raise new capital or to enter into critical contractual relations with third parties. If it is unable to continue as a going concern, including following the Merger, it might have to liquidate its assets and the values it receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statement.

Increased operating and capital costs could affect NLS’ profitability.

Costs for any particular product are subject to variation due to a number of factors, such as regulatory costs and research and development expenses. In addition, costs are affected by the price and availability of input commodities, electricity, labor, chemical reagents, and processing related equipment and facilities. Product costs are, at times, subject to volatile price movements, including increases that could make production at certain operations less profitable. Further, changes in laws and regulations can affect product prices, uses and transport. Reported costs may also be affected by changes in accounting standards. A material increase in costs could have a significant effect on NLS’ profitability and operating cash flow.

NLS could have significant increases in capital and operating costs over the next several years in connection with the development of new projects and in the sustaining and/or expansion of existing operations. Costs associated with capital expenditures may increase in the future as a result of factors beyond NLS’ control. Increased capital expenditures may have an adverse effect on the profitability of and cash flow generated from existing operations, as well as the economic returns anticipated from new projects.

NLS may seek to grow through acquisitions.

NLS may seek to grow through acquisitions. Factors which may affect its ability to grow successfully through acquisitions include:

●	inability to obtain financing;

●	difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;

●	diversion of management’s attention from current operations;

●	the possibility that it may be adversely affected by risk factors facing the acquired companies;

●	acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our Common Shares to the shareholders of the acquired company, dilutive to the percentage of ownership of its existing shareholders;

●	potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification that it may obtain from the seller; and

●	loss of key employees of the acquired companies.

The potential termination of the Merger Agreement and related uncertainties could negatively impact NLS’ business.

The Merger Agreement is subject to several conditions, including approval by NLS’ shareholders, which must be met or waived prior to the Merger’s completion. Some conditions are outside of NLS’ control, and there is no assurance that they will be met in a timely manner or at all. The Merger Agreement could be delayed, may not be completed, or may be terminated under certain circumstances. Uncertainty regarding the Merger could adversely impact employee morale and retention, disrupt business relationships, and affect the trading price of our Common Share. Additionally, management and personnel will need to focus significant time and resources on the Merger, potentially diverting attention from day-to-day operations. NLS will incur significant transaction costs regardless of whether the Merger is finalized, and such expenses may be higher than anticipated, especially if the Merger is delayed or terminated.

Unfavorable general economic conditions may materially adversely affect NLS’ business.

While it is difficult for NLS to predict the impact of general economic conditions on its business, these conditions could reduce customer demand for some of its products or services which could cause its revenue to decline. Also, NLS’ customers that are especially reliant on the credit and capital markets may not be able to obtain adequate access to credit or equity funding, which could affect their ability to make timely payments to NLS. Moreover, NLS relies on obtaining additional capital and/or additional funding to provide working capital to support its operations. NLS regularly evaluates alternative financing sources. Further changes in the commercial capital markets or in the financial stability of its investors and creditors may impact the ability of its investors and creditors to provide additional financing. For these reasons, among others, if the economic conditions stagnate or decline, NLS’ operating results and financial condition could be adversely affected.

Economic and political conditions may cause fluctuations of the future prices, supply, and demand for products NLS and Kadimastem use, which may negatively affect NLS’ revenues.

Revenues generated from NLS’ production activities in the biotech industry will be highly dependent upon the future prices and demand for products that NLS and Kadimastem currently use. Factors which may affect prices and demand for products that NLS and Kadimastem currently use include, but are not limited to, the worldwide supply of these products; the price of these products that are produced in the United States, Israel, Switzerland, or imported from foreign countries; consumer demand for such products; the price and availability of alternative products; federal and state regulation; and general, national and worldwide economic political conditions.

Changes in the regulatory environment could have a material adverse effect on NLS’ business.

Changes in the regulatory environment could have a material adverse effect on NLS’ business. NLS’ exploration, development, production and marketing operations are subject to extensive environmental regulation at the federal, state and local levels including those governing pharmaceutical research and testing. Under these laws and regulations, NLS could be held liable for personal injuries, medical malpractice and other damages. Failure to comply with these laws and regulations may also result in the suspension or termination of NLS’ operations and subject us to administrative, civil, and criminal penalties. Governmental laws and regulations also increase the costs to plan, permit, design and install our operations and facilities.

Risks Related to Kadimastem’s Financial Position and Capital Requirements

Kadimastem has incurred significant operating losses since Kadimastem’s inception and anticipate that Kadimastem will incur continued losses for the foreseeable future.

Kadimastem is an emerging biopharmaceutical company with a limited operating history. Kadimastem has funded its operations to date primarily through raising capital on TASE, proceeds from the private placement of common shares, credit facilities, loans and convertible notes. Kadimastem expects to continue to incur substantial losses over the next several years during Kadimastem’s clinical development phase. To fully execute Kadimastem’s business plan, it will need to complete Phase 3 clinical studies and certain development activities, as well as manufacture the required clinical and commercial production batches in the pilot manufacturing plant. Further, Kadimastem’s product candidates will require regulatory approval prior to commercialization, and it will need to establish sales, marketing and logistic infrastructures. These activities may span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact us. Management plans to seek additional equity financing through private and public offerings or strategic partnerships and, in the longer term, by generating revenues from product sales. Kadimastem has incurred losses in each year since its inception. Kadimastem’s net loss attributable to holders of Kadimastem’s Ordinary Shares for the six months ended June 30, 2024 and 2023 were $4.6 million and $6.9 million, respectively. Substantially all of Kadimastem’s operating losses resulted from costs incurred in connection with Kadimastem’s development program and from general and administrative costs associated with Kadimastem’s operations.

Until Kadimastem can generate significant revenues, if ever, it expects to satisfy Kadimastem’s future cash needs through debt or equity financing. It cannot be certain that additional funding will be available to it on acceptable terms, if at all. If funds are not available, Kadimastem may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to Kadimastem’s products.

Kadimastem expects its research and development expenses to increase in connection with its planned expanded clinical trials. In addition, if Kadimastem obtains marketing approval for AstroRx® and/or IsletRx or any other current or future product candidate, it will likely incur significant sales, marketing and outsourced manufacturing expenses, as well as continued research and development expenses. Furthermore, in the period following this prospectus, it expects to incur additional costs associated with operating as a public company, which Kadimastem estimates will be at least several hundred thousand dollars annually. As a result, Kadimastem expects to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, Kadimastem is unable to predict the extent of any future losses or when it will become profitable, if at all.

 Furthermore, in addition to such operating expenses, Kadimastem expects to incur additional costs associated with operating as a public company subject to the rules and regulations of the SEC, which it estimates will be at least one million dollars annually. As a result, Kadimastem expects to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing drug substances and product candidates, Kadimastem is unable to predict the extent of any future losses or when Kadimastem will become profitable, if at all.

Kadimastem expects to continue to incur significant losses until Kadimastem are able to commercialize Kadimastem’s product candidates, which it may not be successful in achieving. Kadimastem anticipate that Kadimastem’s expenses will increase substantially if and as we:

●	continue the research and development of Kadimastem’s product candidates;

●	expand the scope of Kadimastem’s current clinical studies for its product candidates;

●	seek regulatory and marketing approvals for Kadimastem’s product candidates that successfully complete clinical studies;

●	establish a sales, marketing, and distribution infrastructure to commercialize Kadimastem’s product candidates;

●	seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of Kadimastem’s current product candidates;

●	seek to maintain, protect, and expand Kadimastem’s intellectual property portfolio;

●	seek to attract and retain skilled personnel; and

●	create additional infrastructure to support Kadimastem’s operations as a public company and Kadimastem’s product candidate development and planned future commercialization efforts.

Kadimastem has not generated revenue from any product candidate and may never be profitable, even if Kadimastem receives regulatory approval to commercialize its products in additional geographical territories and indications.

Kadimastem’s ability to become profitable depends upon Kadimastem’s ability to generate revenue. To date, Kadimastem have not generated any revenue from Kadimastem’s development stage product candidates, AstroRx® and/or IsletRx. In order to generate significant revenue, it will need to obtain additional regulatory approvals in jurisdictions within which it already has certain regulatory approvals, and also in jurisdictions in which it currently has no regulatory approvals to market Kadimastem’s products. Even if Kadimastem’s current products or any future products are approved for marketing and sale, it anticipates incurring significant incremental costs associated with commercializing such products.

Kadimastem’s ability to become profitable depends upon Kadimastem’s ability to generate revenue. To date, Kadimastem has not generated any revenue from Kadimastem’s development stage product candidates, AstroRx® and/or IsletRx, and do not know when, or if, it will generate any such revenue. Kadimastem does not expect to generate significant revenue unless or until Kadimastem obtains marketing approval of, and commercializes, AstroRx® and/or IsletRx. Kadimastem’s ability to generate future revenue from product candidate sales depends heavily on its success in many areas, including but not limited to:

●	obtaining favorable results from and progress the pre-clinical and clinical development of Kadimastem’s product candidates, namely AstroRx and/or IsletRx;

●	developing and obtaining regulatory approval for registration studies protocols for Kadimastem’s product candidates, namely AstroRx® and/or IsletRx;

●	subject to successful completion of registration and clinical trials of AstroRx® and/or IsletRx, applying for and obtaining marketing approval;

●	establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate (in amount and quality) products, and at acceptable costs, to support market demand for Kadimastem’s product candidates, if marketing approval is received;

●	identifying, assessing, acquiring and/or developing new product candidates;

●	accurately identifying demand for Kadimastem’s product candidates;

●	obtaining market acceptance of Kadimastem’s product candidates, if approved for marketing, as viable treatment options;

●	negotiating favorable terms in any collaboration, licensing or other arrangements into which Kadimastem may enter;

●	establishing and nurturing relationships with the leading physicians in the United States; and

●	attracting, hiring and retaining qualified personnel.

Kadimastem does not believe that its current cash on hand will be sufficient to fund its projected operating requirements. This raises substantial doubt about its ability to continue as a going concern.

Kadimastem does not believe that its current cash on hand will be sufficient to fund its projected operating requirements. This raises substantial doubt about Kadimastem’s ability to continue as a going concern. If Kadimastem cannot continue as a going concern, its investors may lose their entire investment in its common shares. Until Kadimastem can generate significant revenues, if ever, it expects to satisfy its future cash needs through debt or equity financing. Kadimastem cannot be certain that additional funding will be available to it on acceptable terms, if at all. If funds are not available, Kadimastem may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to its products.

Even if the Merger is completed, Kadimastem expects that it will need to raise substantial additional funding before it can expect to complete the development of AstroRx® and IsletRx or any other product candidate. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Kadimastem to delay, limit or terminate its product candidate development efforts or other operations.

Even if the Merger is completed, Kadimastem expects it will require substantial additional capital to commercialize its product candidates. In addition, its operating plans may change as a result of many factors that may not currently be known to it, and it may need to seek additional funds sooner than planned. Kadimastem’s future funding requirements will depend on many factors, including but not limited to:

●	its clinical trial results;

●	the cost, timing and outcomes of seeking marketing approval of AstroRx® and/or IsletRx;

●	the cost of filing and prosecuting patent applications and the cost of defending its patents;

●	the cost of prosecuting patent infringement actions against third parties;

●	development of other early-stage development product candidates;

●	the costs associated with commercializing AstroRx® and/or IsletRx if Kadimastem receives marketing approval, including the cost and timing of establishing sales and marketing capabilities to market and sell AstroRx® and/or IsletRx;

●	subject to receipt of marketing approval, revenue received from sales of approved products, if any, in the future;

●	any product liability or other lawsuits related to Kadimastem’s products;

●	the expenses needed to attract and retain skilled personnel; and

●	the costs associated with being a public company.

Any additional fundraising efforts may divert its management from their day-to-day activities, which may adversely affect Kadimastem’s ability to develop and commercialize its product candidates. In addition, Kadimastem cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of its securities and the issuance of additional securities, whether equity or debt, by it, or the possibility of such issuance, may cause the market price of its common shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and Kadimastem may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. Kadimastem could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and it may be required to relinquish rights to some of its technologies or product candidates or otherwise agree to terms unfavorable to it, any of which may have a material adverse effect on its business, operating results and prospects. Even if it believes that it has sufficient funds for its current or future operating plans, Kadimastem may seek additional capital if market conditions are favorable or if it has specific strategic considerations.

If Kadimastem is unable to obtain funding on a timely basis, it may be required to significantly curtail, delay or discontinue one or more of its research or development programs or the development or commercialization, if any, of any product candidates or be unable to expand its operations or otherwise capitalize on its business opportunities, as desired, which could materially affect its business, financial condition and results of operations.

Unstable market and economic conditions, including inflation, may have serious adverse consequences on Kadimastem’s business, financial condition and share price.

The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates and uncertainty about economic stability. The current wars in Israel and between Ukraine and Russia have created extreme volatility in the global capital markets, and are expected to have further global economic consequences, including disruptions of the global supply chain and energy markets. Any such volatility and disruptions may have adverse consequences on Kadimastem or the third parties on whom Kadimastem relies. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive.

Disruption to the global economy could also result in a number of follow-on effects on Kadimastem’s business, including a possible slow-down resulting from lower customer expenditures; inability of customers to pay for products, solutions or services on time, if at all; more restrictive export regulations, which could limit Kadimastem’s potential customer base; negative impact on Kadimastem’s liquidity and financial condition and share price, which may impact Kadimastem’s ability to raise capital in the market, obtain financing and secure other sources of funding in the future on terms favorable to Kadimastem.

Inflation, which increased significantly during 2024, could adversely affect Kadimastem’s business by increasing the costs of raw material and labor needed to operate its business and could continue to adversely affect Kadimastem in future periods. If this current inflationary environment continues, there can be no assurance that Kadimastem would be able to recover related cost increases through price increases, which could result in downward pressure on Kadimastem’s operating margins. As a result, Kadimastem’s financial condition, results of operations, and cash flows could be adversely affected over time.

Kadimastem may fail to realize some or all of the anticipated benefits of the proposed Merger, which may adversely affect the value of each Kadimastem ordinary share.

The success of the Merger will depend, in part, on Kadimastem’s ability to realize the anticipated benefits from combining Kadimastem and NLS. However, to realize these anticipated benefits, the businesses of Kadimastem and NLS must be successfully combined and the two companies’ respective operations, technologies and personnel must be integrated following the closing of the merger. If Kadimastem is not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the Merger may not be realized fully or at all or may take longer to realize than expected and the value of Kadimastem’s ordinary shares may be adversely affected. In addition, the overall integration of the businesses is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt Kadimastem’s operations following closing.

Specifically, risks in integrating NLS into Kadimastem’s operations to realize the anticipated benefits of the Merger include, among other things, the failure to:

●	effectively coordinate efforts to communicate Kadimastem’s capabilities and products following closing;

●	compete effectively for additional opportunities expected to be available to Kadimastem following closing;

●	integrate and harmonize financial reporting and information technology systems of Kadimastem and NLS;

●	retain Kadimastem’s relationships with its customers and successfully integrate NLS into these existing relationships;

●	integrate the NLS and Kadimastem senior management teams;

●	retain and integrate key NLS and Kadimastem employees;

●	successfully address Kadimastem’s existing liabilities;

●	coordinate operations across time zones, continents and cultures;

●	manage the diversion of management’s attention from business matters to integration issues;

●	retain customers; and

●	combine Kadimastem’s business and management culture with the business and management culture of NLS. For more information, please see “Risks Related to the Merger” and “Risks Related to NLS After the Consummation of the Merger.”

Risks Related to Product Development, Regulatory Approval and Commercialization

Kadimastem depends substantially on the success of its proprietary product candidates. Kadimastem cannot give any assurance that any of its drug substances and product candidates will receive regulatory approval, which is necessary before they can be commercialized.

Kadimastem has invested almost all of its efforts and financial resources in research and development of Kadimastem’s drug substances, as defined by the Harmonised Tripartite Guideline for Good Clinical Practice (ICH-GCP E6), and product candidates and general and administrative costs. Kadimastem’s portfolio comprises a clinical program, AstroRx®, human astrocytes derived from pluripotent stem cells for the treatment of neurodegenerative diseases such as Amyotrophic Lateral Sclerosis, or ALS, as well as a preclinical proof of concept program, IsletRx, human pancreatic islet like clusters for the treatment of insulin dependent diabetes. The process to develop, obtain regulatory approval for and commercialize pharmaceutical drug substances and product candidates is long, complex, costly, and inherently uncertain of outcome. Kadimastem are not permitted to market any of its drug substances and product candidates in the United States, European Union, or the EU, or any other jurisdiction until Kadimastem receives the requisite regulatory approvals. Kadimastem cannot give any assurance that its current clinical development plan will proceed as planned, that its product candidates will receive regulatory approval, or that such regulatory approval, if received, will be within a timeframe that allows Kadimastem to effectively compete with its competitors or be successfully marketed and commercialized, which could harm its business, operating results, prospects or financial condition.

All of Kadimastem’s drug substances and product candidates are in various stages of clinical and/or preclinical development. Clinical drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes. If clinical trials of its drug substances and product candidates are prolonged, delayed or not commercially viable, Kadimastem or its collaborators may be unable to obtain required regulatory approvals, and therefore may be unable to commercialize its drug substances and product candidates on a timely basis or at all, which will adversely affect its business.

To obtain the requisite regulatory approvals to market and sell any of Kadimastem’s product candidates, Kadimastem or its collaborators for such candidates must demonstrate through extensive preclinical studies and clinical trials that its products are safe, pure and potent or effective in humans. Further, the process of obtaining regulatory approval is expensive, often takes many years following the commencement of clinical trials and can vary substantially based upon the type, complexity and novelty of the drug substances and product candidates involved, as well as the target indications and patient population. Prior to obtaining approval to commercialize a product candidate in the United States or abroad, Kadimastem or its potential future collaborators must demonstrate with substantial evidence from adequate and well-controlled clinical trials, and to the satisfaction of the United States Food and Drug Administration, or FDA, or comparable foreign regulatory authorities, that such drug substances and product candidates are safe and effective for their intended uses. Additionally, clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process and its future clinical trial results may not be successful.

Kadimastem may not be able to commence or complete the clinical trials that would support its submission of a BLA to the FDA or a Marketing Authorization Application, or MAA, to the EMA, and other regulatory approvals from the Israeli Mistry of Health, or MOH. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of its clinical trials. Clinical trials can be delayed or prevented for a number of reasons, including:

●	difficulties obtaining regulatory approval to commence a clinical trial or complying with conditions imposed by a regulatory authority regarding the scope or term of a clinical trial;

●	delays in reaching or failing to reach agreement on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	insufficient or inadequate supply or quality of a product candidate or other materials necessary to conduct its clinical trials;

●	if the FDA or EMA elect to enact policy changes;

●	difficulties obtaining institutional review board, or IRB, approval to conduct a clinical trial at a prospective site; and

●	challenges recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including size and nature of patient population, proximity of patients to clinical sites, eligibility criteria for the trial, nature of trial protocol, the availability of approved effective treatments for the relevant disease and competition from other clinical trial programs for similar indications.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by Kadimastem, the FDA, the IRBs at the sites where the IRBs are overseeing a trial, a data safety monitoring board overseeing the clinical trial at issue or by other regulatory authorities due to a number of factors, including:

●	failure to conduct the clinical trial in accordance with regulatory requirements or its clinical protocols;

●	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities;

●	inspection of the drug substance manufacturing facility by the FDA or other regulatory authorities;

●	unforeseen safety issues or lack of effectiveness (futility); and

●	lack of adequate funding to continue the clinical trial.

Any of these occurrences may harm its business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of its drug substances and product candidates or result in the development of its drug substances and product candidates being stopped early.

Kadimastem’s development costs will increase if Kadimastem has material delays in its clinical trials, or if it is required to modify, suspend, terminate or repeat a clinical trial. If Kadimastem is unable to conduct its clinical trials properly and on schedule, marketing approval may be delayed or denied by the FDA, EMA, MOH, and other regulatory authorities.

Kadimastem cannot market and sell its cell therapy drug substances and product candidates in the United States, Europe, or in other countries if it fails to obtain the necessary regulatory approvals or licensure.

Kadimastem cannot sell its cell therapy drug substances and product candidates until regulatory agencies grant marketing approval, or licensure. The process of obtaining regulatory approval is lengthy, expensive, and uncertain. It is likely to take at least several years to obtain the required regulatory approvals for its cell therapy product candidates, or it may never gain the necessary approvals.

Any difficulties that Kadimastem encounters in obtaining regulatory approval may have a substantial adverse impact on its operations and cause its share price to decline significantly.

To obtain marketing approvals in the United States and Europe for cell therapy drug substances and product candidates Kadimastem must, among other requirements, complete carefully controlled and well-designed clinical trials sufficient to demonstrate to the FDA, the EMA and the PMDA that the cell therapy drug substances and product candidates is safe and effective for each disease for which Kadimastem seeks approval. Several factors could prevent completion or cause significant delay of its clinic trials, including an inability to enroll the required number of patients or failure to demonstrate adequately that cell therapy drug substances and product candidates are safe and effective for use in humans. Negative or inconclusive results from or adverse medical events during a clinical trial could cause the clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful. The FDA or EMA can place a clinical trial on hold if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury. If safety concerns develop, Kadimastem, the FDA, the EMA or other regulatory bodies could stop its trials before completion, which could harm its business, operating results, prospects or financial condition.

Obtaining approval of a BLA or a MAA even after clinical trials that are believed to be successful is an uncertain process.

Kadimastem are not permitted to market its products in the United States or the EU until it receives regulatory approval of a BLA from the FDA or MAA from the EMA, or in any foreign countries until it receive the requisite approval from regulatory authorities in such countries.

Even if Kadimastem completes its planned clinical trials and believe the results to be successful, all of which are uncertain, obtaining regulatory approval is an extensive, lengthy, expensive and uncertain process, and the FDA and EMA, and other regulatory authorities may delay, limit or deny approval of its products for many reasons, including, but not limited to:

●	Kadimastem may not be able to demonstrate to their satisfaction that the product candidate is a safe or effective treatment for a given indication;

●	the results of clinical trials may not meet the level of statistical significance or clinical significance required by the regulatory agencies;

●	disagreements regarding the number, design, size, conduct or implementation of Kadimastem’s clinical trials, or with its interpretation of data from pre-clinical studies or clinical trials;

●	a lack of acceptance of the accuracy or sufficiency of the data generated at Kadimastem’s clinical trial sites to demonstrate, among others, that clinical and other benefits outweigh its safety risks or to support the submission of a BLA or MAA;

●	difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee, or such other similar committee, may recommend against approval of Kadimastem’s application or may recommend that such regulators require, as a condition of approval, additional pre-clinical studies or clinical trials, improvements in the manufacturing facility and stability transportation processes and durability limitations on approved labelling, or distribution and use restrictions;

●	the requirement that Kadimastem develop a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval, which may or may not be feasible for Kadimastem;

●	the identification of deficiencies in the manufacturing processes in its manufacturing facility or facilities of third-party manufacturers with which Kadimastem enter into agreements for clinical and commercial supplies;

●	changes in approval policies or the adoption of new regulations by such regulators; and

●	Kadimastem may be unable to be granted a PIP deferral which Kadimastem intends to request from the EMA for clinical trials in children; this may delay Kadimastem’s clinical trial program or approvals for adults, or it may have successful clinical trial results for adults but not children (if Kadimastem were required to conduct pediatric studies prior to the receipt of a BLA or MMA for use of its drug substances and product candidates in adults), or vice versa.

Before Kadimastem can submit BLA to the FDA, Kadimastem must conduct Phase 3 clinical trials, that will be substantially broader than its Phase 2 trials. A BLA must be supported by extensive clinical and pre-clinical data, as well as extensive information regarding chemistry, manufacturing and controls to demonstrate the safety and effectiveness of the applicable product candidate. The number and types of pre-clinical studies and clinical trials that will be required varies depending on the product candidate, the disease or condition that the product candidate is designed to target and the regulations applicable to any particular product candidate. Obtaining approval of a BLA is a lengthy, expensive and uncertain process, and Kadimastem may not be successful in obtaining approval. The FDA review processes can take years to complete and approval is never guaranteed.

In this respect, Kadimastem will also need to agree on a protocol with the FDA for the Phase 3 clinical trials before commencing those trials. Phase 3 clinical trials frequently produce unsatisfactory results even though prior clinical trials were successful. Therefore, the results of the additional trials that it conducts may or may not be successful. The FDA may suspend all clinical trials or require that Kadimastem conducts additional clinical, nonclinical, manufacturing improvements, manufacturing validation or drug substances quality studies and submit those data before it will consider or reconsider the BLA. Depending on the extent of these or any other studies, approval of any applications that Kadimastem submit may be delayed by several years, or may require it to expend more resources than it has available. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve the BLA. If any of these outcomes occur, Kadimastem would not receive approval at such time, if any, that it seeks FDA approval. Kadimastem may face similar risks with respect to obtaining regulatory approval from the EMA at such time, if any, that it seeks EMA approval. The risks that it faces in obtaining applicable approvals from the FDA and EMA for AstroRx® and/or IsletRx, or any other product candidate that it may seek to develop, may also exist with other regulatory authorities, such as those in Latin America or other regions.

Even if Kadimastem obtain FDA, EMA or other regulatory approval for AstroRx® and/or IsletRx, the approval might contain significant limitations related to use restrictions, warnings, precautions or contraindications, or may be subject to significant post-marketing studies or risk mitigation requirements. If Kadimastem is unable to successfully commercialize AstroRx® and/or IsletRx, it may be forced to cease operations.

Preliminary data that Kadimastem or others announce or publish from time to time with respect to its products may change as more data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Kadimastem, or its partners, may publish or seek to publish preliminary data from ongoing clinical trials, which are based on a preliminary analysis of then-available data. Positive preliminary data may not be predictive of such trial’s subsequent or overall results. Preliminary data are subject to the risk that one or more of the results and related findings and conclusions may materially change following a more comprehensive review of the data or as more data become available. Therefore, positive preliminary results in any ongoing clinical trial may not be predictive of such results in the completed trial. Kadimastem also make assumptions, estimations, calculations and conclusions as part of its analyses of data, and it may not have received or had the opportunity to fully evaluate all data. As a result, preliminary data that it reports may differ from future results from the same clinical trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data it previously published. As a result, preliminary data should be viewed with caution until the final data are available. Material adverse changes in the final data compared to preliminary data could significantly harm its business prospects.

Further, others, including regulatory agencies, may not accept or agree with its assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and its company in general. In addition, the information it chose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what Kadimastem determines is material or otherwise appropriate information to include in its disclosure. If the interim, top-line or preliminary data that Kadimastem reports differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, its ability to obtain approval for, and commercialize, in scale, its drug substances and product candidates may be harmed, which could harm its business, operating results, prospects or financial condition.

The results of preclinical studies and early-stage clinical trials of Kadimastem’s drug substances and product candidates may not be predictive of the results of later-stage clinical trials. Initial success in Kadimastem’s ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials.

Drug substances and product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. Furthermore, there can be no assurance that any of Kadimastem’s clinical trials will ultimately be successful or support further clinical development of any of Kadimastem’s product candidates. There is a high failure rate for drugs and biologics proceeding through clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies, and any such setbacks in Kadimastem’s clinical development could harm its business and operating results.

The results of clinical trials conducted at clinical sites outside the United States may not be accepted by the FDA and the results of clinical trials conducted at clinical sites in the United States may not be accepted by international regulatory authorities.

Kadimastem plans to conduct some of its clinical trials outside the United States. Such trials would be guided under FDA or EMA guidelines and inspections. It is planning to globally develop AstroRx® and/or IsletRxAstroRx and/or IsletRx in the United States and the EU. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well-designed and conducted and performed by qualified investigators in accordance with ethical principles such as or IRB or ethics committee approval and informed consent. The study population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. Generally, the subject population for any clinical trials conducted outside of the United States must be representative of the U.S. population. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials were conducted consistent with all applicable U.S. laws and regulations. There can be no assurance the FDA or international regulatory authorities will accept data from trials conducted outside of the United States or inside the United States, as the case may be, as adequate support of a marketing application. If the FDA does not accept the data from sites in its globally conducted clinical trials, or if international regulatory authorities do not accept the data from its U.S. clinical trials, it would likely result in the need for additional trials, which would be costly and time-consuming and could delay or permanently halt the development of one or more of its product candidates.

The results of Kadimastem’s clinical trials may not support its product candidates’ claims or any additional claims Kadimastem may seek for its drug substances and product candidates and its clinical trials may result in the discovery of adverse side effects.

Even if any clinical trial that Kadimastem needs to undertake is completed as planned, or if interim results from existing clinical trials are released, Kadimastem cannot be certain that such results will support its drug substances and product candidates claims or any new indications that Kadimastem may seek for its products or that the FDA or foreign authorities will agree with its conclusions regarding the results of those trials. The clinical trial process may fail to demonstrate that its products or a product candidate is safe and effective for the proposed indicated use, which could cause it to stop seeking additional clearances or approvals for its product candidates. Any delay or termination of Kadimastem’s clinical trials will delay the filing of its regulatory submissions and, ultimately, Kadimastem’s ability to commercialize a product candidate. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.

Kadimastem’s drug substances and product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial potential or result in significant negative consequences following regulatory approval, if obtained.

During the conduct of clinical trials, patients may experience changes in their health, including illnesses, injuries, discomforts or a fatal outcome. It is possible that as Kadimastem develops AstroRx® and/or IsletRx, or other drug substances and product candidates that Kadimastem may seek to develop, in larger, longer and more extensive clinical trials as use of its product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier clinical trials, as well as conditions that did not occur or went undetected in previous clinical trials, will be reported by subjects. Many times, side effects are only detectable after investigational products are tested in larger scale, Phase 2 and 3 clinical trials or, in some cases, after they are made available to patients on a commercial scale after approval. If additional clinical experience indicates that AstroRx® and/or IsletRx, or other drug substances and product candidates that Kadimastem may seek to develop, have side effects or cause serious or life-threatening side effects, the development of the product candidate may fail or be delayed, or, if the product candidate has received regulatory approval, such approval may be revoked or limited.

Additionally, if any of its drug substances and product candidates receives marketing approval, the FDA or EMA could require it to adopt a REMS to ensure that the benefits outweigh its risks, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients, a communication plan to health care practitioners, and restrictions on how or where the product can be distributed, dispensed or used. Furthermore, if Kadimastem or others later identify undesirable side effects caused by AstroRx® and/or IsletRx, several potentially significant negative consequences could result, including:

●	regulatory authorities may suspend or withdraw approvals of such a product candidate;

●	regulatory authorities may require additional warnings on the label;

●	regulatory authorities may issue negative publicity regarding the affected product, including safety communications;

●	Kadimastem may be required to change the way the product is manufactured, distributed, dispensed or administered, or conduct additional pre-clinical studies or clinical trials;

●	Kadimastem may need to voluntarily recall its products; and

●	Kadimastem could be sued and held liable for harm caused to patients.

Any of these events could prevent it from achieving or maintaining market acceptance of the affected product candidate and could significantly harm its business, prospects, financial condition and results of operations.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As drug substances and product candidates proceed through pre-clinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results and/or reduce cost of goods sold. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause its drug substances and product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA or EMA notification or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of Kadimastem’s drug substances and product candidates and jeopardize its ability to commence sales and generate revenue.

Kadimastem will need to obtain FDA approval of any proposed names for its drug substances that gain marketing approval, and any failure or delay associated with such naming approval may adversely impact its business.

Any name Kadimastem intends to use for its drug substances and product candidates will require approval from the FDA regardless of whether Kadimastem has secured a formal trademark registration from the U.S. Patent and Trademark Office, or the U.S. PTO. The FDA typically conducts a review of proposed product names, including an evaluation of whether proposed names may be confused with the names of other medical products and technology. The FDA may object to any product name it submits if it believes the name inappropriately implies medical claims. If the FDA objects to any of its proposed product names, Kadimastem may be required to adopt an alternative name for its product candidates, which could result in further evaluation of proposed names with the potential for additional delays and costs.

Kadimastem may seek designations for its drug substances and product candidates with the FDA and other comparable regulatory authorities that are intended to confer benefits such as a faster development process or an accelerated regulatory pathway, but there can be no assurance that Kadimastem will successfully obtain such designations. In addition, even if one or more of Kadimastem’s drug substances and product candidates are granted such designations, Kadimastem may not be able to realize the intended benefits of such designations.

The FDA, and other comparable regulatory authorities, offer certain designations for drug substances and product candidates that are intended to encourage the research and development of pharmaceutical products addressing conditions with significant unmet medical need. These designations may confer benefits such as additional interaction with regulatory authorities, a potentially accelerated regulatory pathway and priority review. There can be no assurance that Kadimastem will successfully obtain such designation for Kadimastem’s products. In addition, while such designations could expedite the development or approval process, they generally do not change the standards for approval. Even if Kadimastem obtains such designations for one or more of its product candidates, there can be no assurance that it will realize their intended benefits.

For example, Kadimastem may seek a Breakthrough Therapy designation from the FDA for one or more of its product candidates. A Breakthrough Therapy designation is defined as a therapy that is intended, alone or in combination with one or more other therapies, to treat a serious or life-threatening disease or condition, if preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For therapies that have Breakthrough Therapy designation, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Therapies with Breakthrough Therapy designation from the FDA are also eligible for accelerated approval. Designation as a Breakthrough Therapy is within the discretion of the FDA. Accordingly, even if Kadimastem believes one of Kadimastem’s drug substances and product candidates meets the criteria for Breakthrough Therapy designation, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of Kadimastem’s drug substances and product candidates qualify for Breakthrough Therapy designation, the FDA may later decide that such drug substances and product candidates no longer meet the conditions for qualification.

Kadimastem may also seek Regenerative Medicine Advance Therapy, or RMAT, designation from the FDA for some of its product candidates. As described in Section 3033 of the 21st Century Cures Act, a drug is eligible for RMAT designation if: the drug is a regenerative medicine therapy, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, except for those regulated solely under Section 361 of the Public Health Service Act and part 1271 of Title 21, Code of Federal Regulations; the drug is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such disease or condition. The FDA has broad discretion whether or not to grant this designation, so even if Kadimastem believes a particular product candidate is eligible for this designation, there can be no assurance that the FDA would decide to grant it. Even if Kadimastem does receive RMAT designation, Kadimastem may not experience a faster development process, review or approval compared to conventional FDA procedures, and receiving a RMAT Designation does not provide assurance of ultimate FDA approval. The FDA may withdraw RMAT designation if it believes that the designation is no longer supported by data from its clinical development program.

Kadimastem may also seek Fast Track designation from the FDA for some of its product candidates. If a therapy is intended for the treatment of a serious or life-threatening condition and the therapy demonstrates the potential to address unmet medical needs for this condition, the therapy sponsor may apply for Fast Track designation. The FDA has broad discretion whether or not to grant this designation, so even if it believes a particular product candidate is eligible for this designation, there can be no assurance that the FDA would decide to grant it. Even if Kadimastem does receive Fast Track designation, it may not experience a faster development process, review or approval compared to conventional FDA procedures, and receiving a Fast Track Designation does not provide assurance of ultimate FDA approval. The FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from its clinical development program.

If Kadimastem’s manufacturing, research and development and operational facilities are damaged or destroyed, its business and prospects would be adversely affected.

If its manufacturing, research and development and operational facilities, or the equipment in such facilities were to be damaged or destroyed, the loss of some or all of the stored units of its cell therapy drug substances would force Kadimastem to delay or halt its clinical trial processes. Kadimastem has a clinical research and development facility located in Nes Ziona, Israel, and also collaborates with medical hubs in California and other locations in the United States. If these facilities or the equipment in them are significantly damaged or destroyed, Kadimastem may not be able to quickly or inexpensively replace its manufacturing research and development and operational capacity.

Kadimastem’s product development is based on novel technologies and are inherently risky.

Kadimastem is subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of its therapeutics creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third party reimbursement and market acceptance. For example, the FDA, the EMA and other countries’ regulatory authorities have relatively limited experience with cell therapies. Very few cell therapy products have been approved by regulatory authorities to date for commercial sale, and the pathway to regulatory approval for its cell therapy drug substances and product candidates may accordingly be more complex and lengthier. As a result, the development and commercialization pathway for its therapies may be subject to increased uncertainty, as compared to the pathway for new conventional drugs.

Kadimastem’s cell therapy drug candidates represent new classes of therapy that the marketplace may not understand or accept.

Even if Kadimastem successfully develops and obtain regulatory approval for Kadimastem’s cell therapy candidates, the market may not understand or accept them. Kadimastem is developing cell therapy drug substances and product candidates that represent novel treatments and will compete with a number of more conventional products and therapies manufactured and marketed by others, including major pharmaceutical companies. The degree of market acceptance of any of its developed and potential products will depend on a number of factors, including:

●	the clinical safety and effectiveness of Kadimastem’s cell therapy drug candidates and their perceived advantage over alternative treatment methods, if any;

●	adverse events involving Kadimastem’s cell therapy product candidates or the products or product candidates of others that are cell-based; and

●	the cost of Kadimastem’s products and the reimbursement policies of government and private third party payers.

If the health care community does not accept Kadimastem’s potential products for any of the foregoing reasons, or for any other reason, it could affect its sales, having a material adverse effect on Kadimastem’s business, financial condition and results of operations.

Even if Kadimastem obtains regulatory approval for a product candidate, its products will remain subject to ongoing regulatory oversight.

Even if Kadimastem obtains any regulatory approval for its product candidates, they will be subject to ongoing regulatory requirements for manufacturing (including manufacturing sites), labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information. Any regulatory approvals that it receives for its product candidates also may be subject to a REMS, limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval or contain requirements for potentially costly post-marketing manufacturing site improvements and testing, including Phase 4 clinical trials, and surveillance to monitor the quality, safety and efficacy of the product. The holder of an approved BLA also must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, manufacturing facility, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, requirements and adherence to commitments made in the BLA or foreign marketing application. If Kadimastem, or a regulatory authority, discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured or disagrees with the promotion, marketing or labeling of that product, a regulatory authority may impose restrictions relative to that product, the manufacturing facility or Kadimastem, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If Kadimastem fails to comply with applicable regulatory requirements, a regulatory authority may:

●	issue an untitled letter or warning letter that Kadimastem are in violation of the law;

●	seek an injunction or impose administrative, civil or criminal penalties or monetary fines;

●	suspend or withdraw regulatory approval;

●	suspend any ongoing clinical trials;

●	refuse to approve pending applications or supplements to applications;

●	restrict the marketing or manufacturing of the product;

●	seize or detain the products or require the withdrawal of the product from the market;

●	refuse to permit the import or export of the products; or

●	refuse to allow Kadimastem to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require it to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit Kadimastem’s ability to commercialize its product candidates and adversely affect its business, financial condition, results of operations and prospects.

International expansion of Kadimastem’s business exposes it to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States, within Israel, the EU and Japan.

Other than Kadimastem’s headquarters and other operations which are located in Israel, it currently have limited international operations, but Kadimastem’s business strategy incorporates potentially significant international expansion, particularly in anticipation of approval of its product candidates. Kadimastem plans to maintain research and development, manufacturing, development, and sales representatives and conduct physician and patient association outreach activities, as well as clinical trials, within and outside of the United States, in Israel, Europe. and Japan. If Kadimastem’s products are approved for commercialization outside the United States, Israel, or the EU, Kadimastem will likely enter into agreements with third parties to market its drug substances in these additional global territories. Kadimastem expects that it will be subject to additional risks related to entering into or maintaining international business relationships, including:

●	different regulatory requirements for approvals of drug substances in foreign countries;

●	differing United States and foreign drug import and export rules, tariffs and other trade barriers;

●	reduced protection for intellectual property rights in foreign countries;

●	failure by Kadimastem to obtain regulatory approvals for the use of its products in various countries;

●	different reimbursement systems;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

●	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for its products and exposure to foreign currency exchange rate fluctuations, which could result in increased operating expenses and reduced revenues;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

●	regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its books and records provisions or its anti-bribery provisions;

●	potential liability resulting from development work conducted by these distributors; and

●	business interruptions resulting from a local or worldwide pandemic, such as geopolitical actions, including war and terrorism, or natural disasters.

Any of these factors could significantly harm its future international expansion and operations and, consequently, Kadimastem’s results of operations.

Even if any of Kadimastem’s product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

The commercial success of Kadimastem’s products will depend upon the acceptance of each product by the medical community, including physicians, patients and third-party payors. The degree of market acceptance of any approved product will depend on a number of factors, including:

●	the efficacy and safety of the product;

●	the potential advantages of the product compared to available therapies;

●	the convenience and ease of administration compared to alternative treatments;

●	limitations or warnings, including use restrictions contained in the product’s approved labeling;

●	distribution and use restrictions imposed by the EMA, FDA or other regulatory authority or agreed to by Kadimastem as part of a mandatory or voluntary risk management plan;

●	pricing and cost effectiveness in relation to alternative treatments;

●	if the product is included under physician treatment guidelines as a first-, second,- or third-line therapy;

●	the strength of sales, marketing and distribution support;

●	the availability of third-party coverage and adequate reimbursement and the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors;

●	the strength of sales, marketing and distribution support;

●	the willingness of patients to pay for drugs out of pocket in the absence of third-party coverage; and

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies.

If Kadimastem’s products are approved but do not achieve an adequate level of acceptance by physicians, third party payors and patients, Kadimastem may not generate sufficient revenue from the product, and Kadimastem may not become or remain profitable. In addition, its efforts to educate the medical community and third-party payors on the benefits of the product may require significant resources and may never be successful.

In addition, Kadimastem may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment its own sales force and distribution systems or in lieu of its own sales force and distribution systems. If Kadimastem enters into arrangements with third parties to perform sales, marketing and distribution services for its products, the resulting revenues or the profitability from these revenues to it are likely to be lower than if Kadimastem had sold, marketed and distributed its products itself. If Kadimastem are unable to enter into such arrangements on acceptable terms or at all, Kadimastem may not be able to successfully commercialize any of Kadimastem’s product candidates that receive regulatory approval. Depending on the nature of the third-party relationship, Kadimastem may have little control over such third parties, and any of these third parties may fail to devote the necessary resources and attention to sell, market and distribute its products effectively. If Kadimastem is not successful in commercializing its product candidates, either on Kadimastem’s own or through collaborations with one or more third parties, its future product revenue will suffer and Kadimastem may incur significant additional losses.

Even if Kadimastem is able to commercialize any product candidates, the products may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, any of which could harm its business.

Kadimastem’s ability to commercialize any product candidates successfully will depend, in part, on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and impact reimbursement levels.

Obtaining and maintaining adequate reimbursement for Kadimastem’s products may be difficult. Kadimastem cannot be certain if and when Kadimastem will obtain an adequate level of reimbursement for its products by third party payors. Even if it does obtain adequate levels of reimbursement, third-party payors, such as government or private healthcare insurers, carefully review and increasingly question the coverage of, and challenge the prices charged for, drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for drugs. Kadimastem may also be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. If coverage and reimbursement are not available or reimbursement is available only to limited levels, Kadimastem may not be able to successfully commercialize any product candidate for which Kadimastem obtain marketing approval, and the royalties resulting from the sales of those products may also be adversely impacted.

There may be significant delays in obtaining reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or similar regulatory authorities outside the United States. Moreover, eligibility for reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers Kadimastem’s costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover Kadimastem’s costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Kadimastem’s inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that it develops could have a material adverse effect on its operating results, its ability to raise capital needed to commercialize products and its overall financial condition.

The regulations that govern marketing approvals, pricing, coverage, and reimbursement for new drug substances vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of drug substances before they can be reimbursed. In many countries, the pricing review period begins after marketing or drug substances licensing approval is granted. In some foreign markets, prescription drug substances pricing remains subject to continuing governmental control, including possible price reductions, even after initial approval is granted. As a result, Kadimastem might obtain marketing approval for drug substances in a particular country, but then be subject to price regulations that delay Kadimastem’s commercial launch of its products and technology, possibly for lengthy time periods, and negatively impact the revenues it is able to generate from the sale of drug substances in that country. Adverse pricing limitations may hinder Kadimastem’s ability to recoup its investment in one or more products and technology, even if its drug substances obtain marketing approvals. There can be no assurance that Kadimastem’s products and technology, if they are approved for sale in the United States or in other countries, will be considered medically necessary or cost-effective for a specific indication, or that coverage or an adequate level of reimbursement will be available.

The FDA and other regulatory authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of Kadimastem’s drug substances are approved and it is found to have improperly promoted off-label uses of those products and technology, Kadimastem may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription of its products and technology, if approved. If Kadimastem is found to have promoted such off-label uses, it may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees, corporate integrity agreements or permanent injunctions under which specified promotional conduct must be changed or curtailed. If Kadimastem cannot successfully manage the promotion of its products and technology, if approved, Kadimastem could become subject to significant liability, which would materially adversely affect Kadimastem’s business and financial condition.

Kadimastem may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If Kadimastem is unable to comply, or have not fully complied, with such laws, it could face substantial penalties.

If Kadimastem obtains FDA approval for any of its product candidates and begin commercializing those products in the United States, its operations may be directly or indirectly through its customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act and physician sunshine laws and regulations. These laws may impact, among other things, its proposed sales, marketing and education programs. In addition, Kadimastem may be subject to patient privacy regulation by both the federal government and the states in which it conducts its business. The laws that may affect its ability to operate include:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

●	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent;

●	the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;
●	HIPAA, as amended by the Health Information Technology and Clinical Health Act, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

●	the federal physician sunshine requirements under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the PPACA, requires manufacturers of drugs, devices and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers and teaching hospitals and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations;

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts; and

●	European and other foreign law equivalents of each of the laws, including reporting requirements detailing interactions with and payments to healthcare providers, and the European General Data Protection Regulation, or GDPR, which contains provisions specifically directed at the processing of health information, higher sanctions and extra-territoriality measures intended to bring non-EU companies under the regulation, including companies like it that conduct clinical trials in the EU; Kadimastem anticipates that over time it may expand its business operations to include additional operations in the EU and with such expansion, it would be subject to increased governmental regulation in the EU countries in which it might operate, including the GDPR.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. It is possible that governmental authorities will conclude that Kadimastem’s business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Kadimastem’s operations are found to be in violation of any of these laws or any other related governmental regulations that may apply to it, Kadimastem may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, disgorgement, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, reputational harm, additional oversight and reporting obligations if Kadimastem becomes subject to a corporate integrity agreement or similar settlement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of Kadimastem’s operations. If any of the physicians or other healthcare providers or entities with whom Kadimastem expects to do business is found to be not in compliance with applicable laws, they may be subject to similar actions, penalties and sanctions. Efforts to ensure that its business arrangements comply with applicable healthcare laws and regulations, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from the business.

Obtaining and maintaining regulatory approval of Kadimastem’s drug substances in one jurisdiction does not mean that it will be successful in obtaining regulatory approval of Kadimastem’s drug substances in other jurisdictions. Kadimastem’s failure to obtain regulatory approval in foreign jurisdictions would prevent its drug substances from being marketed abroad, and any approval it is granted for Kadimastem’s drug substances in the United States would not assure approval of drug substances in foreign jurisdictions.

In order to market any products outside of the United States, Kadimastem must establish and comply with numerous and varying regulatory requirements of other countries regarding clinical trial design, safety and efficacy. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drugs are subject to extensive regulation by the FDA in the United States and other regulatory authorities in other countries. These regulations differ from country to country. Even if Kadimastem obtains and maintains regulatory approval of its product candidates in one jurisdiction, such approval does not guarantee that Kadimastem will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries.

Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional nonclinical studies or clinical trials as investigations conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Kadimastem intends to charge for its products is also subject to approval. These regulatory procedures can result in substantial delays in such countries. In other countries, product approval depends on showing superiority to an approved alternative therapy. This can result in significant expense for conducting complex clinical trials.

If Kadimastem, or any third parties with whom it works, fail to comply with regulatory requirements in the United States or international markets, or fail to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, Kadimastem’s target market may be reduced and its ability to realize the full market potential of its products will likely be harmed. The inability to meet continuously evolving regulatory standards for approval may result in its failing to obtain regulatory approval to market Kadimastem’s current product candidates, which could significantly harm its business, results of operations and prospects.

Kadimastem’s market is subject to intense competition, which may result in others commercializing products before or more successfully. If Kadimastem is unable to compete effectively, its products may be rendered noncompetitive or obsolete, which may adversely affect its operating results.

The development and commercialization of new products is highly competitive. Kadimastem’s potential competitors include major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide with respect to its products or any future product candidate that Kadimastem may seek to develop or commercialize. Kadimastem’s competitors may succeed in developing, acquiring or licensing technologies and products that are more effective, have fewer or more tolerable side effects or are more convenient or less costly than its products or any future product candidate it may develop, which could render any product candidates obsolete and noncompetitive. Kadimastem’s competitors also may obtain FDA or other marketing approval for their products before it is able to obtain approval for Kadimastem’s, which could result in competitors establishing a strong market position before it is able to enter the applicable market.

Many of Kadimastem’s potential competitors, alone or with their strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining marketing approvals and commercializing approved products than it does. There is a trend toward consolidation in the pharmaceutical and biotechnology industry, and additional mergers and acquisitions in these industries may result in even more resources being concentrated among a smaller number of Kadimastem’s competitors, which may adversely affect it.

Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies also compete with Kadimastem in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials.

In addition, if Kadimastem enters the markets of its product candidates, with such entrance remaining subject to various additional regulatory approvals, too late in the cycle, Kadimastem may not achieve commercial success, or it may have to reduce its price in order to effectively compete, which would impact its ability to generate revenue, obtain profitability and adversely affect its operating results.

The major market players within the ALS and diabetes drug markets and Kadimastem’s primary competitors in the United States and abroad include among others Biogen and Mitsubishi Tanabe pharmaceuticals in the ALS domain and Vertex Therapeutics and Novo-Nordisk pharmaceuticals in the cell therapy for diabetes domain. Some of these companies hold significant market share. Their dominant market position and significant control over the market could significantly limit its ability to introduce or effectively market and generate sales and capture market share.

Competition in the pharmaceutical industry is intense, and can lead to, among other things, price reductions, longer selling cycles, lower product margins, loss of market share, and additional working capital requirements. To succeed, Kadimastem must, among other critical matters, gain consumer acceptance for its products, as compared to other solutions currently available in the market. For example, since the currently accepted treatment for ALS is not substantially effective for its patients and for diabetes is lacking in effectiveness and does not cure the disease itself nor does it prevent long term complications, respectively, Kadimastem will need to invest resources in educating the medical community and consumers, and establish strategic collaborations before Kadimastem will be able to gain market acceptance for Kadimastem’s AstroRx® and/or IsletRx as a treatment in severe acute emergency situations. If Kadimastem’s competitors offer significant discounts on certain products and solutions, Kadimastem may need to lower its prices or offer other favorable terms in order to compete successfully. Moreover, any broad-based changes to Kadimastem’s prices and pricing policies could make it difficult to generate revenues or cause Kadimastem’s revenues to decline. Moreover, if Kadimastem’s competitors develop and commercialize products and solutions that are more effective or desirable than products and solutions that it may develop, Kadimastem may not convince its customers to use its products and solutions. Any such changes would likely reduce Kadimastem’s commercial opportunity and revenues potential and could materially adversely impact Kadimastem’s operating results.

Although Kadimastem has obtained orphan drug designation from the EMA for its product AstroRx®, it may not be able to realize the benefits of such designation, including potential marketing exclusivity of its product candidates, if approved.

Kadimastem applied for and received designation from the FDA for AstroRx® for cell therapy for ALS treatment. Regulatory authorities in some jurisdictions, including the EU and United States, may designate drugs for relatively small patient populations as “orphan drugs.” In the EU, the European Commission grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the EU community. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the EU would be sufficient to justify the necessary investment in developing the drug.  In the United States, under the Orphan Drug Act the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States or a patient population of greater than 200,000 individuals in the United States, but for which there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States

The designation of a product candidate as an orphan product does not mean that any regulatory agency will accelerate regulatory review of, or ultimately approve, that product candidate, nor does it limit the ability of any regulatory agency to grant orphan drug designation to product candidates of other companies that treat the same indications as its product candidates prior to Kadimastem’s product candidates receiving exclusive marketing approval.

Generally, if a product candidate with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug may be entitled to a period of marketing exclusivity, which precludes the FDA or the EMA from approving another marketing application for the same drug for that time period, except in limited circumstances.

Although Kadimastem has obtained orphan drug exclusivity from the FDA for AstroRx®, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA may subsequently approve another drug for the same condition if the FDA concludes that the latter drug is not the same drug or is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In the EU, marketing authorization may be granted to a similar medicinal product for the same orphan indication if:

●	the second applicant can establish in its application that its medicinal product, although similar to the orphan medicinal product already authorized, is safer, more effective or otherwise clinically superior;

●	the holder of the marketing authorization for the original orphan medicinal product consents to a second orphan medicinal product application; or

●	the holder of the marketing authorization for the original orphan medicinal product cannot supply sufficient quantities of orphan medicinal product.

Sales of Kadimastem’s approved products, if any, will be subject to the regulatory requirements governing marketing approval in the countries in which Kadimastem obtains regulatory approval, and where it plans to seek itself or with collaborators regulatory approval to commercialize its product candidates in North America, the EU and in additional foreign countries. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries and regulatory approval in one country does not ensure approval in any other country, while a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory approval process in others. For example, approval in the U.S. by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by the FDA, EMA, or regulatory authorities in other countries. Approval procedures vary among jurisdictions and can be lengthy and expensive, and involve requirements and administrative review periods different from, and potentially greater than, those in the U.S., including additional pre-clinical studies or clinical trials. Even if Kadimastem’s product candidates are approved, regulatory approval for any product may be withdrawn by the regulatory authorities in a particular jurisdiction.

Even if a product is approved, the FDA, EMA or another applicable regulatory authority, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming post-approval commitments including clinical trials or onerous risk management activities, including REMS, in the U.S. as conditions of approval to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. In many countries outside the U.S., a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that Kadimastem intend to charge for a product is also subject to approval.

Regulatory authorities in countries outside of the U.S. and the EU also have their own requirements for approval of product candidates with which Kadimastem must comply prior to marketing in those countries. Obtaining foreign regulatory approvals and compliance with such foreign regulatory requirements could result in significant delays, difficulties and costs for Kadimastem or its collaborators and could delay or prevent the introduction of its current and any future products, in certain countries.

If Kadimastem or its collaborators fail to receive applicable marketing approvals or comply with the regulatory requirements in international markets, its target market will be reduced and its ability to realize the full market potential of its product candidates will be harmed and its business will be adversely affected.

If product liability lawsuits are brought against Kadimastem, it may incur substantial liabilities, even if Kadimastem has appropriate insurance policies, and it may be required to limit commercialization of its product candidates.

Kadimastem is exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing and use of pharmaceutical products. Currently, it has no products that have been approved for marketing or commercialization; however, the use of its product candidates in clinical trials, and the sale of these product candidates, if approved, in the future, may expose it to liability claims. Product liability claims may be brought against Kadimastem or its partners by participants enrolled in its clinical trials, patients, health care providers, pharmaceutical companies, its collaborators or others using, administering or selling any of its future approved products. If Kadimastem cannot successfully defend itself against any such claims, it may incur substantial liabilities, even if Kadimastem has product liability or such other applicable insurance policies in effect. Kadimastem may not be able to maintain adequate levels of insurance for these liabilities at reasonable cost and/or reasonable terms. Excessive insurance costs or uninsured claims would add to its future operating expenses and adversely affect its financial condition. As a result of such lawsuits and their potential results, it may be required to limit commercialization of its product candidates. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for its drug substances and product candidates;

●	termination of clinical trial sites or entire trial programs;

●	injury to its reputation and negative media attention;

●	product recalls or increased warnings on product labels;

●	withdrawal of clinical trial participants;

●	costs of to defend the related litigation;

●	diversion of management and its resources;

●	substantial monetary awards to, or costly settlements with, clinical trial participants, patients or other claimants;

●	higher insurance premiums;

●	loss of initiation of investigations by regulators or other authorities; and

●	the inability to successfully commercialize its drug substances and product candidates, if approved.

Kadimastem’s inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products it develops or acquires. Kadimastem intends to obtain product liability insurance covering its clinical trials. Although Kadimastem will maintain such insurance, any claim that may be brought against Kadimastem could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by its insurance or that is in excess of the limits of Kadimastem’s insurance coverage. Kadimastem’s insurance policies also have various exclusions, and it may be subject to a product liability claim for which Kadimastem has no coverage. Kadimastem may have to pay any amounts awarded by a court or negotiated in a settlement that exceed its coverage limitations or that are not covered by its insurance, and Kadimastem may not have, or be able to obtain, sufficient capital to pay such amounts.

Risks Related to Kadimastem’s Business and Industry

The operations and commercialization of stem cell therapies is a new and integral part of the emerging regenerative medicine market, but the field remains in its infancy.

As with all new technologies, products, practices and solutions, there are inherit risks related to Kadimastem’s industry and business.

The field of stem cell therapy is relatively new, and not yet widely adopted by the medical community, and because of that infancy, it may have an adverse effect on its ability to reach potential physicians that are skeptical of the benefits or have questions about the risks, and thus, Kadimastem may run into resistance in the marketing of its products and services. Stem cell therapies may be susceptible to various risks, including side effects, unintended immune system responses, inadequate therapeutic efficacy, and lack of acceptance by physicians, hospital, and the patients themselves.

Kadimastem’s experience and others have shown that physicians are historically slow to adopt new treatment methods based on new technologies, like Kadimastem’s, when existing and trusted methods continue to be supported by established practitioners. Overcoming these obstacles often requires significant marketing expenditures, product performance, cost cutting and/or decreased pricing. It believes the skepticism to be a significant barrier as Kadimastem’s attempts to gain market penetration with its products and services. Failure to achieve market acceptance of its products and services would have a material adverse effect on Kadimastem’s financial condition.

Additionally, part of Kadimastem’s success will depend on continuing to establish and maintain effective strategic partnerships and collaborations with its international partners, which may impose challenges, restrictions, and or financial impacts to its business.

As Kadimastem applies its business strategy of establishing and maintaining strategic relationships, it believes this will allow Kadimastem to expand and complement its products, training, support and commercialization capabilities. Kadimastem believes will allow it to reduce costs with greater economies of scale, and leverage a greater source of market intelligence, with crucial meta data gathered of stem cell therapies applied to a full spectrum across global applications. Notwithstanding, there can be no assurances that Kadimastem will favorably maintain all current or successfully add new relationships to successfully advance its business.

Kadimastem’s likelihood of profitability depends on its ability to license and/or develop and commercialize its products based on its cell production technology, which is currently in the development stage. If Kadimastem is unable to complete the development and commercialization of its cell therapy products successfully, its likelihood of profitability will be limited severely.

Kadimastem is engaged in the business of developing cell therapy products. It has not realized a profit from its operations to date and there is little likelihood that Kadimastem will realize any profits in the short or medium term. Any profitability in the future from its business will be dependent upon successful commercialization of its potential cell therapy products and/or licensing of its products, which will require additional research and development.

The clinical manufacturing process for cell therapy products is complex and requires meeting high regulatory standards. Any delay or problem in the clinical manufacturing of its products may result in a material adverse effect on its business.

The clinical manufacturing process is complex, and Kadimastem has no experience in manufacturing Kadimastem’s product candidates at a commercial level. There can be no guarantee that it will be able to successfully develop and manufacture its product candidates in a manner that is cost-effective or commercially viable, or that its development and manufacturing capabilities might not take much longer than currently anticipated to be ready for the market. In addition, if Kadimastem fails to maintain regulatory approvals for its manufacturing facilities, it may suffer delays in its ability to manufacture it product candidates. This may result in a material adverse effect on its business.

If Kadimastem encounters problems or delays in the research and development of its potential cell therapy products, it may not be able to raise sufficient capital to finance its operations during the period required to resolve such problems or delays.

Kadimastem’s cell therapy products are currently in the development stage and it anticipate that it will continue to incur substantial operating expenses and incur net losses until it has successfully completed all necessary research and clinical trials. Kadimastem, and any of its potential collaborators, may encounter problems and delays relating to research and development, regulatory approval and intellectual property rights of its technology. Kadimastem’s research and development programs may not be successful, and its cell culture technology may not facilitate the production of cells outside the human body with the expected result. Kadimastem’s cell therapy products may not prove to be safe and efficacious in clinical trials. If any of these events occur, Kadimastem may not have adequate resources to continue operations for the period required to resolve the issue delaying commercialization and it may not be able to raise capital to finance its continued operation during the period required for resolution of that issue. Accordingly, Kadimastem may be forced to discontinue or suspend its operations.

Any cell-based products that receive regulatory approval may be difficult and expensive to manufacture profitably.

Cell-based products are among the more expensive biologic products to manufacture. Kadimastem does not yet have sufficient information to reliably estimate the cost of commercially manufacturing any of its product candidates. Excessive manufacturing costs could make its product candidates too expensive to compete in the medical marketplace with alternative products manufactured by its competitors or might result in third party payors such as health insurers and Medicare, declining to cover its products or setting reimbursement levels too low for Kadimastem to earn a profit from the commercialization of one or more of its products.

Kadimastem’s future success depends on its ability to retain key executives and to attract, retain and motivate qualified personnel.

Kadimastem’s future success depends to a large extent on the continued services of members of its current management including, in particular, Professor Michel Ravel, its VP Research and Development, and Dr. Kfir Molekandov, its Vice President of Research and Development, Dr. Ariel Revel, Director of Medical Affairs, and Ronen Twito, its Chief Executive Officer. Any of Kadimastem’s employees and consultants may leave the company at any time, subject to certain notice periods. The loss of the services of any of Kadimastem’s executive officers or any key employees or consultants may adversely affect its ability to execute its business plan and harm its operating results. Kadimastem’s operational success will substantially depend on the continued employment of senior executives, technical staff and other key personnel, especially given the intense competition for qualified personnel. The loss of key personnel may have an adverse effect on Kadimastem’s operations and financial performance.

Recruiting and retaining qualified scientific and clinical personnel and, if Kadimastem progresses the development of its product pipeline toward scaling up for commercialization, manufacturing and sales and marketing personnel, will also be critical to Kadimastem’s success. The loss of the services of its executive officers or other key employees could impede the achievement of its development and commercialization objectives and seriously harm its ability to successfully implement its business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in its industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and Kadimastem may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. It also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, Kadimastem relies on consultants and advisors, including scientific and clinical advisors, to assist Kadimastem in formulating its development and commercialization strategy. Kadimastem’s consultants and advisors may be employed by employers other than Kadimastem and may have commitments under consulting or advisory contracts with other entities that may limit their availability to Kadimastem. If Kadimastem is unable to continue to attract and retain high quality personnel, its ability to pursue its growth strategy will be limited.

Certain agreements that Kadimastem entered into with its lenders contain, and future debt agreements may contain, restrictions that may limit its flexibility in operating its business.

Kadimastem has entered into a credit facility with certain lenders which contained restrictions, such as prohibiting that Kadimastem merges into another company or change its accounting standards, that could limit its flexibility in operating its business. Documents governing its future indebtedness, or in connection with additional capital raises, if any, may contain, numerous financial and operating covenants that limit the discretion of management with respect to certain business matters. Restrictive covenants included in the above-mentioned credit facility include restrictions on, among others, Kadimastem’s ability to:

●	create or permit to subsist any security interest over any of its assets;

●	sell, transfer or otherwise dispose of any or its receivables on recourse terms;

●	pay dividends;

●	buy back its own common shares;

●	incur or permit additional indebtedness;

●	merge or conduct any other corporate reconstruction; and

●	change the nature of its business.

Kadimastem’s ability to comply with these and other provisions of the existing debt agreements is dependent on its future performance, which will be subject to many factors, some of which are beyond its control. The breach of any negative covenants in Kadimastem’s current or future agreements could result in an event of default, as may be defined in such agreements, thereby leading to a potential default interest rate or immediate repayment of any borrowed amounts. These restrictive covenants which may be in place from time to time and a lack of compliance by Kadimastem could limit its flexibility in operating its business.

The use of any of Kadimastem’s product candidates could result in product liability or similar claims that could be expensive, damage its reputation and harm its business.

Kadimastem’s business exposes it to an inherent risk of potential product liability or similar claims. The pharmaceutical industry has historically been litigious, and it faces financial exposure to product liability or similar claims if the use of any of its products were to cause or contribute to injury or death. There is also the possibility that defects in the design or manufacture of any of its products might necessitate a product recall. Although Kadimastem plans to maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. In the future, Kadimastem may be unable to maintain product liability insurance on acceptable terms or at reasonable costs and such insurance may not provide it with adequate coverage against potential liabilities. A product liability claim, regardless of merit or ultimate outcome, or any product recall could result in substantial costs to Kadimastem, damage to its reputation, customer dissatisfaction and frustration and a substantial diversion of management attention. A successful claim brought against Kadimastem in excess of, or outside of, its insurance coverage could have a material adverse effect on Kadimastem’s business, financial condition and results of operations.

Failure in its information technology systems, including by cybersecurity attacks or other data security incidents, could significantly disrupt Kadimastem’s operations.

Kadimastem’s operations depend, in part, on the continued performance of its information technology systems. Kadimastem’s information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. Failure of its information technology systems could adversely affect its business, profitability and financial condition. Although Kadimastem has information technology security systems, a successful cybersecurity attack or other data security incident could result in the misappropriation and/or loss of confidential or personal information, create system interruptions, or deploy malicious software that attacks its systems. It is possible that a cybersecurity attack might not be noticed for some period of time. The occurrence of a cybersecurity attack or incident could result in business interruptions from the disruption of Kadimastem’s information technology systems, or negative publicity resulting in reputational damage with its shareholders and other stakeholders and/or increased costs to prevent, respond to or mitigate cybersecurity events. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in its regulatory approval efforts and significantly increase its costs to recover or reproduce the data. In addition, the unauthorized dissemination of sensitive personal information or proprietary or confidential information could expose Kadimastem or other third parties to regulatory fines or penalties, litigation and potential liability, or otherwise harm its business.

Unsuccessful compliance with certain European privacy regulations could have an adverse effect on Kadimastem’s business and reputation.

The collection and use of personal health data in the EU is governed by the provisions of the data protection derivative and the GDPR. These directives impose several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The GDPR also extends the geographical scope of EU data protection law to non-EU entities under certain conditions, tightens existing EU data protection principles and creates new obligations for companies and new rights for individuals. Failure to comply with the requirements of the Data Protection Directive, the GDPR, and the related national data protection laws of the EU Member States may result in fines and other administrative penalties. The GDPR introduces new data protection requirements in the EU and substantial fines for breaches of the data protection rules. The GDPR regulations impose additional responsibility and liability in relation to personal data that Kadimastem processes and Kadimastem intends to put in place additional mechanisms ensuring compliance with these and/or new data protection rules. In addition, other jurisdictions, including Switzerland, are currently discussing or implementing regulations similar to GDPR. Changes to these European privacy regulations (and similar regulations in other jurisdictions) and unsuccessful compliance may be onerous and adversely affect its business, financial condition, prospects, results of operations and reputation.

Risks Related to Kadimastem’s Reliance on Third Parties

Kadimastem relies on third party expenses reimbursement related to its products by insurance companies, pursuant to eligibility criteria that may be changed, as well as fluctuations of indemnity amounts that may impair its ability to sell its products and may affect its business outcomes which are determined by both the Israeli government and by insurance companies.

Kadimastem’s activity is influenced by a policy of health insurers regarding its eligibility to participate and cover its expenses, or reimbursement, known in Israel as the “Healthcare Basket.” The degree of participation or coverage (full or partial) for the purchase of products or medical treatment developed or provided by it may affect its activities and the sales potential and business outcomes for Kadimastem. On the other hand, the recognition of medical insurers for the purchase of products or medical care that will be developed or provided by Kadimastem, for the purpose of reimbursing expenses, is expected to increase demand for its products and services in its target markets. The entitlement to reimbursement is determined from time to time by health insurance companies, both private insurance companies and public insurance companies, in accordance with considerations that go beyond the scope of the combines company’s influence. A change to the reimbursement criteria or non-confirmation of eligibility for expenses reimbursement related to its products, as well as fluctuations of indemnity amounts for substitute and complementary diagnostic tests may assist or impair its ability to sell Kadimastem’s products and may affect its business outcomes.

Kadimastem may be materially adversely affected if there is an imbalance in global logistics, which may cause disruptions to its transport, storage and distribution operations, negatively impacting the costs related thereto.

Kadimastem’s operations are dependent upon uninterrupted transportation, storage and distribution of its products. Transportation, storage or distribution of its products could be partially or completely, temporarily or permanently shut down as the result of any number of circumstances that are not within its control, such as:

●	catastrophic events;

●	strikes or other labor difficulties;

●	disruption in the global supply chain, including container shortages;

●	war and other armed conflicts, such as the war in Israel and the war involving Russia and Ukraine; and

●	other disruptions in means of transportation.

Any significant interruption at Kadimastem’s distribution facilities, an inability to transport its products to or from these facilities, or to or from its domestic or foreign customers or suppliers, or an increase in transportation costs, for any reason, would materially adversely affect Kadimastem.

Because Kadimastem relies on internal and external logistics to transport its drug substances and products and medical related inventory throughout the United States to and from its research and development center and other development hubs in U.S. locations, it is subject to business risks and costs associated with the transportation industry. Many of these risks and costs are out of Kadimastem’s control, and any of them could have a material adverse effect on its business, financial condition, and results of operations.

Kadimastem relies on a combination of internal and external logistics to transport its drug substances, drug products and medical related inventory into and throughout the United States to and from its research and development center and other development hubs in U.S. locations. As a result, Kadimastem is exposed to risks associated with the transportation industry such as weather, traffic patterns, gasoline prices, shipping costs, foreign, and local and federal U.S. regulations, vehicular crashes, rising prices of transportation vendors, fuel prices, taxes, license and registration fees, insurance premiums, self-insurance levels, difficulty in recruiting and retaining qualified drivers, disruption of its technology systems, equipment supply, equipment quality, and increasing equipment and operational costs. Its failure to successfully manage its logistics and fulfillment process could cause a disruption in its inventory supply chain and distribution, which may adversely affect its operating results and financial condition.

Kadimastem relies on a limited number of suppliers or, in some cases, single suppliers, for some of its laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers on a cost-effective basis, or at all.

Kadimastem sources components of its technology from third parties and certain components are sole sourced. Obtaining substitute components may be difficult or require Kadimastem to re-design its products. Any natural or other disasters, such as wild fire, earthquake, acts of war or terrorism, shipping embargoes, labor unrest or political instability, failure in supply or other logistical channels, electrical outages or other reasons or similar events at its third-party suppliers’ facilities that cause a loss of manufacturing capacity or a reduction in the quality of the items manufactured would heighten the risks that Kadimastem faces. Changes to, failure to renew or termination of Kadimastem’s existing agreements or its inability to enter into new agreements with other suppliers could result in the loss of access to important components of Kadimastem’s tests and could impair, delay or suspend its commercialization efforts. Its failure to maintain a continued and cost-effective supply of high-quality components could materially and adversely harm its business, operating results, and financial condition.

Kadimastem relies on third parties to conduct its pre-clinical and clinical studies and perform other tasks for itself. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, Kadimastem may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.

Kadimastem has relied upon and plan to continue to rely upon third-party CROs to monitor and manage data for its ongoing pre-clinical and clinical programs. Kadimastem relies on these parties for execution of its pre-clinical and clinical studies, and control only certain aspects of their activities. Nevertheless, Kadimastem is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and its reliance on the CROs does not relieve it of its regulatory responsibilities. Kadimastem and its CROs and other vendors are required to comply with current cGMP, Good Clinical Practices, or GCP, quality system requirements, or QSR, and Good Laboratory Practices, or GLP, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, and comparable foreign regulatory authorities for all of its product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites and other contractors. If Kadimastem or any of Kadimastem’s CROs or vendors fail to comply with applicable regulations, the clinical data generated in its clinical studies may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require Kadimastem to perform additional clinical studies before approving its marketing applications. It cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of its clinical studies comply with GCP regulations. In addition, Kadimastem’s clinical studies must be conducted with product candidates which are produced under cGMP regulations. Kadimastem’s failure to comply with these regulations may require Kadimastem to repeat clinical studies, which would delay the regulatory approval process.

Kadimastem may not be able to secure and maintain research institutions to conduct its clinical trials.

Kadimastem relies on research institutions to conduct its clinical trials. Specifically, the limited number of centers experienced with cell therapy product candidates heightens its dependence on such research institutions. Its reliance upon research institutions, including hospitals and clinics, provides it with less control over the timing and cost of clinical trials and the ability to recruit subjects. If Kadimastem is unable to reach agreements with suitable research institutions on acceptable terms, or if any resulting agreement is terminated, it may be unable to quickly replace the research institution with another qualified institution on acceptable terms. Kadimastem may not be able to secure and maintain suitable research institutions to conduct its clinical trials, which could have a material adverse effect on its business and prospects.

Kadimastem and its collaborators and contract manufacturers are subject to significant and ongoing regulation with respect to manufacturing its drug substances. The manufacturing facilities on which it relies may not continue to meet regulatory requirements and have limited capacity.

Manufacturers and their facilities are required to comply with extensive regulatory requirements, including ensuring that quality control and manufacturing procedures conform to cGMPs. These cGMP regulations cover all aspects of manufacturing relating to its product candidates. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational product candidates and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of its product candidates that may not be detectable in final product testing. We, its collaborators or its contract manufacturers must supply all necessary documentation in support of an BLA or MAA on a timely basis and must adhere to GLP and cGMP QSR regulations enforced by the FDA and other regulatory authorities through their facilities inspection program. Some of Kadimastem’s contract manufacturers have never produced a commercially approved pharmaceutical product and therefore have not obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of its collaborators and third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of its product candidates or any of its other potential product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of its product candidates or its other potential product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted. Kadimastem does not control the manufacturing process of, and are completely dependent on, its contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the product candidates may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever. Moreover, if Kadimastem’s contract manufacturer’s fail to achieve and maintain high manufacturing standards, in accordance with applicable regulatory requirements, or there are substantial manufacturing errors, this could result in patient injury or death, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm its business.

Any collaboration arrangements that Kadimastem may enter into in the future may not be successful, which could adversely affect its ability to develop and commercialize its current and potential future product candidates.

Kadimastem may seek collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of its current and potential future product candidates. It may enter into these arrangements on a selective basis depending on the merits of retaining commercialization rights for Kadimastem as compared to entering into selective collaboration arrangements with other pharmaceutical or biotechnology companies for each product candidate, both in the United States and internationally. It will face, to the extent that Kadimastem decides to enter into collaboration agreements, significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. Kadimastem may not be successful in its efforts to establish and implement collaborations or other alternative arrangements should Kadimastem so choose to enter into such arrangements. The terms of any collaborations or other arrangements that Kadimastem may establish may not be favorable to itself.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority.

Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration could adversely affect Kadimastem financially and could harm its business reputation.

Kadimastem’s reliance on third parties requires it to share its trade secrets, which increases the possibility that a competitor will discover them or that its trade secrets will be misappropriated or disclosed.

Because Kadimastem relies on third parties to develop and manufacture its product candidates, Kadimastem must, at times, share trade secrets with them. It seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with its collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose its confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by Kadimastem’s competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that Kadimastem’s proprietary position is based, in part, on its know-how and trade secrets, a competitor’s discovery of its trade secrets or other unauthorized use or disclosure would impair its competitive position and may have a material adverse effect on its business.

Risks Related to Kadimastem’s Intellectual Property

Kadimastem has filed multiple patent applications and have a limited number of issued patents. There can be no assurance that any of its patent applications will result in issued patents. As a result, Kadimastem’s ability to protect its proprietary technology in the marketplace may be limited.

Kadimastem has filed patent applications in countries worldwide. These applications cover a range of areas including: the U.S., EU, Israel and Japan. While several patent applications have been granted, several are still pending. Unless and until its pending patent applications are issued, their protective scope is impossible to determine. It is impossible to predict whether or how many of its patent applications will result in issued patents. Even if pending applications are issued, they may be issued with coverage significantly narrower than what Kadimastem currently seek.

Kadimastem’s proprietary position for its product candidates currently depends upon patents protecting the method of use, which may not prevent a competitor or other third party from using the same product candidate for another use.

The primary patent based intellectual property protection for Kadimastem’s product candidates will be any patents granted on the method of use and formulation. Kadimastem does not have patents or patent applications covering its products as a composition of matter (i.e., compound claims).

Composition of matter patent claims on the active pharmaceutical ingredient, or API, in pharmaceutical products are generally considered to be the favored form of intellectual property protection for pharmaceutical products, as such patents provide protection without regard to any particular method of use, manufacture or formulation of the API used. Method of use patent claims protect the use of a product for the specified method and dosing. These types of patent claims do not prevent a competitor or other third party from making and marketing an identical API for an indication that is outside the scope of the method claims or from developing a different dosing regimen. Moreover, even if competitors or other third parties do not actively promote their product for Kadimastem’s targeted indications or uses for which it may obtain patents, physicians may recommend that patients use these products off-label, or patients may do so themselves. Although off-label use may infringe or contribute to the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute.

There is no certainty that its pending or future patent applications will result in the issuance of patents.

Kadimastem’s success depends in part on its ability to obtain and defend patent and other intellectual property rights that are important to the commercialization of its products and product candidates. The degree of patent protection that will be afforded to its products and processes in the U.S. and in other important markets remains uncertain and is dependent upon the scope of protection decided upon by the patent offices, courts, administrative bodies and lawmakers in these countries. Kadimastem can provide no assurance that it will successfully obtain or preserve patent protection for the technologies incorporated into its products and processes, or that the protection obtained will be of sufficient breadth and degree to protect its commercial interests in all countries where it conducts business. If Kadimastem cannot prevent others from exploiting its inventions, it will not derive the benefit from them that it currently expects. Furthermore, Kadimastem can provide no assurance that its products will not infringe patents or other intellectual property rights held by third parties.

In Europe, for example, there is uncertainty about the eligibility of human embryonic stem cell subject matter for patent protection. The European Patent Convention, or EPC, prohibits the granting of European patents for inventions that concern “uses of human embryos for industrial or commercial purposes.” A recent decision at the Court of Justice of the European Union interpreted parthenogenetically produced human embryonic stem cells as patentable subject matter. Consequently, the European Patent Office now recognizes that human pluripotent stem cells (including human embryonic stem cells) can be created without a destructive use of human embryos as of June 5, 2003, and patent applications relating to human embryonic stem cell subject matter with a filing and priority date after this date are no longer automatically excluded from patentability under Article 53 (a) EPC and Rule 28(c) EPC.

Even if Kadimastem is issued patents, because the patent positions of pharmaceutical and/or biotech products are complex and uncertain, Kadimastem cannot predict the scope and extent of patent protection for its product candidates.

Any patents that may be issued to it will not ensure the protection of Kadimastem’s intellectual property for a number of reasons, including without limitation the following:

●	any issued patents may not be broad or strong enough to prevent competition from other drug substances including identical or similar products and technology;

●	if Kadimastem is not issued patents or if issued patents expire, there would be no protections against competitors making generic equivalents;

●	there may be prior art of which Kadimastem is not aware that may affect the validity or enforceability of a patent claim;

●	there may be other patents existing, now or in the future, in the patent landscape for PBI products, or any other product candidates that Kadimastem seeks to commercialize or develop, if any, that will affect Kadimastem’s freedom to operate;

●	if Kadimastem’s patents are challenged, a court could determine that they are not valid or enforceable;

●	a court could determine that a competitor’s technology or product does not infringe Kadimastem’s patents;

●	Kadimastem’s patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations, or could be subject to compulsory licensing; and

●	if Kadimastem encounters delays in its development or clinical trials, the period of time during which it could market its products under patent protection would be reduced.

Obtaining and maintaining Kadimastem’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and the patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the U.S. PTO and foreign patent agencies in several stages over the term of the patent. The U.S. PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to office actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, Kadimastem’s competitors might be able to enter the market, which would have a material adverse effect on its business.

Kadimastem may not be able to enforce its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and its intellectual property rights in some countries outside the United States and Israel can be less extensive than those in the United States and Israel. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as laws in the United States and Israel. Consequently, Kadimastem may not be able to seek to prevent third parties from practicing its inventions in all countries outside the United States and Israel, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. Competitors, for example, may use Kadimastem’s technologies in jurisdictions where Kadimastem have not obtained patents to develop their own products and further, may export otherwise infringing products to territories where it has patents, but enforcement is not as strong as that in the United States and Israel.

Many companies have encountered significant problems in protecting and defending intellectual property in foreign jurisdictions. The legal systems of certain countries, particularly China and certain other developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property, particularly those relating to drug substances and product candidates and biopharmaceutical and biotechnology products, which could make it difficult for Kadimastem to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. To date, Kadimastem have not sought to enforce any issued patents in these foreign jurisdictions. Proceedings to enforce Kadimastem’s patent rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing and could provoke third parties to assert claims against Kadimastem. Kadimastem may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. The requirements for patentability may differ in certain countries, particularly developing countries. Certain countries in Europe and developing countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, Kadimastem and its licensors may have limited remedies if patents are infringed or if it or its licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit its potential revenue opportunities. Accordingly, its efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops or licenses.

If Kadimastem is unable to maintain effective proprietary rights for its product candidates, it may not be able to compete effectively in its markets.

In addition to the protection afforded by any patents currently owned and that may be granted, historically, it has relied on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that Kadimastem elects not to patent, processes that are not easily known, knowable or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of its product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. Kadimastem seeks to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its employees, consultants, scientific advisors, and contractors. It also seeks to preserve the integrity and confidentiality of its data, trade secrets and intellectual property by maintaining physical security of its premises and physical and electronic security of its information technology systems. Agreements or security measures may be breached, and Kadimastem may not have adequate remedies for any breach. In addition, Kadimastem’s trade secrets and intellectual property may otherwise become known or be independently discovered by competitors.

Kadimastem cannot provide any assurances that its trade secrets and other confidential proprietary information will not be disclosed in violation of its confidentiality agreements or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of its trade secrets and intellectual property could impair its competitive position and may have a material adverse effect on its business. Additionally, if the steps taken to maintain its trade secrets and intellectual property are deemed inadequate, it may have insufficient recourse against third parties for misappropriating any trade secret.

Third parties may initiate legal proceedings alleging that Kadimastem is infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of its business.

Kadimastem’s commercial success depends upon its ability to develop, manufacture, market and sell its platform technology without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the drug substances and product candidates and pharmaceutical industries. While no such litigation has been brought against it and Kadimastem have not been held by any court to have infringed a third party’s intellectual property rights, Kadimastem cannot guarantee that its technology or use of its technology does not infringe third-party patents. It is also possible that it has failed to identify relevant third-party patents or applications. For example, applications filed before November 29, 2000, and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing, which is referred to as the priority date. Therefore, patent applications covering its technology could have been filed by others without its knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover Kadimastem’s technology.

Kadimastem may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to its technology, including inter parties review, interference, or derivation proceedings before the U.S. PTO and similar bodies in other countries. Third parties may assert infringement claims against Kadimastem based on existing intellectual property rights and intellectual property rights that may be granted in the future.

If Kadimastem is found to infringe a third party’s intellectual property rights, Kadimastem could be required to obtain a license from such third party to continue developing and marketing its technology. However, Kadimastem may not be able to obtain any required license on commercially reasonable terms or at all. Any inability to secure licenses or alternative technology could result in delays in the introduction of its products or lead to prohibition of the manufacture or sale of products by it. Even if Kadimastem were able to obtain a license, Kadimastem could be non-exclusive, thereby giving its competitors access to the same technologies licensed to it. Kadimastem could be forced, including by court order, to cease commercializing the infringing technology. In addition, Kadimastem could be found liable for monetary damages, including treble damages and attorneys’ fees if Kadimastem is found to have willfully infringed a patent. A finding of infringement could prevent Kadimastem from commercializing its technology or force Kadimastem to cease some of its business operations, which could materially harm Kadimastem’s business. Claims that Kadimastem has misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on its business.

Kadimastem may be subject to claims challenging the inventorship of its patents and other intellectual property.

Kadimastem may be subject to claims that former employees, collaborators or other third parties have an interest in its patents or other intellectual property as an inventor or co-inventor. For example, Kadimastem may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing its product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If Kadimastem fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on its business. Even if it is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. In addition, Kadimastem may receive less revenue from future products if any of its employees successfully claim for compensation for their work in developing Kadimastem’s intellectual property, which in turn could impact Kadimastem’s future profitability.

Under applicable employment laws, Kadimastem may not be able to enforce covenants not to compete and therefore may be unable to prevent its competitors from benefiting from the expertise of some of its former employees. In addition, employees may be entitled to seek compensation for their inventions irrespective of their agreements with it.

Kadimastem generally enters into non-competition agreements with its employees and certain key consultants. These agreements prohibit employees and certain key consultants, if they cease working for Kadimastem, from competing directly with it or working for its competitors or clients for a limited period of time. Kadimastem may be unable to enforce these agreements under the laws of the jurisdictions in which Kadimastem employees work and it may be difficult for it to restrict its competitors from benefitting from the expertise its former employees or consultants developed while working for it. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If Kadimastem cannot demonstrate that such interests will be harmed, it may be unable to prevent its competitors from benefiting from the expertise of its former employees or consultants and its ability to remain competitive may be diminished.

In addition, under Israeli law, if Kadimastem wishes to obtain ownership over inventions developed by its employees, which inventions were developed while performing their employment activities, but outside the performance of their contractual duties, Kadimastem is required to compensate the employee for the rights to their respective inventions. There can be no guarantee that Kadimastem will be able to obtain any such inventions and the failure to obtain such ownership rights over employee inventions could have a material adverse effect on its operations and ability to effectively compete.

Risks Related to Israeli Law and its Operations in Israel

Potential political, economic and military instability in the State of Israel, where its headquarters, members of its management team, its production and research and development facilities are located, may adversely affect its results of operations.

Kadimastem’s executive offices, research and development laboratories and manufacturing facility are located in Nes-Ziona, Israel. In addition, the majority of its key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect its business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries, including Hamas (an Islamist militia and political group that has historically controlled the Gaza Strip) and Hezbollah (an Islamist militia and political group based in Lebanon). In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. Any hostilities involving Israel, terrorist activities, political instability or violence in the region or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect its operations and results of operations and the market price of its Ordinary Shares.

Conditions in the Middle East and in Israel, where its research and development facilities are located, may harm its operations.

Kadimastem’s office where Kadimastem conducts its research and development, operations, sales outside the Americas, and administration activities, is located in Israel. Many of Kadimastem’s employees are residents of Israel. Most of Kadimastem’s officers and directors are residents of Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, and between Israel and the Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon).

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and Hezbollah and these terrorist organizations in parallel continued rocket and terror attacks. As a result of the events of October 7, 2023 whereby Hamas terrorists invaded southern Israel and launched thousands of rockets in a widespread terrorist attack on Israel, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty. As of the date of this prospectus, Kadimastem has not been impacted by any absences of personnel at its service providers or counterparties located in Israel. Military service call ups that result in absences of personnel from Kadimastem for an extended period of time may materially and adversely affect its business, prospects, financial condition and results of operations.

Since the war broke out on October 7, 2023, Kadimastem’s operations have not been adversely affected by this situation, and it has not experienced any material disruptions to its operations. Kadimastem has the ability, if necessary, to shift its manufacturing from Israel to other countries where it has business partners, and it have not had customers in Israel in the last year. However, the intensity and duration of the war in the Middle East is difficult to predict at this stage, as are such war’s economic implications on Kadimastem’s business and operations and on Israel’s economy in general. if the war in the other fronts, such as Lebanon, Syria and the West Bank expands further, Kadimastem’s operations may be adversely affected.

In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and southern border (with the Houthi movement in Yemen). It is possible that hostilities with Hezbollah in Lebanon will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank as well as other hostile countries, such as Iran, will join the hostilities. Such clashes may escalate in the future into a greater regional conflict. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria. These situations may potentially escalate in the future to more violent events which may affect Israel and Kadimastem. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm Kadimastem’s results of operations and could make it more difficult for Kadimastem to raise capital. Parties with whom Kadimastem does business may decline to travel to Israel during periods of heightened unrest or tension, forcing Kadimastem to make alternative arrangements when necessary in order to meet Kadimastem’s business partners face to face. In addition, the political and security situation in Israel may result in parties with whom Kadimastem has agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on Kadimastem’s operating results, financial condition or the expansion of its business.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect Kadimastem’s operations and results of operations. In recent years, the hostilities involved missile strikes against civilian targets in various parts of Israel, including areas in which Kadimastem’s employees and some of its consultants are located, and negatively affected business conditions in Israel.

Kadimastem’s commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Kadimastem cannot assure you that this government coverage will be maintained. Any losses or damages incurred by Kadimastem could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm Kadimastem’s results of operations.

Finally, political conditions within Israel may affect Kadimastem’s operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. To date, these initiatives have been substantially put on hold. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, Kadimastem’s business, financial condition, results of operations and growth prospects.

Exchange rate fluctuations between the U.S. Dollar and the New Israeli Shekels, or NIS, may negatively affect Kadimastem’s earnings and could adversely affect its results of operations.

Kadimastem incurs expenses in NIS, U.S. dollars, and Euros, but Kadimastem’s financial statements are denominated in NIS as its financial currency. Accordingly, Kadimastem faces exposure to adverse movements in currency exchange rates. Accordingly, Kadimastem faces exposure to adverse movements in the currency exchange rate of the NIS against these foreign currencies, which may have a negative effect on its revenue and costs. If the NIS weakens against any of these currencies, the translation of these foreign currency denominated transactions will result in decreased revenue in NIS. Changes in currency exchange rates may have a negative effect on its financial results.

The termination or reduction of tax and other incentives that the Israeli government provides to Israeli companies may increase Kadimastem’s costs and taxes.

The Israeli government currently provides tax and capital investment incentives to Israeli companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli government has reduced the benefits available under these programs and the Israeli governmental authorities may in the future further reduce or eliminate the benefits of these programs. Kadimastem may take advantage of these benefits and programs in the future; however, there can be no assurance that such benefits and programs will be available to it. If it qualifies for such benefits and programs and fail to meet the conditions thereof, the benefits could be cancelled and it could be required to refund any benefits it might already have enjoyed and become subject to penalties. Additionally, if Kadimastem qualifies for such benefits and programs and they are subsequently terminated or reduced, it could have an adverse effect on Kadimastem’s financial condition and results of operations.

Kadimastem may be required to pay monetary remuneration to its Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us.

Kadimastem enters into agreements with its Israeli employees pursuant to which such individuals agree that any inventions created in the scope of their employment are either owned exclusively by Kadimastem or are assigned to it, depending on the jurisdiction, without the employee retaining any rights. A portion of Kadimastem’s intellectual property has been developed by its Israeli employees during their employment for it. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the course of his or her employment and within the scope of said employment are considered “service inventions. Service inventions belong to the employer by default, absent a specific agreement between the employee and employer otherwise. The Patent Law also provides that if there is no agreement regarding the remuneration for the service inventions, even if the ownership rights were assigned to the employer, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for these inventions. The Committee has not yet determined the method for calculating this Committee-enforced remuneration. While it has previously been held that an employee may waive his or her rights to remuneration in writing, orally or by conduct, litigation is pending in the Israeli labor court is questioning whether such waiver under an employment agreement is enforceable. Although Kadimastem’s Israeli employees have agreed that Kadimastem exclusively own any rights related to their inventions, Kadimastem may face claims demanding remuneration in consideration for employees’ service inventions. As a result, Kadimastem could be required to pay additional remuneration or royalties to its current and/or former employees, or be forced to litigate such claims, which could negatively affect Kadimastem’s business.

Kadimastem received Israeli government grants for certain of its research and development activities, the terms of which may require it to pay royalties and to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. If Kadimastem fails to satisfy these conditions, it may be required to pay penalties and refund grants previously received.

Kadimastem’s research and development efforts have been financed in part through royalty-bearing grants that it received from the IIA. Kadimastem are further required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 5744-1984, as amended, and related regulations, or the Research Law, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer or license of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the IIA. Therefore, the discretionary approval of an IIA committee would be required for any transfer or license to third parties inside or outside of Israel of know how or for the transfer outside of Israel of manufacturing or manufacturing rights related to those aspects of such technologies. Kadimastem may not receive those approvals. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits Kadimastem to transfer technology or development.

The transfer or license of IIA-supported technology or know-how outside of Israel and the transfer of manufacturing of IIA-supported products, technology or know-how outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred or licensed technology or know-how, Kadimastem’s research and development expenses, the amount of IIA support, the time of completion of the IIA-supported research project and availability of similar services in Israel and other factors. These restrictions and requirements for payment may impair its ability to sell, license or otherwise transfer its technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to Kadimastem’s shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that Kadimastem are required to pay to the IIA.

Kadimastem may not be able to enforce covenants not-to-compete under current Israeli law that might result in added competition for its products.

Kadimastem have non-competition agreements with all of its employees, all of which are governed by Israeli law. These agreements prohibit Kadimastem employees from competing with or working for its competitors. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas, and only when the employee has obtained unique value to the employer specific to that employer’s business and not just regarding the professional development of the employee. If it is not able to enforce non-compete covenants, it may be faced with added competition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Our Business and “Use of Proceeds” and elsewhere in this prospectus, including in our 2023 Annual Report, or incorporated by reference herein constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our product candidates, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	the regulatory pathways that we may elect to utilize in seeking European Medicines Agency, or EMA, the U.S. Food and Drug Administration, or FDA, and other regulatory approvals;

●	that our financial position raises substantial doubt about our ability to continue as a going concern;

●	our ability to maintain listing and effectively comply with the listing requirements of The Nasdaq Stock Market LLC, or Nasdaq;

●	the completion and timing of the transaction contemplated by our Merger Agreement with Kadimastem are uncertain, and the risk that the transaction may not close as expected or at all;

●	our ability to drive revenue growth, enhance research and development capabilities, and improve financial performance as a result of the potential merger with Kadimastem is subject to uncertainties, including unforeseen costs and integration issues;

●	the re-scheduling of Mazindol ER in the United States by the U.S. Drug Enforcement Agency following approval by the FDA;

●	the launch of a different formulation or different dosage of Mazindol by another company;

●	the use of Quilience (Mazindol ER) in a compassionate use program, or CUP, and the results thereof;

●	obtaining EMA and FDA approval of, or other regulatory action in Europe or the United States and elsewhere with respect to, Quilience, Nolazol NLS-4, or other product candidates that we may seek to develop;

●	the commercial launch and future sales of Quilience and/or Nolazol, or any other future product candidates;

●	the dosage of Quilience, Nolazol, and or any of our pipeline drugs;

●	our ability to move NLS-3, NLS-8, NLS-11, NLS-12 and any of our Aexon Labs (Dual) Orexin compounds (recently secured through an in-license) into investigational new drug enabling studies;

●	our expectations regarding the timing of commencing further clinical trials, the process entailed in conducting each such trial, including dosages, and the order of such trials with each of our product candidates or whether such trials will be conducted at all;

●	improved convenience relating to the prescription of and use of Nolazol for prescribers and patients (and their parents);

●	our expectations regarding the supply of mazindol;

●	third-party payor reimbursement for Quilience, Nolazol, and or any of our pipeline drugs;

●	our estimates regarding anticipated expenses, capital requirements and our needs for additional financing;

●	changes to the narcolepsy patient market size and market adoption of Quilience by physicians and patients;

●	the timing, cost, regulatory approvals or other aspects of the commercial launch of Quilience and Nolazol;

●	submission of a Marketing Authorisation Application and New Drug Application with the EMA and FDA for Quilience, Nolazol, and or any of our pipeline drugs, respectively;

●	completion and receiving favorable results of clinical trials for Quilience, Nolazol, and or any of our pipeline drugs;

●	issuance of patents to us by the U.S. Patent and Trademark Office and other governmental patent agencies;

●	new issuances of orphan drug designations;

●	the overall global political and economic environment in the countries in which we operate;

●	the development and approval of the use of mazindol for additional indications other than narcolepsy and attention deficit hyperactivity disorder, or ADHD;

●	the development and commercialization, if any, of any other product candidates that we may seek to develop;

●	the use of mazindol controlled release for treatment of additional indications other than narcolepsy, idiopathic hypersomnia and ADHD; and

●	the ability of our management team to lead the development of our product candidates, conclude a strategic partnership deal for Mazindol or any of our pipeline compounds.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder. All net proceeds from the sale of the Common Shares will go to the Selling Shareholder.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2024:

●	on an actual basis;

●	on a pro forma basis to reflect (i) the realization of approximately $2,500,000 of deferred revenue due to termination of EF License Agreement on August 28, 2024, effective as of September 30, 2024; (ii) the conversion of related party debt holders in the amount of $2,788,650 into 493,986 Common Shares; and (iii) payments to vendors and reduction in bonus accruals not to be paid in the amount of approximately $721,781; and

●	on a pro forma basis to reflect (i) reduction in par value from CHF 0.80 to CHF 0.03 and

●	on a pro forma as adjusted basis to give effect to the issuance of (i) 161,290 Common Shares issued in a private placement pursuant to a December 2024 securities purchase agreement, or the December SPA, (ii) 75,000 Common Shares issued pursuant to the October Debt SPA, and (iii) 408,871 Common Shares issuable upon the conversion of certain of the Company’s PPCs pursuant to the October Debt SPA.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus, including the section entitled “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our 2023 Annual Report and our Unaudited Interim Condensed Financial Statements as of June 30, 2024 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” attached as Exhibits 99.1 and 99.2, respectively, to our Report of Foreign Private Issuer on Form 6-K, or a Form 6-K, filed on October 18, 2024 and incorporated by reference herein.

	As of June 30, 2024
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$552,758	$500,000	$1,052,758
Liabilities including current portion:
Accounts payable, including related party of $411,806 and $265,864, as of June 30, 2024 and December 31, 2023, respectively	4,584,284	(4,376,598)	207,686
Related party short-term loan	1,512,319	(1,512,319)	—
Other accrued liabilities	1,420,229	(1,420,229)	—
Note payable short-term loan	201,285	(201,285)	—
Non-current liabilities	2,743,599	(2,500,000)	243,599
Total liabilities	10,461,716	(10,010,431)	451,285
Shareholders’ equity:
Common Shares, par value of CHF 0.80 to CHF 0.03: 985,723 shares outstanding actual, 645,161 shares outstanding pro forma and 1,630,884 shares outstanding pro forma as adjusted	808,555	(754,569)	53,986
Additional paid-in capital	62,328,298	9,755,862	72,084,160
Accumulated deficit	(72,409,318)	—	(72,409,318)
Accumulated other comprehensive loss	4,207	—	4,207
Total shareholders’ equity	(9,268,258)	9,001,293	(266,965)

Total capitalization	$1,193,458	$(1,009,138)	$184,320

The above discussion and table are based on 985,723 Common Shares outstanding as June 30, 2024.

SELLING SHAREHOLDER

The Common Shares being offered by the Selling Shareholder consist of 645,161 of our Common Shares, consisting of: (i) 161,290 Common Shares issued in a private placement pursuant to the December SPA, (ii) 75,000 Common Shares issued pursuant to the October Debt SPA, and (iii) 408,871 Common Shares issuable upon the conversion of certain of the Company’s  PPC pursuant to the October Debt SPA.

On December 4, 2024, we entered into the December SPA, with Selling Shareholder. Pursuant to the terms of the December SPA, we agreed to issue and sell to the investor, in a private placement offering, up to 322,580 Common Shares at a purchase price of $3.10 per Common Share for aggregate gross proceeds of $1 million, subject to shareholder approval. The initial closing of the offering closed in the amount of $500,000, with the approval of certain items in NLS’s extraordinary general meeting on January 7, 2025, resulting in an issuance of 161,290 Common Shares to the Selling Shareholder.

Pursuant to the terms of the December SPA, the Company also agreed that on or before January 9, 2025, the Company would authorize and reserve sufficient Common Shares to satisfy the anti-dilution and ratchet rights of the Selling Shareholder under the October Debt SPA entered into on October 9, 2024, after giving effect to the conversion price reduction of the preferred shares as a result of the Dilutive Issuances (as defined in the October SPA) caused by the Company entering into the December SPA. On or before January 7, 2024, we authorized and reserved sufficient Common Shares to satisfy the anti-dilution and ratchet rights of the Selling Shareholder under the October Debt SPA. We further issued to the Selling Shareholder in accordance therewith the entire amount of ratchet securities, with the approval of certain items in NLS’s extraordinary general meeting on January 7, 2025, as follows: 408,871 PPCs convertible into Common Shares, and (ii) 75,000 Common Shares.

In connection with and pursuant to the registration rights provision of the December SPA, the Company agreed to register the Common Shares subject to the terms of the previously executed registration rights agreement dated October 9, 2024, or the Registration Rights Agreement.

Within the past three years, the Selling Shareholder has not held a position as an officer or a director of ours, nor has the Selling Shareholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the Selling Shareholder, unless otherwise noted. The Common Shares being offered are being registered to permit public secondary trading of such Common Shares and the Selling Shareholder may offer all or part of the Common Shares it owns for resale from time to time pursuant to this prospectus. The Selling Shareholder does not have any family relationships with our officers, directors or controlling shareholders.

The term “Selling Shareholder(s)” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Shareholder named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Common Shares set forth opposite to its name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to the named Selling Shareholder who are able to use this prospectus to resell the Common Shares offered hereby.

A selling shareholder who is an affiliate of a broker-dealer and any participating broker-dealer is deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, the selling shareholder is not an affiliate of a broker-dealer and is not a participating broker-dealers.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and includes Common Shares with respect to which the Selling Shareholder has voting and investment power. The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the Common Shares held by the Selling Shareholder. The second column lists the number of Common Shares beneficially owned by the Selling Shareholder based on its ownership of Common Shares as of January 31, 2025.

The third column lists the maximum number of Common Shares being offered by this prospectus by the Selling Shareholder. The number of shares that may actually be sold by the Selling Shareholder may be fewer than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the Common Shares offered by the Selling Shareholder pursuant to this prospectus. The table below in the first column lists the Selling Shareholder and other information regarding the beneficial ownership of the Common Shares held by it.

In accordance with the terms of the Securities Purchase Agreement and October Debt SPA with the Selling Shareholder, this prospectus generally covers the resale of the maximum number of Common Shares sold to it, and Common Shares issuable upon conversion of PPCs. Because the number of Common Shares may be adjusted for reverse and forward share splits, share dividends, share combinations and other similar transactions, the number of Common Shares that will actually be issued may be more or less than the number of Common Shares being offered by this prospectus. The number of Common Shares does not reflect this limitation. The Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Number of Common Shares Owned Prior to Offering		Maximum Number of Common Shares to be Offered Pursuant to this		Number of Common Shares Owned After Offering
Name of Selling Shareholder	Number(1)	Percent(3)	Prospectus		Number(2)	Percent(3)
Alpha Capital Anstalt(4)(5)	946,026	9.99%	645,161	(5)	0	*	%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common Shares subject to options or warrants currently exercisable, or PPCs currently convertible, or exercisable or convertible within 60 days of January 31, 2025, are counted as outstanding for computing the percentage of the Selling Shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other Selling Shareholder.

(2)	Assumes the sale of all Common Shares being offered pursuant to this prospectus.

(3)	No PPCs are being issued and sold in this offering. Accordingly, the percentage of beneficial ownership does not assume the full conversion of the PPCs. Further, the percentage of beneficial ownership assumes full exercise of warrants, subject to the beneficial ownership limitations contained in such warrants.

(4)	Consists of (i) 247,790 Common Shares, (ii) 81,452 Common Shares issuable upon conversion of preferred shares, (iii) 207,913 Common Shares issuable upon exercise of common warrants, and (iv) 408,871 Common Shares issuable upon conversion of PPCs. The warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address for the Selling Shareholder is Lettstrasse 32, Vaduz 9490, Liechtenstein. Nicola Feuerstein, a Director of the Selling Shareholder, holds voting and dispositive power over the securities held by the Selling Shareholder.

(5)	Consists of (i) 408,871 Common Shares issuable upon conversion of PPCs, (ii) 236,290 Common Shares. The address for the Selling Shareholder is Lettstrasse 32, Vaduz 9490, Liechtenstein. Nicola Feuerstein, a Director of the Selling Shareholder, holds voting and dispositive power over the securities held by the Selling Shareholder.

PLAN OF DISTRIBUTION

We are registering the Common Shares that may be issued upon conversion of the PPCs and Common Shares pursuant to the terms of the December SPA and the October Debt SPA to permit the resale of these Common Shares by the holders of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the Common Shares. We will bear all fees and expenses incident to our obligation to register the Common Shares.

The Selling Shareholder may sell all or a portion of the Common Shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective date of this Registration Statement;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Shareholder effect such transactions by selling Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Common Shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Shares in the course of hedging in positions they assume. The Selling Shareholder may also sell Common Shares short and deliver Common Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholder may pledge or grant a security interest in some or all of the Common Shares, or Preferred Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholder may also transfer and donate the Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealer participating in the distribution of the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Common Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholder will sell any or all of the Common Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Shares by the Selling Shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

We will pay all expenses of the registration of the Common Shares, estimated to be $186.70 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$186.70
Printer fees and expenses	$1,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$50,000
Miscellaneous	$—
Total	$101,186.70

LEGAL MATTERS

Certain legal matters concerning this prospectus will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Baker McKenzie Switzerland AG, Zurich, Switzerland.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers AG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Kadimastem included in NLS’s Form 6-K filed with the SEC on November 12, 2024, for the year ended December 31, 2023, have been audited by Kost Forer Gabbay & Kasierer, a Member of EY Global, independent registered public accounting firm, as set forth in their reports thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Kadimastem’s ability to continue as a going concern as described in Note 1B to the financial statements) and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Switzerland and our registered office and domicile is located in Kloten (Zurich), Switzerland. Moreover, a majority of our directors and senior management are not residents of the United States, and all or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

●	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

●	the judgment of such non-Swiss court has become final or non-appealable by ordinary appeal;

●	the judgment does not contravene Swiss public policy;

●	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

●	no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to this offering of our Common Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our senior management, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We maintain a corporate website at https://nlspharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

●	our Annual Report on Form 20-F for the year ended December 31, 2023, filed on May 15, 2024;

●	our Reports on Form 6-K filed on May 22, 2024, May 24, 2024, May 28, 2024, May 31, 2024, June 6, 2024, June 11, 2024 (the first paragraph and the sections titled “Key Highlights”, and “Forward-Looking Statements” in the press release furnished as Exhibit 99.1 only), June 25, 2024, June 25, 2024, June 27, 2024, July 1, 2024, July 30, 2024 (the first eight paragraphs and the section titled “Safe Harbor Statement” in the press release furnished as Exhibit 99.1 only), August 14, 2024, August 15, 2024, August 26, 2024, September 13, 2024, September 17, 2024, September 19, 2024, September 25, 2024, October 1, 2024, October 8, 2024, October 10, 2024, October 11, 2024, October 11, 2024, October 15, 2024, October 18, 2024, October 22, 2024, October 28, 2024, November 4, 2024 (other than the second, third and fourth paragraphs in the press release furnished as Exhibit 99.1 only), November 5, 2024, November 6, 2024, November 8, 2024, November 12, 2024, November 15, 2024, November 18, 2024 (all paragraphs other than the fifth paragraph thereof of Exhibit 99.1 thereof), December 3, 2024 (all paragraphs other than the fifth paragraph thereof of Exhibit 99.1 thereof), December 4, 2024, December 10, 2024, December 11, 2024, December 17, 2024, December 19, 2024, December 19, 2024, December 23, 2024, December 30, 2024, January 7, 2025, January 8, 2025, January 14, 2025, January 16, 2025 (the first paragraph and the section titled “Safe Harbor Statement” in the press release furnished as Exhibit 99.1 only), January 28, 2025, January 30, 2025, January 31, 2025 and January 31, 2025; and

●	the description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on January 28, 2021, as amended by Exhibit 2.1 to the 2023 Annual Report, and including any further amendment or report to be filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: The Circle 6, 8058 Zurich, Switzerland, Attention: Chief Financial Officer.

Up to 645,161 Common Shares

PROSPECTUS

                    , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required; however, some scholars also advocate that with any breach of duty, indemnification by the Company is not permissible), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, our articles of association provide for indemnification of the existing and former members of our board of directors, senior management, and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permit us to advance the expenses of defending any act, suit or proceeding to members of our board of directors and senior management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the Company.

We have entered into indemnification agreements with each of the members of our board of directors and senior management in the form to be filed as an exhibit to this registration statement upon the completion of this offering. We have also obtained directors’ and officers’ liability insurance to cover certain actions undertaken by our board of directors and senior management.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since February 2022, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Sections 3(a)(9) and 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act.

On December 4, 2024, we entered into a Securities Purchase Agreement, or the December SPA, with a certain accredited investor. Pursuant to the terms of the December SPA, we agreed to issue and sell to the investor in a private placement offering, 322,580 Common Shares, at a purchase price of $3.10 per Common Share for aggregate gross proceeds of approximately $1 million. The initial closing of the offering closed in the amount of $500,000, with the approval of certain items in NLS’s extraordinary general meeting on January 7, 2025, resulting in an issuance of 161,290 Common Shares to the Selling Shareholder. Pursuant to the terms of the December SPA, we further issued and sold additional securities of the Company to satisfy the anti-dilution and ratchet rights of the Selling Shareholder under a Securities Purchase Agreement entered into on October 9, 2024, or the October Debt SPA, after giving effect to the conversion price reduction of the preferred shares as a result of the Dilutive Issuances (as defined in the October Debt SPA) caused by the Company entering into the December SPA, as follows: with the approval of certain items in NLS’s extraordinary general meeting on January 7, 2025, as follows: (i) 408,871 Common Shares issuable upon the conversion of certain of the Company’s preferred participation certificates, par value CHF 0.03 per certificate, or the PPCs, pursuant to the October Debt SPA, (ii) 75,000 Common Shares issued pursuant to the October Debt SPA.

On October 9, 2024, we and certain existing warrant holders entered into warrant amendment agreements to amend those warrants issued by us to such holders, collectively, to purchase up to 105,843 Common Shares issued to such holders. The amendment makes certain adjustment to the definition of a “Fundamental Transaction” in such common warrants. In addition, we agreed to adjust the exercise price of the common warrants to CHF 0.80 and issued to such holders pre-funded warrants to purchase up to 136,648 Common Shares.

On October 9, 2024, we entered into the Equity Purchase Agreement, with certain accredited investors. Pursuant to the terms of the Equity Purchase Agreement, we agreed to issue and sell to the investors, in a private placement offering, (i) 806,452 Common Shares and (ii) or common warrants to purchase 806,452 Common Shares, at a combined purchase price of $3.97, for aggregate gross proceeds of approximately $3.2 million.

On October 9, 2024, we entered into the October Debt SPA with an accredited investor, pursuant to which in exchange for the satisfaction of our debt in the aggregate amount of $4.0 million held by the investor, we agreed to issue 806,452 newly designated convertible preferred shares, at a purchase price of $4.96 (rounded). The preferred shares contain a conversion price of $4.96 per share. The transactions contemplated by the October Debt SPA closed on October 10, 2024.

On September 16, 2024, we and a certain institutional investor entered into a warrant amendment agreement to amend those warrants issued by us to the investor, collectively, to purchase up to 172,837 Common Shares. The amendment makes certain adjustment to the definition of a “Fundamental Transaction” in such common warrants. In addition, we agreed to adjust the exercise price in such to CHF 0.80 (on a post-split basis), and agreed to issue to the investor pre-funded warrants to purchase up to 191,431 Common Shares.

On June 28, 2024, we entered into a securities purchase agreement for the issuance of 81,944 Common Shares at a purchase price of $9.60 per share. The offering closed on July 1, 2024. Investors also received unregistered warrants to purchase up to 81,944 Common Shares at an exercise price of $9.60 per share. These warrants are exercisable upon issuance and will expire five years from the date of issuance. The offering resulted in gross proceeds of $786,660. The net proceeds will be used for working capital and general corporate purposes.

H.C. Wainwright & Co., LLC served as the exclusive placement agent for the offering. We agreed to pay the placement agent a cash fee of 7.0% of the gross proceeds, a management fee of 1.0% of the gross proceeds, and $50,000 for accountable expenses. Additionally, we issued to the placement agent warrants to purchase up to 5,736 Common Shares at an exercise price of $12.00 per share. These warrants are exercisable from the date of issuance until five years from the commencement of sales in the offering.

On March 20, 2024, we entered into a securities purchase agreement providing for the issuance in a registered direct offering of 175,000 Common Shares at a purchase price of $10.00 per share that closed on March 22, 2024. In addition, the investors received unregistered warrants to purchase up to an aggregate of 87,500 Common Shares at an exercise of $10.00 per share in a concurrent private placement. The common warrants were immediately exercisable upon issuance and will expire five years following the date of issuance.

On December 13, 2022, we issued 143,678 Common Shares and pre-funded warrants to purchase 143,678 Common Shares at a purchase price of $34.80 per Common Share and $34.80 per pre-funded warrant, for aggregate gross proceeds of $10 million.

On September 30, 2022, we issued 129,870 Common Shares, at a purchase price of $30.80 per share, and warrants to purchase up to an aggregate of 64,935 Common Shares at an exercise of $28.00 per share. At the closing of the offering, our existing short-term notes, with an aggregate principal balance of $1.53 million plus all accrued interest, that were issued in August 2022, were automatically converted into 62,911 Common Shares and the holders received 7,696 Common Shares issuable upon the exercise of the short term note original warrants, at an exercise of $19.88 per share, which expire 24 months following their issuance on August 19, 2022, and warrants to purchase up to 31,455 Common Shares with an exercise price of $28.00, that are exercisable six months after their issuance and will expire five years following the date that the warrants are initially exercisable.

On April 25, 2022, we issued warrants to purchase up to an aggregate of 78,750 Common Shares at an exercise of $41.60 per share. The warrants will be exercisable six months after their issuance and will expire five and a half years following their issuance. Upon the exercise of the warrants, the Company will create the respective amount of Common Shares.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated November 4, 2024, by and between NLS Pharmaceutics, NLS Pharmaceutics (Israel Ltd.), and Kadimastem Ltd. (filed as Exhibit 99.1 to Form 6-K (File No. 001-39957) filed November 5, 2024).
2.2	Amendment to the Agreement and Plan of Merger, dated January 30, 2025, by and between NLS Pharmaceutics, NLS Pharmaceutics (Israel Ltd.), and Kadimastem Ltd. (filed as Exhibit 99.1 to Form 6-K (File No. 001-39957) filed January 31, 2025).
3.1	Amended and Restated Articles of Association of NLS Pharmaceutics Ltd. (filed as Exhibit 99.1 to Form 6-K (File No. 001-39957) filed on November 15, 2024).
5.1*	Opinion of Baker McKenzie AG, Swiss counsel to NLS Pharmaceutics Ltd.
10.1	Form of Securities Purchase Agreement, dated December 4, 2024 between NLS Pharmaceutics and the certain purchaser thereto (filed as Exhibit 99.1 to Form 6-K (File No. 001-39957) filed December 4, 2024).
10.2	Form of Debt Securities Purchase Agreement, dated October 9, 2024 by and among NLS Pharmaceutics and certain purchasers thereto (filed as Exhibit 99.3 to Form 6-K (File No. 001-39957) filed October 11, 2024).
10.3	Form of Registration Rights Agreement (equity) (filed as Exhibit 99.6 to Form 6-K (File No. 001-39957) filed October 11, 2024).
23.1*	Consent of PricewaterhouseCoopers AG.
23.2*	Consent of Baker McKenzie AG, Swiss counsel to NLS Pharmaceutics Ltd. (included in Exhibit 5.1).
23.3*	Consent of Kost Forrer Gabbay & Kasierer, a member of Ernst & Young Global.
24.1*	Power of Attorney (included on signature page).
107*	Filing fee table.

*	Filed herewith.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

i.	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland on February 4, 2025.

NLS Pharmaceutics Ltd.

By:	/s/ Alexander Zwyer
Alexander Zwyer
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

The undersigned officers and directors of NLS Pharmaceutics Ltd. hereby constitute and appoint Alexander Zwyer with full power of substitution, as our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act, this registration statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander Zwyer	Chief Executive Officer and Director	February 4, 2025
Alexander Zwyer	(Principal Executive Officer)

/s/ Nicole Fernandez–McGovern	Chief Financial Officer and Chief Operating Officer	February 4, 2025
Nicole Fernandez–McGovern	(Principal Financial and Accounting Officer)

/s/ Ronald Hafner	Chairman of the Board of Directors	February 4, 2025
Ronald Hafner

/s/ Florence Allouche Aknin	Director	February 4, 2025
Florence Allouche Aknin

/s/ Gian-Marco Rinaldi de la Cruz	Director	February 4, 2025
Gian-Marco Rinaldi de la Cruz

	Director	February 4, 2025
Audrey Greenberg

/s/ Olivier Samuel	Director	February 4, 2025
Olivier Samuel

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of NLS Pharmaceutics Ltd., has signed this registration statement on February 4, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director